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TABLE OF CONTENTS

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
EXXON MOBIL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING AND PROXY STATEMENT
April 12, 2006

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 31, 2006, at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas. The meeting will begin promptly at 9:00 a.m., Central Time. At the meeting, you will hear a report on our business and vote on the following items:

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Election of directors;

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Ratification of independent auditors;

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Thirteen shareholder proposals; and,

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Other matters if properly raised.

Only shareholders of record on April 6, 2006, or their proxy holders may vote at the meeting. Attendance at the meeting is limited to shareholders or their proxy holders and ExxonMobil's guests. Only shareholders or their valid proxy holders may address the meeting.

This booklet includes the formal notice of the meeting, the proxy statement, and financial statements. The proxy statement tells you about the agenda, procedures, and rules of conduct for the meeting. It also describes how the Board operates, gives personal information about our director candidates, and provides information about the other items of business to be conducted at the meeting.

Even if you own only a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card.

To attend the meeting in person, please follow the instructions on page 2. A live audiocast of the meeting and a report on the meeting will be available on our Web site, exxonmobil.com.

Sincerely,

Henry H. Hubble Secretary	Rex W. Tillerson Chairman of the Board

GENERAL INFORMATION

Who May Vote

Shareholders of ExxonMobil, as recorded in our stock register on April 6, 2006, may vote at the meeting.

How to Vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

How Proxies Work

ExxonMobil's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals, or abstain from voting.

If your shares are held in your name, you can vote by proxy in one of three convenient ways:

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Via Internet: Go to www.computershare.com/expressvote and follow the instructions. You will need to have your proxy card in hand. At this Web site, you can elect to access future proxy statements and annual reports via the Internet.

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By telephone: Call toll-free 1-800-652-8683 (within the continental U.S. and Canada) or 1-781-575-2300 (outside the continental U.S. and Canada), and follow the instructions. You will need to have your proxy card in hand.

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In writing: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Computershare Investment Plan account. If you own shares in the ExxonMobil Savings Plan for employees and retirees, your proxy card also covers those shares.

If you give us your signed proxy but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the ratification of the appointment of independent auditors; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

Voting Shares in the ExxonMobil Savings Plan

The trustee of the ExxonMobil Savings Plan will vote Plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. The proxy card serves to give voting instructions to the trustee.

Revoking a Proxy

You may revoke your proxy before it is voted at the meeting by:

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Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

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Notifying ExxonMobil's Secretary in writing before the meeting; or,

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Voting in person at the meeting.

Confidential Voting

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

Votes Needed

The director candidates who receive the most votes will be elected to fill the available seats on the Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes FOR or AGAINST a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority from the beneficial owner to vote on a particular proposal.

Annual Meeting Admission

Only shareholders or their proxy holders and ExxonMobil's guests may attend the meeting. For safety and security reasons, no cameras, camera phones, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the meeting. In addition, each shareholder and guest will be asked to present a valid government-issued picture identification, such as a driver's license, before being admitted to the meeting.

For registered shareholders, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 6, 2006, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under "Contact Information" on page 3.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admission counter.

Audiocast of the Annual Meeting

You are invited to visit our Web site at exxonmobil.com to hear the live audiocast of the meeting at 9:00 a.m., Central Time, on Wednesday, May 31, 2006. An archived copy of this audiocast will be available on our Web site for one year.

Conduct of the Meeting

The Chairman has broad responsibility and legal authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. Only shareholders or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year's agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. Dialogue can better be accomplished with interested parties outside the meeting and, for this purpose, we have provided a method for raising issues and contacting the non-employee directors either in writing or electronically. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders. Shareholders making comments during the meeting must do so in English so that the majority of shareholders present can understand what is being said.

Contact Information

If you have questions or need more information about the annual meeting, write to:

Mr. Henry H. Hubble
Secretary
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298

or call us at 1-972-444-1157.

For information about shares registered in your name or your Computershare Investment Plan account, call ExxonMobil Shareholder Services at 1-800-252-1800 (within the continental U.S. and Canada), 1-781-575-2058 (outside the continental U.S. and Canada), or access your account via the Web site at computershare.com/exxonmobil. We also invite you to visit ExxonMobil's Web site at exxonmobil.com. Web site materials are not part of this proxy solicitation.

BOARD OF DIRECTORS

The Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

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Overseeing the management of the Company on your behalf;

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Reviewing ExxonMobil's long-term strategic plans;

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Exercising direct decision-making authority in key areas, such as declaring dividends;

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Selecting the CEO and evaluating the CEO's performance; and,

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Reviewing development and succession plans for ExxonMobil's top executives.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set out the Board's position on a number of governance issues. A copy of our current Corporate Governance Guidelines is posted on the Corporate Governance section, listed under Investor Information, of our Web site. They are also available to any shareholder on request to the Secretary at the address given under "Contact Information" above.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board consist of independent directors. In general, the Guidelines require that an independent director must have no material relationship with ExxonMobil, directly or indirectly, except as a director. The Board determines independence on the basis of the standards specified by the New York Stock Exchange (NYSE) and other facts and circumstances the Board considers relevant.

Subject to some exceptions and transition provisions, the NYSE standards generally provide that a director will not be independent if: (1) the director is, or in the past three years has been, an employee of ExxonMobil; or a member of the director's immediate family is, or in the past three years has been, an executive officer of ExxonMobil; (2) the director or a member of the director's immediate family has received more than $100,000 per year in direct compensation from ExxonMobil other than for service as a director; (3) the director or a member of the director's immediate family currently is a partner of PricewaterhouseCoopers LLP (PwC), our independent auditors; or an employee in PwC's audit, assurance, or tax compliance practices; or within the past three years has been a PwC partner or employee who worked on ExxonMobil's audit; (4) the director or a member of the director's immediate family is, or in the past three years has been, employed as an executive officer of a company where an ExxonMobil executive officer serves on the compensation committee; or, (5) the director or a member of the director's immediate family is an executive officer of a company that makes payments to, or receives payments from, ExxonMobil in an amount which, in any 12-month period during the past three years, exceeds the greater of $1 million or 2 percent of that other company's consolidated gross revenues.

The Board has reviewed business and charitable relationships between ExxonMobil and each non-employee director to determine compliance with the NYSE standards described above and to evaluate whether there are any other facts or circumstances that might impair a director's independence including the matters described on page 10 under "Director and Officer Relationships." Based on that review, the Board has determined that all non-employee directors are independent.

Term of Office; Mandatory Retirement

All ExxonMobil directors stand for election at the annual meeting. Non-employee directors cannot stand for election after they have reached age 72.

Board Meetings and Attendance

The Board met 12 times in 2005. ExxonMobil's directors, on average, attended approximately 93 percent of Board and committee meetings during 2005.

Executive Sessions

ExxonMobil's non-employee directors held eight executive sessions in 2005. Normally, the Chair of the Board Affairs Committee and the Chair of the Compensation Committee preside at executive sessions on a rotational basis, but the non-employee directors may, in light of the subject matter under discussion, select another presiding director for a particular session.

Annual Meeting Attendance

As specified in our Corporate Governance Guidelines, it is ExxonMobil's policy that directors should make every effort to attend the annual meeting of shareholders. All directors attended last year's meeting except for Mr. Palmisano who became a director in January 2006.

Code of Ethics and Business Conduct

The Board maintains policies and procedures (which we refer to in this proxy statement as our Code) that represent both the code of ethics for the principal executive officer, principal financial officer, and principal accounting officer under Securities and Exchange Commission (SEC) rules, and the code of business conduct and ethics for directors, officers, and employees under NYSE listing standards. The Code applies to all directors, officers, and employees.

The Code is posted on our Web site and is available free of charge on request to the Secretary at the address given under "Contact Information" on page 3. The Code is also included as an exhibit to our Annual Report on Form 10-K. Any amendment of the Code will be promptly posted on our Web site.

The Board Affairs Committee will review any issues under the Code involving an executive officer or director and will report its findings to the Board. The Board does not envision that any waiver of the Code will be granted, but should a waiver occur for an executive officer or director, it will also be promptly disclosed on our Web site.

Director Selection

The Board Affairs Committee has adopted Guidelines for the Selection of Non-Employee Directors that describe the qualifications the Committee looks for in director candidates. The Guidelines are posted on our Web site and are available free of charge on request to the Secretary at the address given under "Contact Information" on page 3.

In general, the Guidelines provide that candidates for non-employee director of ExxonMobil should be individuals who have achieved prominence in their fields, with experience and demonstrated expertise in managing large, relatively complex organizations, and/or, in a professional or scientific capacity, be accustomed to dealing with complex situations preferably with worldwide scope.

A substantial majority of the Board must meet the independence standards described in the Corporation's Corporate Governance Guidelines, and all candidates must be free from any relationship with management or the Corporation that would interfere with the exercise of independent judgment. Candidates should be committed to representing the interests of all shareholders and not any particular constituency.

The Board believes a director should be able to serve for at least several years. Candidates should bring integrity, insight, energy, and analytical skills to Board deliberations, and must have a commitment to devote the necessary time and attention to oversee the affairs of a corporation as large and complex as ExxonMobil. ExxonMobil recognizes that the strength and effectiveness of the Board reflect the balance, experience, and diversity of the individual directors; their commitment; and importantly, the ability of directors to work effectively as a group in carrying out their responsibilities. ExxonMobil seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation. The Board must include members with particular experience required for service on key Board committees, as described in the committee charters on our Web site.

The Committee identifies director candidates primarily through recommendations made by the non-employee directors. These recommendations are developed based on the directors' own knowledge and experience in a variety of fields, and research conducted by ExxonMobil staff at the Committee's direction. The Committee also considers recommendations made by the employee directors, shareholders, and others, including search firms. The Committee has the authority to engage consultants to help identify or evaluate potential director nominees but has not done so recently. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the Guidelines.

Shareholders may send recommendations for director candidates to the Secretary at the address given under "Contact Information" on page 3. A submission recommending a candidate should include:

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Sufficient biographical information to allow the Committee to evaluate the candidate in light of the Guidelines;

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Information concerning any relationship between the candidate and the shareholder recommending the candidate; and,

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Material indicating the willingness of the candidate to serve if nominated and elected.

Communications with Directors

The Board Affairs Committee has approved and implemented procedures for shareholders and other interested persons to send communications to individual directors or the non-employee directors as a group.

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Written communications: Written correspondence should be addressed to the director or directors in care of the Secretary at the address given under "Contact Information" on page 3. All correspondence will either be forwarded to the intended recipient and to the Chair of the Board Affairs Committee, as appropriate, or held for review at the next regular Board meeting. A log of all correspondence addressed to the directors will also be kept for periodic review by the Board Affairs Committee and any other interested director.

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Electronic communications: You may also send e-mail to individual non-employee directors or the non-employee directors as a group by using the form provided for that purpose on our Web site. These communications are sent directly to the specified director's electronic mailbox. E-mail can be viewed by staff of the Office of the Secretary, but can only be deleted by the director to whom it is addressed. More information about our procedures for handling communications to non-employee directors is posted on our Web site.

Additional Information

The Corporate Governance section of our Web site contains additional information, including our Certificate of Incorporation and By-Laws, written charters for each Board committee, and Board policy statements.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors has nominated the director candidates named on the following pages. Personal information on each of our nominees is also provided. All of our nominees currently serve as ExxonMobil directors. Messrs. S.J. Palmisano and J.S. Simon were elected by the Board in January 2006. The recommendation of Mr. Palmisano was made by the incumbent non-employee directors on the Board Affairs Committee. Mr. Simon also serves as Senior Vice President of the Corporation. Mr. Lee R. Raymond elected to resign as director effective December 31, 2005, and is not standing for election.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following candidates:

Michael J. Boskin Age 60 Director since 1996

Principal Occupation: T.M. Friedman Professor of Economics and Senior Fellow, Hoover Institution, Stanford University

 Recent Business Experience: Dr. Boskin is also a Research Associate, National Bureau of Economic Research, and serves on the Commerce Department's Advisory Committee on the National Income and Product Accounts. He is Chief Executive Officer and President of Boskin & Co., an economic consulting company.

Public Company Directorships: Oracle Corporation; Shinsei Bank; Vodafone Group

William W. George Age 63 Director since 2005

Principal Occupation: Professor of Management Practice, Harvard University

 Recent Business Experience: Mr. George was elected Chairman of Medtronic in 1996, retired in 2002; Chief Executive Officer in 1991; and President and Chief Operating Officer in 1989. He is also currently the Chairman of The Global Center for Leadership and Business Ethics.

Public Company Directorships: Goldman Sachs, Novartis AG

James R. Houghton Age 70 Director since 1994

Principal Occupation: Chairman of the Board, Corning Incorporated

 Recent Business Experience: Mr. Houghton resumed his role as Chairman and Chief Executive Officer of Corning Incorporated in 2002, and relinquished the role of CEO in 2005. He served as non-executive Chairman in 2001-2002 and Chairman Emeritus from 1996-2001. He was elected Chairman and Chief Executive Officer of Corning Incorporated in 1983, retired in 1996.

Public Company Directorships: Corning Incorporated; MetLife

William R. Howell Age 70 Director since 1982

Principal Occupation: Chairman Emeritus, J.C. Penney Company

 Recent Business Experience: Mr. Howell was elected Chairman and Chief Executive Officer of J.C. Penney Company in 1983, retired in 1997.

Public Company Directorships: American Electric Power; Halliburton; Pfizer; The Williams Companies; Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas (non-public, wholly owned subsidiaries of Deutsche Bank AG)

Reatha Clark King Age 68 Director since 1997

Principal Occupation: Former Chairman, Board of Trustees, General Mills Foundation

 Recent Business Experience: Elected Chairman, Board of Trustees, General Mills Foundation in 2002, retired in 2003; President and Executive Director, General Mills Foundation, and Vice President, General Mills, Inc. from 1988-2002. Prior to joining the General Mills Foundation, Dr. King held a variety of positions in chemical research, education, and academic administration.

Public Company Directorships: Wells Fargo & Company; Lenox Group

Philip E. Lippincott Age 70 Director since 1986

Principal Occupation: Retired Chairman of the Board and Chief Executive Officer, Scott Paper Company; Retired Chairman of the Board, Campbell Soup Company

 Recent Business Experience: Mr. Lippincott was elected Chairman of Campbell Soup Company in 1999, retired in 2001. He was elected Chairman and Chief Executive Officer of Scott Paper Company in 1983, retired in 1994; elected Chief Executive Officer in 1982; and Director in 1978.

Public Company Directorships: Campbell Soup Company; Penn Mutual Life Insurance Company

Henry A. McKinnell, Jr. Age 63 Director since 2002

Principal Occupation: Chairman of the Board and Chief Executive Officer, Pfizer

 Recent Business Experience: Elected Chairman and Chief Executive Officer of Pfizer in 2001; President and Chief Operating Officer in 1999; and Executive Vice President in 1992. Dr. McKinnell also served as President of Pfizer Pharmaceuticals Group from 1997-2001.

Public Company Directorships: Pfizer; Moody's Corporation

Marilyn Carlson Nelson Age 66 Director since 1991

Principal Occupation: Chairman of the Board and Chief Executive Officer, Carlson Companies

 Recent Business Experience: Mrs. Nelson has held a number of management positions at Carlson Companies including Senior Vice President, President and Chief Operating Officer, and Vice Chair.

Company Directorships: Carlson Companies

Samuel J. Palmisano Age 54 Director since 2006

Principal Occupation: Chairman of the Board, President and Chief Executive Officer, IBM Corporation

 Recent Business Experience: Elected Chairman, President and Chief Executive Officer of IBM in 2003. Mr. Palmisano also served as President, Senior Vice President and Group Executive for IBM's Enterprise Systems Group, IBM Global Services, and IBM's Personal Systems Group.

Public Company Directorships: IBM Corporation

Walter V. Shipley Age 70 Director since 1998

Principal Occupation: Retired Chairman of the Board, The Chase Manhattan Corporation and The Chase Manhattan Bank

 Recent Business Experience: Mr. Shipley was elected Chairman and Chief Executive Officer of Chase Manhattan upon its merger with Chemical Bank in 1996, retired in 1999. He was elected Chairman and Chief Executive Officer of Chemical Bank in 1983; President and Director in 1982; and Senior Executive Vice President in 1979.

Public Company Directorships: Verizon Communications; Wyeth

J. Stephen Simon Age 62 Director since 2006

Principal Occupation: Senior Vice President, Exxon Mobil Corporation

 Recent Business Experience: Elected Director of ExxonMobil in 2006; Senior Vice President in 2004; and Vice President in 1999. Mr. Simon has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1967, including President, ExxonMobil Refining & Supply Company; Executive Vice President, Exxon Company, International; and President, Esso Italiana.

Public Company Directorships: None

Rex W. Tillerson Age 54 Director since 2004

Principal Occupation: Chairman of the Board and Chief Executive Officer, Exxon Mobil Corporation

 Recent Business Experience: Elected Chairman and Chief Executive Officer of ExxonMobil effective January 1, 2006; President and Director in 2004; and Senior Vice President in 2001. Mr. Tillerson has held a variety of management positions in domestic and foreign operations since joining the Exxon organization in 1975, including President, Exxon Yemen Inc. and Esso Exploration and Production Khorat Inc.; Vice President, Exxon Ventures (CIS) Inc.; President, Exxon Neftegas Limited; and Executive Vice President, ExxonMobil Development Company.

Public Company Directorships: None

Director and Officer Relationships

ExxonMobil and its affiliates have business relationships involving the purchase or sale of goods or services in the ordinary course of business with companies for which our non-employee directors serve as executives. In no case does any director have an interest in these transactions other than in his or her capacity as an executive of the other corporation, and in all cases such purchases or sales in 2005 were less than 1 percent of the other company's 2004 revenues. The Board believes that these relationships are not directly or indirectly material to the director or ExxonMobil.

ExxonMobil and its subsidiaries have over 83 thousand employees around the world and some of these employees are related by birth or marriage. At present, three executive officers have family members who are also employed by the Corporation. No ExxonMobil employee receives preferential treatment by reason of his or her relationship to an executive officer, and we do not consider specific information concerning these relationships to be material by any reasonable standard.

DIRECTOR COMPENSATION

The table below shows the total compensation paid in 2005 to each of our current non-employee directors (excluding Mr. Palmisano who was elected in January 2006).

Director	Annual Base Fee ($)	Committee Fees ($)	Restricted Stock Awards(1) ($)	Restricted Stock Dividends(2) ($)	Total ($)
Dr. Boskin	75,000	31,000	200,360	41,382	347,742
Mr. George	45,124	14,439	445,440	4,640	509,643
Mr. Houghton	75,000	48,000	200,360	43,206	366,566
Mr. Howell	75,000	48,000	200,360	47,766	371,126
Dr. King	75,000	38,000	200,360	40,014	353,374
Mr. Lippincott	75,000	28,212	200,360	47,766	351,338
Dr. McKinnell	75,000	31,000	200,360	20,976	327,336
Mrs. Nelson	75,000	31,000	200,360	45,942	352,302
Mr. Shipley	75,000	38,000	200,360	38,646	352,006
(1)
The value shown is the number of restricted shares granted in 2005 times the closing price of ExxonMobil stock on the day of grant. The value given does not reflect a reduction for the fact that the shares are subject to restrictions on transfer and potential forfeiture in case the director leaves the Board before reaching mandatory retirement age. Each non-employee director received 4,000 restricted shares except for Mr. George, who received a one-time grant of 8,000 restricted shares as a new non-employee director.

(2)
Represents the aggregate cash dividends paid on all restricted stock held by the director during 2005.

ExxonMobil employees receive no extra pay for serving as directors. Non-employee directors receive compensation consisting of cash and restricted stock. The base fee is $75,000 a year. We also pay members of the Audit and Compensation Committees a fee of $15,000 per year, and an additional fee of $10,000 per year to the Chairs of those Committees. For other Committees, non-employee directors receive $8,000 per year for each Committee on which they serve, and the Chairs receive an additional fee of $7,000 per year. No fees are paid to members of the Executive Committee. Non-employee directors are reimbursed for actual expenses to attend meetings.

Non-employee directors may elect to defer all or part of these fees either into ExxonMobil stock equivalents with dividends or into a deferred account that earns interest at the prime rate. Deferred fees are payable in one to five annual installments after the director leaves the Board.

In addition to the fees described above, we pay a significant portion of director compensation in stock. At present, each incumbent non-employee director receives an annual award of 4,000 shares of restricted stock. Each new non-employee director receives a one-time grant of 8,000 shares of restricted stock upon first being elected to the Board. While on the Board, the non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the Board early.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation's Educational and Cultural Matching Gift Programs under the same terms as the Company's U.S. employees.

BOARD COMMITTEES

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Only non-employee directors may serve on the Audit, Compensation, Board Affairs, Contributions, and Public Issues Committees. Each Committee has a written charter. The charters are posted on our Web site and are available free of charge on request to the Secretary at the address given under "Contact Information" on page 3.

The table below shows the current membership of each Board committee and the number of meetings each Committee held in 2005.

Director	Audit	Compensation	Board Affairs	Contributions	Finance	Public Issues	Executive(1)
Dr. Boskin			•		•	C
Mr. George			•	•		•
Mr. Houghton	C	•			•		•
Mr. Howell	•	C		•			•
Dr. King	•	•		•
Mr. Lippincott	•		•		•		•
Dr. McKinnell	•		•			•
Mrs. Nelson				C	•	•	•
Mr. Palmisano(2)		•		•	•
Mr. Shipley		•	C			•
Mr. Tillerson					C		C

2005 Meetings	11	9	6	3	1	3	1

C = Chair
•  = Member
(1)  Other directors serve as alternate members on a rotational basis.
(2)  Mr. Palmisano was elected to the Board in January 2006.

Audit Committee

The Audit Committee met 11 times during 2005. The Committee oversees accounting and internal control matters. Its responsibilities include appointing the independent auditors to audit ExxonMobil's financial statements. The Committee's report on its activities for the fiscal year 2005 is on page 29. The Committee's policy and procedures for pre-approving fees paid to the independent auditors are set forth on pages 30 through 32 and are posted on our Web site. Fees paid for 2005 and 2004 are provided on pages 32 through 34. The Committee's charter is attached as Appendix B to this proxy statement.

The Board has determined that all members of the Committee are independent within the meaning of both the SEC rules and the NYSE listing standards. The Board has further determined that all members are financially literate within the meaning of the NYSE standards, and Mr. Houghton, Mr. Howell, Mr. Lippincott and Dr. McKinnell are "audit committee financial experts" as defined in the SEC rules.

Compensation Committee

The Compensation Committee met nine times during 2005. The Committee oversees compensation for ExxonMobil's senior executives, including their salary, bonus, and incentive awards. The Committee also reviews succession plans for key executive positions. The Committee's report on executive compensation starts on page 14. The Board has determined that all members of the Committee are independent within the meaning of the NYSE listing standards.

Board Affairs Committee

The Board Affairs Committee met six times during 2005. The Committee recommends director candidates, reviews non-employee director compensation, and reviews other corporate governance practices, including the Corporate Governance Guidelines available on our Web site. The Board has determined that all members of the Committee are independent within the meaning of the NYSE listing standards.

Advisory Committee on Contributions

The Advisory Committee on Contributions met three times during 2005. The Committee reviews the level of ExxonMobil's support for education and other public service programs, including the Company's contributions to the ExxonMobil Foundation. The Foundation works to improve the quality of education in America at all levels, with special emphasis on math and science. The Foundation also supports the Company's other cultural and public service giving. The Board has determined that all members of the Committee are independent within the meaning of the NYSE listing standards.

Finance Committee

The Finance Committee met one time during 2005. The Committee reviews ExxonMobil's financial policies and strategies, including our capital structure, and authorizes the issuance of corporate debt within limits set by the Board.

Public Issues Committee

The Public Issues Committee met three times during 2005. The Committee reviews the effectiveness of the Corporation's policies, programs, and practices on safety, health, the environment, and social responsibility. The Committee hears reports from operating units on safety and environmental activities. The Committee also visits operating sites to observe and comment on current operating practices. The Board has determined that all members of the Committee are independent within the meaning of the NYSE listing standards.

Executive Committee

The Executive Committee met one time during 2005. The Committee has broad power to act on behalf of the Board. In practice, the Committee meets only when it is impractical to call a meeting of the full Board.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show the number of ExxonMobil common stock shares each executive named in the Summary Compensation Table on page 20 and each non-employee director owned on February 28, 2006. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.13 percent of the outstanding shares.

Named Executive Officer	Shares Owned		Shares Covered by Exercisable Options
Lee R. Raymond	3,655,038	(1)	4,100,000
Rex W. Tillerson	576,570	(2)	464,545
Edward G. Galante	550,809		520,939
Stuart R. McGill	723,149	(3)	746,687
J. Stephen Simon	531,899	(4)	704,083

(1)
Includes 325 shares owned by spouse.
(2)
Includes 1,725 shares owned by dependent child.
(3)
Includes 3,200 shares owned by spouse.
(4)
Includes 12,235 shares jointly owned with spouse.

Non-Employee Director	Shares Owned
Michael J. Boskin	40,300
William W. George	52,000	(1)
James R. Houghton	48,900	(2)
William R. Howell	46,700	(3)
Reatha Clark King	41,904	(4)
Philip E. Lippincott	49,900
Henry A. McKinnell, Jr.	32,400
Marilyn Carlson Nelson	62,828	(5)
Samuel J. Palmisano	8,000
Walter V. Shipley	40,540

(1)
Includes 10,000 shares held as co-trustee of family foundation.
(2)
Includes 5,000 shares owned by spouse.
(3)
Includes 5,400 restricted shares held as constructive trustee for former spouse.
(4)
Includes 1,000 shares owned by spouse.
(5)
Includes 18,528 shares held as co-trustee of family trusts.

On February 28, 2006, ExxonMobil's directors and executive officers (28 people) together owned 9,800,576 shares of ExxonMobil stock and 11,092,286 shares covered by exercisable options, representing about 0.34 percent of the outstanding shares.

COMPENSATION COMMITTEE REPORT

This report by the Compensation Committee will focus on the following:

•
The objectives of the executive compensation program at ExxonMobil, including an explanation of the behaviors and results the program is designed to encourage and reward.

•
A description of all elements of the compensation program from current cash compensation to the value of future retirement benefits.

•
An explanation of the reasons why the Compensation Committee has selected these elements of compensation as the best way to achieve our stated objectives.

•
How the Committee determines the amount of each element.

Objectives of the Compensation Program

The Company's executive compensation program is designed with the following primary objectives:

•
Reinforce the relationship between strong individual performance of executives and business results.

•
Attract, develop, and retain the best executive talent across all industries, and align the interests of our executives with those of shareholders.

•
Recognize the long investment lead times in our industry, which can exceed 10 years, depending on the nature of the projects in which we are involved.

•
Given the long investment lead times in the business, reinforce a career orientation of employment coupled with a strong culture of superior performance among our executives.

•
Foster a clear understanding among our executives that how we conduct our business is more important than short-term results; the compensation program reinforces that ethics, integrity, safety, and our role in the communities in which we do business are key elements of individual performance measurement.

Background

Compensation is part of a fully integrated system of multiple programs, which include:

•
The performance assessment and ranking process;

•
Compensation and other benefit programs; and,

•
Executive development and succession planning.

The performance assessment process is the integrating factor in this system, thus it warrants a brief explanation before discussing the elements of compensation.

Performance Assessment Process

Each executive is assessed annually through a well-defined process in which all executives worldwide are ranked against other executives with comparable responsibilities. The assessment of individual performance and ranking takes into account results and the means through which those results are achieved. Results include the achievement of financial and operating objectives identified for all executives at the beginning of each performance period. These objectives can vary depending on the business function in which the executive works. Ranking results are translated into salary and other compensation targets to create a wide differentiation in pay between the lowest and highest performers. This performance assessment process applies to over 45,000 managers and professionals worldwide (including over 1,700 executives). The process takes about three months to complete in over 80 countries and across several business and staff functions. Assessments of executive career potential are conducted concurrently and implemented through a consistently applied, single process. The results of these processes are also primary inputs to the executive development process which is described later in this report.

Compensation and Benefits: Elements of Compensation Selected to Achieve Objectives

This section of the report describes the elements of compensation and benefits, why they were selected, and how the amounts of each element are determined.

Base Salary

Salaries provide executives with a base level of monthly income. The salary program helps achieve the objectives outlined above by attracting and retaining strong talent. The amount of annual salary an individual executive receives is based on the results of the performance assessment and ranking process. As described, salaries vary between the highest and lowest-rated performers by a wide margin. This differentiation in salary helps reward continuous improvement in individual performance and key business indicators. Performance-based salaries also affect the level of retirement benefits, since salary is typically included in retirement-benefit formulas in most countries.

The competition for high-caliber executives extends beyond the oil industry. Therefore, we compare our salary structure with the largest multinational companies and integrated oil companies. Because ExxonMobil is significantly larger and more diverse than most of the other comparison companies, we do not target an exact percentile at which to align salaries. We focus on a broader and more flexible target, generally a wide range around the 50th percentile. This allows us to respond better to changing business conditions, manage salaries more evenly over a career, and minimize the potential for automatic ratcheting-up of salaries that could occur with an inflexible and narrow competitive target among benchmarked companies. This orientation also provides more flexibility to differentiate salaries to reflect a range of experience and performance levels among executives.

Short-Term Cash Awards

Short-term awards are designed to help achieve the objectives of the compensation program and may vary significantly year-over-year, versus other forms of compensation. Short-term awards help stress that results and contributions in any year affect future years.

Short-term incentive awards consist of cash bonuses and earnings bonus units. (See page 23 for a description of the terms of earnings bonus units.) Cash bonuses are granted to executives to reward their contributions to the business during the past year. Earnings bonus units are granted as incentives for posting strong, mid-term corporate performance.

Cash awards and earnings bonus units are granted once a year and are based on two factors. First, the size of the annual bonus pool (including cash and earnings bonus units) is based on the annual earnings performance of the Company and other factors. Second, the size of individual awards within the bonus pool is differentiated significantly among participants based on individual performance assessments, as well as level of responsibility. Only about 60 percent of executives are eligible for annual cash and earnings bonus unit grants each year, depending on their level of individual performance.

The Committee establishes a ceiling each year for cash bonuses and earnings bonus units. The combined ceiling for 2005 was $214 million. This ceiling was increased from the 2004 level by about

16 percent. In reaching this decision, the Committee considered several factors. These included the record-setting financial performance of the Company in 2005, demonstrated by a 43 percent increase in net income over 2004; strong operating performance in our business; strengthening of our worldwide competitive position; and progress toward long-range strategic goals, which include objectives in the areas of safety, health, and environment. The Committee does not give specific weights to these measures, nor is a particular formula applied. The entire amount was granted in awards to approximately 1,300 employees.

In 2005, approximately one-half of executive short-term award value was in the form of earnings bonus units. Cumulative earnings of $3.75 per share are required for each earnings bonus unit granted in 2005 to pay out in full, which is an increase from $3.25 in 2004. Payout occurs on the third anniversary of the grant up to the cumulative earnings per share at that time, or when the maximum settlement value of $3.75 per unit is reached, if earlier. An individual earnings bonus unit award may be forfeited before it is settled if the executive leaves the Company before the standard retirement age, or engages in activity that is detrimental to the Company. Detrimental activity could include a violation of the Company's code of ethics.

It is important to note that tax assistance is not provided by the Company for either short-term awards or the long-term awards discussed below.

Long-Term, Stock-Based Awards

Restricted stock forms the basis of awards under this program, which is referred to as the Long Term Incentive Program. It is intended to help achieve the objectives of the compensation program, including the retention of high-performing and experienced talent, a career orientation, and strong alignment with the interests of shareholders. To help achieve these objectives, the program includes some of the longest holding restrictions in corporate America, as described in more detail below. These restrictions ensure that the value received by executives depends on strong performance of the Company over a very long time period.

The petroleum business requires long-term, capital-intensive investments. These investments often take many years to generate returns to shareholders. The Long Term Incentive Program is intended to emphasize the need for executives to maintain a focus on the long-range, strategic goals of the business. It balances the emphasis on long-term versus short-term business objectives, and reinforces that one should not be achieved at the expense of the other. Long-term incentive awards also facilitate the development and retention of strong management through share ownership and recognition of future performance. Long-term incentives have less year-to-year variability due to these design considerations and the nature of the Company's business.

Alignment with shareholder interests is reflected in current stock ownership among senior executives, the value of which ranges from 27 to 51 times base salary for the named executive officers, and from 13 to 35 times for the other officers of the Company. These levels of ownership far exceed common practice across industries in the U.S., and they reflect a significant personal investment in the Company by the same executives responsible for determining the future success of the organization and the return to shareholders.

The minimum restricted period for restricted stock is three years. For most recipients, 50 percent of each grant is subject to a three-year restricted period, and the balance of the grant is subject to a seven-year restricted period. However, for our most senior executives, significantly longer restricted periods apply. Specifically, 50 percent of each grant to the most senior executives is subject to a five-year restricted period and the balance of each grant is restricted for 10 years or until retirement, whichever is later. Page 21 provides more information on the terms of our restricted stock, but three key points should receive further emphasis:

•
For senior executives, at least half the total amount of restricted stock may not be sold or transferred until after the executive retires.

•
The restricted period for restricted stock awards is not subject to acceleration. In many cases, shares remain restricted for years after an executive retires.

•
Restricted stock is subject to forfeiture if an executive leaves the Company before standard retirement time. Restricted stock may also be forfeited if an executive engages in activity that is detrimental to the interests of the Company, even if such activity occurs after retirement.

Restricted stock awards must be sufficient in size to provide a strong, long-term performance and retention incentive for executives, and to increase their vested interest in the Company. The number of restricted shares granted to executive officers is based on Company results and individual performance assessments. The number of shares held by an executive is not a factor that is used in determining subsequent grants. We believe that annual grants at a competitive level, along with significant vesting requirements, are the most effective method of reinforcing the long-term nature of our business. In addition, annual grants of stock, rather than cash, reinforce ownership levels and alignment with shareholder interests.

The total number of shares granted under this approach is substantially less than the number that would be required under an option program designed to deliver equivalent levels of compensation. However, the alternative of using options is retained under the 2003 Incentive Program approved by shareholders.

In administering the Long Term Incentive Program, we are sensitive to the potential for dilution of future earnings per share. For this reason and because of other compensation design considerations, we do not administer a broad-based stock program. Instead, we focus the program on employees who will have the greatest impact on the strategic direction and long-term results of the Company by virtue of their senior roles and responsibilities. Restricted stock awards were granted to executive officers and just over 5,000 other select employees in 2005, or about six percent of total employees. The resulting level of share utilization in the Long Term Incentive Program is substantially less than share usage at other large, multinational companies of similar scope and size.

Pension and Savings Plans

Senior executives participate in the same pension and savings plans as other eligible employees. These include qualified and non-qualified defined contribution and defined benefit plans. The plans are designed in combination to provide an appropriate level of replacement income upon retirement. The defined benefit pension plan also provides an incentive for a long-term career with the Company which is a key business objective. This is accomplished through a formula that delivers the highest benefit accumulation at later career stages. Like all other forms of compensation, the level of retirement benefit is determined by individual performance assessments throughout a career, since individual performance determines the level of compensation, which is an integral component of savings and pension benefit formulas. The value of company contributions to the savings plan is included in the Summary Compensation Table. To supplement the required Pension Plan Table, we provide a complete estimate of pension plan benefits for the Named Executive Officers on page 25.

A key, related principle at work throughout these compensation and benefit programs is commonality of program application to executives. In most countries, including the U.S., senior executives and lower-level executives are eligible to participate in the same compensation, retirement, and benefit programs.

Executive Development, Succession Planning, and Continuity of Leadership

This process is the third part of the integrated system described above. It warrants a brief summary in this report to complete the full picture of how rigorous performance assessments lie at the center of this integrated system, which is critical to the long-term success of our Company.

The executive development process ensures continuity of leadership over the long term, and it forms the basis on which the Company makes ongoing executive assignments. The executive development process is a key success factor in managing the long investment lead times of our business. Through the integration of the performance assessment and executive development processes, position assignments are based on the most qualified and ready executives. The future leaders of the Company are developed through these carefully selected assignments.

Through a common system of measuring executive performance and applying it to our executive development and succession planning process, we reinforce common standards and values. Shareholders benefit from assignments throughout the Company of executives who understand the Company's underlying core values and high standards. The performance assessment of all managers in the Company is determined, in part, on how well they implement the executive development process. A career orientation and the culture of promotion-from-within are key fundamentals that underpin and help sustain the process. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

CEO Compensation

Within the framework described above, the Committee determines the salary and bonus of the CEO based on leadership, the execution of business plans, and strategic results. Key considerations include long-term returns on capital, growth in earnings per share, and the operating results of the business, which include the achievement of safety, health, and environmental objectives. The size and complexity of the business, and the CEO's experience are also key factors. As explained earlier, the Committee does not use narrow, quantitative measures or formulas in determining compensation levels.

The restricted stock granted to Mr. Raymond in 2005 recognizes his outstanding leadership of the business, continued strengthening of our worldwide competitive position, and continuing progress toward achieving long-range strategic goals. Like the other most senior executives, 50 percent of Mr. Raymond's stock grant in 2005 will be restricted for five years and the remaining 50 percent will be restricted for 10 years or retirement, whichever is later. These restrictions are not accelerated upon retirement, and a significant number of Mr. Raymond's shares will therefore remain restricted for a period ranging from one to over nine years after his retirement.

The value of Mr. Raymond's pension on page 25 reflects the accrual of pension credits earned over more than 40 years of service. The value realized on stock option exercises shown on page 23 reflects the value of grants issued in prior years as early as 1996. The Compensation Committee has not granted any stock options to Mr. Raymond since 2001.

The Committee believes Mr. Raymond's total compensation is appropriately positioned relative to CEOs of U.S.-based, integrated oil companies and other major U.S.-based corporations, particularly in view of the long-term performance of the Company and the substantial experience and expertise that Mr. Raymond has brought to the job. Mr. Raymond had over 12 years of service as CEO of the Company at year-end 2005.

As previously announced, Mr. Raymond resigned as Chairman at the end of 2005, and the Board has elected Rex W. Tillerson to succeed Mr. Raymond. Mr. Tillerson's compensation has been and will be determined by the Committee in accordance with the long-standing and successful principles described in this report. Information on Mr. Tillerson's compensation for 2005, during which he served as President of the Corporation, is set forth in the compensation tables.

U.S. Income Tax Limits on Deductibility

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets Internal Revenue Service requirements is not subject to this limit. The short-term awards and restricted stock grants described above are designed to meet these requirements so that ExxonMobil can continue to deduct the related expenses. Specifically, the shareholders have approved the material terms of performance goals for awards to the top executives. These material terms limit short-term and long-term awards to these executives to 0.2 and 0.5 percent of operating net income, respectively. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

Salaries for senior executives may be set at levels that exceed the U.S. income tax law limitation on deductibility. While the Company seeks to take advantage of favorable tax treatment for executive compensation where appropriate, the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent rather than the U.S. tax code.

Role of the Compensation Committee

The Compensation Committee reviews all compensation paid or awarded to senior executives and approves the salary and incentive awards of the CEO and other top executives. The Committee is made up solely of non-employee directors who do not participate in the ExxonMobil Compensation and Benefit Programs described above. The Committee utilizes the expertise of an external consultant, whom it retains and meets with during the year, to provide insight into compensation trends and issues. The consultant also provides a perspective on the structure and competitive standing of the ExxonMobil compensation program for executives.

Summary

ExxonMobil continues to have an appropriate and competitive executive compensation program, which has served the Company and shareholders well. The program is part of a fully-integrated, performance-based system that provides a balanced and stable foundation for strong and effective leadership going forward.

William R. Howell, Chair James R. Houghton Reatha Clark King	Samuel J. Palmisano Walter V. Shipley

EXECUTIVE COMPENSATION TABLES

The following tables show the compensation of ExxonMobil's Chairman and the four other most highly paid executives in 2005. See the Compensation Committee Report beginning on page 14 for an explanation of our compensation philosophy.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(a)	Restricted Stock Award(s) ($)(b)	Shares Underlying Options (#)	LTIP Payouts ($)(c)		All Other Compensation ($)(d)
L. R. Raymond Chairman and CEO(e) (Resigned – 12/31/05)	2005 2004 2003	4,000,000 3,600,000 3,250,000	4,900,500 3,920,500 3,564,000	210,800 177,610 159,392	32,087,000 28,000,500 17,910,000	0 0 0	7,484,508 2,160,000 2,700,000		240,000 216,000 277,550
R. W. Tillerson President and Director(e)(f)	2005 2004 2003	1,166,667 958,333 691,667	1,250,000 1,000,000 726,000	72,269 101,238 20,502	8,751,000 6,720,120 3,832,740	0 0 0	1,726,025 440,010 399,990		72,100 59,550 43,500
E. G. Galante Senior Vice President (Retired – 2/1/06)	2005 2004 2003	867,500 783,333 691,667	1,000,000 800,000 726,000	24,076 23,579 131,418	6,884,120 6,007,380 3,832,740	0 0 0	1,526,020 440,010 399,990		56,980 57,523 51,136
S. R. McGill Senior Vice President	2005 2004 2003	852,500 762,500 725,000	1,000,000 800,000 628,700	38,610 17,748 20,717	6,242,380 5,447,370 2,629,188	0 0 0	1,428,670 326,010 407,490		80,020 71,956 68,468
J. S. Simon Senior Vice President and Director(e)	2005 2004 2003	874,167 810,417 740,000	1,000,000 691,400 628,700	14,160 15,750 13,963	6,242,380 4,622,628 2,629,188	0 0 0	1,320,023 326,010 407,490	(g) (g) (g)	124,093 113,260 81,821
(a)
This column shows the cost to the Company of club memberships, financial planning services, and tax assistance provided to the named executives, as well as the incremental cost of each executive's personal use of company aircraft and properties. The column shows the full amounts of these included items and does not rely on SEC rules that currently allow companies not to disclose the first $50,000 of perquisite costs. This column does not include the costs of personal security, but estimates of such amounts are disclosed in this footnote under "Personal Security."

General Perquisites.  For Mr. Raymond, the totals include membership fees of $67,035 in 2005, $46,223 in 2004, and $42,301 in 2003, as well as tax assistance of $45,490 in 2005, $33,441 in 2004, and $29,880 in 2003. For Mr. Tillerson, the totals include personal use of company properties of $23,095 in 2004, as well as tax assistance of $9,129 in 2005, and $8,915 in 2004. For Mr. Galante, the totals include membership fees of $71,203 in 2003, as well as tax assistance of $47,107 in 2003.

Aircraft.  For security reasons, the Board requires the Chairman and President to use company aircraft for both business and personal travel. Although we consider these costs a necessary business expense rather than a perquisite, in line with SEC guidance, the table includes the amounts attributable to the Chairman and President's personal aircraft usage. The incremental costs were $89,925 in 2005, $89,246 in 2004, and $79,711 in 2003 for Mr. Raymond; and $36,724 in 2005 and $54,559 in 2004 for Mr. Tillerson. Incremental cost for this purpose is based solely on incremental operating cost and does not include capital costs of the aircraft, since the Company would incur these capital costs anyway. Messrs. Raymond and Tillerson are taxed on the imputed income attributable to such personal aircraft use and do not receive tax assistance from the Company with respect to those amounts.

Personal Security.  The Company provides security for all its employees as determined to be appropriate based on an assessment of risk. The assessment includes consideration of the employee's particular focus and circumstances, including position and work location. We do not consider any such security costs to be personal benefits since these costs arise from the nature of the employee's employment by the Company; however, we are disclosing estimates of such costs in this footnote in line with recent SEC guidance. This guidance suggests that issuers disclose certain personal security costs, including costs of residential security and security provided for commuting and personal travel, regardless of an executive's situation or the issuer's view of such costs. These costs for the Company include costs of: security systems at residences; security services and personnel (at residences and/or during personal travel); a car and personal security driver; and personal use of company phones.

Because of the Company's view that security is a business expense, we have not historically tracked the personal portion of these items separately. However, based on estimates of the personal component of mixed-purpose travel and certain other assumptions, we estimate that the aggregate incremental costs of providing these security services in 2005 to the named executive officers were approximately $550,000 for Mr. Raymond and $190,000 for Mr. Tillerson. The estimated amounts for the other named executive officers were less than $12,000 for each individual. These amounts are in addition to the personal aircraft costs described above in this footnote under "Aircraft" and included in the Summary Compensation Table.

Relocation Costs.  The table does not include relocation costs for transferred executives since all affected employees participate in the Company's relocation programs on the same basis.

(b)
The value shown is the number of restricted shares times the market price of ExxonMobil stock on the date of grant. Restricted shares granted in 2001 and prior years may not be sold until after retirement. Restricted shares granted in 2002 or later may not be sold (i) for half the shares, until five years after grant; and (ii) for the balance, until 10 years after grant or retirement, whichever occurs later. The values given do not reflect a reduction for the fact that the shares are subject to a lengthy restricted period and are subject to forfeiture in case of detrimental activity or early termination of employment. The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period. See page 16 for more details.

The following table shows the number of restricted shares granted by year from 2003 to 2005 and the total number of shares and dollar value of restricted stock held by the named executive officers as of December 31, 2005.

				Total Restricted Stock Held as of December 31, 2005
	Restricted Stock Awards by Year (#)
Name
	2003	2004	2005	(#)	($)
L. R. Raymond	500,000	550,000	550,000	3,260,000	183,114,200
R. W. Tillerson	107,000	132,000	150,000	514,000	28,871,380
E. G. Galante	107,000	118,000	118,000	468,000	26,287,560
S. R. McGill	73,400	107,000	107,000	421,300	23,664,421
J. S. Simon	73,400	90,800	107,000	375,100	21,069,367

The Company's stock price on the date of grant was $35.82 in 2003; $50.91 in 2004; and $58.34 in 2005. The Company's stock price on December 30, 2005, the last trading day of the year, was $56.17.

The following table shows the aggregate cash dividends paid on all restricted shares held by the named executive officers by year from 2003 to 2005. As noted above, the executives receive the same cash dividends on restricted shares as holders of regular common stock.

	Cash Dividends Paid on Restricted Stock ($)
Name
	2003	2004	2005
L. R. Raymond	1,626,800	2,289,600	3,089,400
R. W. Tillerson	122,500	245,920	414,960
E. G. Galante	122,500	245,920	399,000
S. R. McGill	131,222	219,738	358,302
J. S. Simon	101,822	187,938	305,634
(c)
Settlements of earnings bonus units. See page 15 for more details.

(d)
This column shows the value of company credits under ExxonMobil's tax-qualified defined contribution (401(k)) plan and the related non-qualified supplemental plan. The non-qualified supplemental plan provides higher-paid employees with the full 6 percent, company-matching contribution to which they would otherwise be entitled under the qualified plan but for limitations under the tax code. All eligible employees participate in the non-qualified supplemental plan on the same basis. The non-qualified supplemental plan is unfunded and credits accrue interest at the prime rate. Total Company credits to defined contribution plans in 2005 were $240,000 for Mr. Raymond, $72,100 for Mr. Tillerson, $54,125 for Mr. Galante, $53,250 for Mr. McGill, and $54,550 for Mr. Simon.

This column also estimates the cost of executive life insurance: $2,855 for Mr. Galante, and $26,770 for Mr. McGill in 2005.

This amount also includes interest credits accrued on earnings bonus units for which payment was deferred: $69,543 for Mr. Simon in 2005.

(e)
Mr. Raymond resigned as Chairman of the Board and CEO of ExxonMobil effective December 31, 2005, and he retired from the Company effective January 14, 2006. Mr. Tillerson was elected Chairman of the Board and CEO of ExxonMobil effective January 1, 2006. Mr. Simon was elected to the Board of Directors effective January 25, 2006.

(f)
Mr. Tillerson's base salary in 2006 is $1,500,000.

(g)
Under the original terms of these earnings bonus units, payment of the 2003 and prior grants was deferred until after retirement and accrued interest at the prime rate. However, in 2005, the Compensation Committee determined that all outstanding deferred incentive awards would be paid, together with accrued interest credits, in a single installment in August 2005. The Compensation Committee does not expect to grant such deferred awards in the future.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values(a)

			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised, In-the-Money Options/SARs at FY-End ($)(b)
	Number of Shares Underlying Options/SARs Exercised (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
L. R. Raymond	700,000	21,212,022	4,150,000	0	69,630,280	0
R. W. Tillerson	72,199	2,355,728	464,545	0	7,477,219	0
E. G. Galante	31,018	993,536	528,234	0	9,169,768	0
S. R. McGill	248,745	9,256,838	746,687	0	13,165,347	0
J. S. Simon	115,917	4,821,436	704,083	0	12,916,039	0
(a)
None of the named executive officers has stock appreciation rights.

(b)
Represents the difference between the option exercise price and the market price of ExxonMobil stock at year-end. The actual gain, if any, an executive realizes will depend on the market price of ExxonMobil stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.

Long Term Incentive Plans – Awards in Last Fiscal Year

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock, Price-Based Plans Maximum ($)
L. R. Raymond	1,306,800	3 years maximum	4,900,500
R. W. Tillerson	333,340	3 years maximum	1,250,025
E. G. Galante	266,670	3 years maximum	1,000,013
S. R. McGill	266,670	3 years maximum	1,000,013
J. S. Simon	266,670	3 years maximum	1,000,013

The awards shown above are earnings bonus units. Each earnings bonus unit entitles the executive to receive an amount equal to ExxonMobil's cumulative net income per common share as announced each quarter beginning after the grant. Payout occurs on the third anniversary of the grant or when the maximum settlement value of $3.75 per unit is reached, if earlier. SEC rules classify earnings bonus units as long-term incentives, but because of the long-term nature of ExxonMobil's business, we view earnings bonus units as mid-term incentive awards. See page 15 for more details.

Pension Plan Table (Hypothetical Yearly Benefit)

	Years of Service
Remuneration	30	35	40	45
$500,000	$240,000	$280,000	$320,000	$360,000
1,000,000	480,000	560,000	640,000	720,000
1,500,000	720,000	840,000	960,000	1,080,000
2,000,000	960,000	1,120,000	1,280,000	1,440,000
2,500,000	1,200,000	1,400,000	1,600,000	1,800,000
3,000,000	1,440,000	1,680,000	1,920,000	2,160,000
4,000,000	1,920,000	2,240,000	2,560,000	2,880,000
6,000,000	2,880,000	3,360,000	3,840,000	4,320,000
8,000,000	3,840,000	4,480,000	5,120,000	5,760,000
10,000,000	4,800,000	5,600,000	6,400,000	7,200,000
12,000,000	5,760,000	6,720,000	7,680,000	8,640,000
14,000,000	6,720,000	7,840,000	8,960,000	10,080,000
14,500,000	6,960,000	8,120,000	9,280,000	10,440,000

Employees who meet the age, service, and other requirements of ExxonMobil's defined benefit plans are eligible for a pension after retirement. There is no special program for senior executives. This table shows the approximate yearly benefit that would be paid to an ExxonMobil employee in the compensation and period of service categories shown. The table reflects combined benefits under ExxonMobil's tax-qualified pension plan, non-qualified supplemental pension plan, and non-qualified additional payments plan.

The qualified pension plan benefit is based on average annual salary over the highest paid consecutive 36-month period during the employee's last 10 years of employment. The supplemental pension plan provides higher-paid employees with the full salary-based pension benefit to which they would otherwise be entitled under the qualified plan but for limitations under the tax code. For employees granted a bonus under our Short Term Incentive Program, the additional payments plan provides a pension benefit based on the average of the three highest cash bonus and earnings bonus unit awards during the employee's last five years of employment if the employee attains 15 years of service and reaches age 55 before separating from the Company. Benefits accrue to all participants in these three plans on the same basis. The non-qualified plans are unfunded.

The benefit shown in the table reflects a five-year certain and life annuity form of payment for an employee retiring after age 60. For an employee who retires before age 60, the benefit would be reduced. The actual benefit is also reduced by a portion of the employee's Social Security benefits.

Under the ExxonMobil plans, covered compensation for the named executive officers includes the amount shown in the "Salary" column of the Summary Compensation Table plus the regular bonus shown in the "Bonus" column of that table and the earnings bonus unit award shown in the Long Term Incentive Plans table. The value of restricted stock is not included as covered compensation. As described above, if an executive separates from the Company before attaining 15 years of service and reaching age 55, covered compensation would include only salary. Since Mr. Tillerson is under age 55, his covered compensation currently includes only salary.

Historically, retiring employees have had the option to receive an annuity as described above or an equivalent lump sum payment instead of an annuity. The lump sum represents the discounted net present value of the annual annuity payments to which the employee would otherwise be entitled, based on the employee's actuarial life expectancy and the government discount rate in effect at the time. As a result of changes in U.S. tax law, however, starting in 2005, distributions under the non-qualified plans are only available in the form of lump sums. In addition, for the Company's highest ranking executives, including the executives named in the Summary Compensation Table, payment of the non-qualified lump sum must be deferred for six months after retirement. To keep these executives whole during the required deferral period, the amount payable to these executives will be the amount calculated at the date of retirement plus interest at the prime rate for six months or the amount calculated using the government discount rate in effect at the date of distribution, whichever is greater. The amounts could vary over the six-month deferral period due to changes in the government discount rate. As mentioned previously, these amounts are based on the same pension formula that applies to all other U.S. dollar paid employees in the ExxonMobil Pension Plan, which covers over 100,000 active and retired employees.

The chart below shows the covered compensation and years of service for each of the named executive officers in the Summary Compensation Table. Mr. Raymond retired from the Company on January 14, 2006, and Mr. Galante retired on February 1, 2006. The chart shows the actual lump sum pension benefit for Mr. Raymond and the discounted lump sum pension benefit for Mr. Galante on their retirement in lieu of an annual pension under the qualified and non-qualified pension plans. The chart also shows an estimate of the lump sum pension benefit that would be payable to the other named executive officers in lieu of an annual pension based on a hypothetical retirement date of February 28, 2006.

Name	Pension Plan Years of Service	Covered Compensation ($)	Estimated Net Present Value of Single Distribution In Lieu of Pension ($ Million)
L. R. Raymond	43 years	11,894,175	98.4	(a)
R. W. Tillerson	31 years	986,115	2.1	(b)
E. G. Galante	34 years	2,472,347	16.2	(c)
S. R. McGill	38 years	2,410,798	19.3
J. S. Simon	39 years	2,364,910	19.9
(a)
Actual lump sum pension benefit as of Mr. Raymond's retirement date of January 14, 2006, was $98,437,831.

(b)
The amount shown for Mr. Tillerson represents an estimated lump sum distribution under the non-qualified supplemental pension plan only. Eligibility for the non-qualified supplemental pension plan is open to all participants in the ExxonMobil Pension Plan whose benefit exceeds prescribed IRS limits. Mr. Tillerson is not eligible to receive a lump sum under the qualified pension plan or to receive any distribution under the non-qualified additional payments plan until he reaches age 55 in 2007.

(c)
Actual discounted lump sum pension benefit as of Mr. Galante's retirement date of February 1, 2006, was $16,159,172.

Executive Life Insurance/Death Benefit Program

The Company offers coverage for senior executives in the form of term life insurance or a company-paid death benefit. Coverage under either option equals four times base salary until age 65 and a declining multiple thereafter. For executives electing life insurance coverage, annual costs are included in the "All Other Compensation" column of the Summary Compensation Table on page 20. Messrs. Raymond, Tillerson, and Simon have elected death benefit coverage. Mr. Galante converted from life insurance to death benefit coverage in March 2005 and Mr. McGill converted in January 2006. Death benefit coverage represents an unfunded promise by the Company to pay the benefit and therefore is not reflected in the Summary Compensation Table.

Administrative Services for Retired Executives

The Company currently makes administrative assistants available for use by certain retired senior executives and their spouses. The Company also allows certain retired senior executives to use otherwise vacant office space at the Company's headquarters. The aggregate incremental cost of these services to the Company is approximately $200 thousand per year for Mr. Raymond and approximately $155 thousand per year for all other currently covered persons.

Services Agreement

As previously reported, Mr. Raymond has entered into an agreement with the Company regarding the services described below. The agreement was negotiated and approved on behalf of ExxonMobil by the Compensation Committee of the Board of Directors, which consists solely of independent directors.

For a one-year period commencing January 1, 2006, Mr. Raymond has agreed to assist in the transitioning of major strategic corporate relationships and to participate in external activities and events as requested by ExxonMobil's Chairman. In consideration of Mr. Raymond's agreement to provide these services, ExxonMobil will pay Mr. Raymond a one-time fee of $1 million, payable in a single installment in December 2006, plus reimbursement of Mr. Raymond's reasonable expenses incurred in providing such services.

For a two-year period commencing January 1, 2006, based on a security risk assessment, ExxonMobil will provide the following protective services to Mr. Raymond and his spouse:

(a)
A security system at Mr. Raymond's principal residence;

(b)
Personal security personnel;

(c)
A car and personal security driver; and,

(d)
Use of ExxonMobil aircraft for ExxonMobil business and personal travel. Personal use of ExxonMobil aircraft by Mr. Raymond will be subject to aircraft availability in light of ExxonMobil's business needs. If ExxonMobil aircraft is not available to meet a request for personal travel, ExxonMobil will arrange for the lease of aircraft from a third-party provider.

Mr. Raymond will reimburse ExxonMobil for any personal car use on the basis of the annualized lease value plus fuel charges. Mr. Raymond will reimburse ExxonMobil for any personal use of private aircraft at a rate equal to twice the applicable Standard Industry Fare Level published from time to time by the U.S. Department of Transportation.

We cannot predict the actual future cost to ExxonMobil of providing the protective services described above since the actual cost will depend on a number of highly variable factors. These factors include Mr. Raymond's actual future business and personal travel needs; the fact that a portion of the cost of protective services during the first year of the agreement will relate to Mr. Raymond's agreement to provide transition services and thus will represent an ExxonMobil business expense; the availability of Company aircraft and the actual future cost of any leased aircraft; and other changes in applicable cost and reimbursement levels.

Based solely on historical usage and cost patterns, the total incremental cost to ExxonMobil of providing these services, excluding services related to ExxonMobil business and before deducting amounts to be reimbursed by Mr. Raymond, is estimated to be less than $1 million per year.

Equity Compensation Plan Information

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [Excluding Securities Reflected in Column (a)]
Equity compensation plans approved by security holders	129,703,302	(2)(3)	$38.98	(3)	189,874,903	(3)(4)(5)
Equity compensation plans not approved by security holders	0		0		0
Total	129,703,302		$38.98		189,874,903

(1)
The exercise price of each option reflected in this table is equal to the fair market value of the Company's common stock on the date the option was granted. The weighted-average price reflects seven prior option grants that are still outstanding.

(2)
Includes restricted stock units to be settled in shares.

(3)
Does not include options that ExxonMobil assumed in the 1999 merger with Mobil. At year-end 2005, the number of securities to be issued upon exercise of outstanding options under Mobil plans was 24,315,753, and the weighted-average exercise price of such options was $27.61. No additional awards may be made under those plans.

(4)
Available shares can be granted in the form of restricted stock, options, or other stock-based awards.

(5)
Under the 2004 Non-Employee Director Restricted Stock Plan approved by shareholders in May 2004, and the related standing resolution adopted by the Board, each non-employee director automatically receives 8,000 shares of restricted stock when first elected to the Board and, if the director remains in office, an additional 4,000 restricted shares each following year. While on the Board, each non-employee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the Board early.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the Securities and Exchange Commission and New York Stock Exchange. We are not aware of any late or unfiled reports for 2005.

STOCK PERFORMANCE GRAPHS

Annual total returns to ExxonMobil shareholders were 12 percent in 2005, 28 percent in 2004, 20 percent in 2003, and have averaged nearly 8 percent per year over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry competitor group over the last five and 10 years. The industry competitor group consists of three other international integrated oil companies: BP, Chevron, and Royal Dutch Shell.

FIVE-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at Year-End 2000

TEN-YEAR CUMULATIVE TOTAL RETURNS
Value of $100 Invested at Year-End 1995

AUDIT COMMITTEE REPORT

The primary function of our Committee is oversight of the Corporation's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our Committee acts under a charter attached to this proxy statement. We review the adequacy of the charter at least annually. All of our members are independent, and four of our members are audit committee financial experts under Securities and Exchange Commission rules. We held 11 meetings in 2005 at which, as discussed in more detail below, we had extensive reports and discussions with the independent auditors, internal auditors, and other members of management.

In performing our oversight function, we reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP (PwC), the independent auditors. Management and PwC told us that the Corporation's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed significant accounting policies applied by the Corporation in its financial statements, as well as alternative treatments. We discussed with PwC matters covered by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, we reviewed and discussed management's report on internal control over financial reporting and the related audit performed by PwC, which confirmed the effectiveness of the Corporation's internal control over financial reporting.

We also discussed with PwC its independence from the Corporation and management, including the matters in Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from PwC to us pursuant to Standard No. 1. We considered the non-audit services provided by PwC to the Corporation, and concluded that the auditors' independence has been maintained.

We discussed with the Corporation's internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC at each meeting, both with and without management present. Discussions included the results of their examinations, their evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role described below, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

We have also appointed PwC to audit the Corporation's financial statements for 2006, subject to shareholder ratification of that appointment.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation and fair presentation of the Corporation's financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing the Corporation's annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. In addition, the independent auditors are responsible for auditing the Corporation's internal controls over financial reporting, and for expressing opinions on both the effectiveness of controls and management's assertion as to this effectiveness. The independent auditors perform their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Act of 1933 in either of those fields or in auditor independence.

James R. Houghton, Chair William R. Howell	Reatha Clark King Philip E. Lippincott	Henry A. McKinnell, Jr.

AUDIT COMMITTEE PRE-APPROVAL POLICY AND PROCEDURE MEMORANDUM

The Audit Committee of the Board of Directors has adopted the following Pre-Approval Policy and Procedure Memorandum for Audit, Audit-Related, and Tax Services:

  Under the Sarbanes-Oxley Act of 2002, ExxonMobil's Audit Committee is responsible for the appointment, compensation, and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve audit and non-audit services provided by the independent auditor in order to ensure the services do not impair the auditor's independence. The Securities and Exchange Commission (SEC) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the Audit Committee's responsibility for administering the engagement of the independent auditor, including pre-approval of fees. Accordingly, ExxonMobil's Audit Committee has adopted the following Pre-Approval Policy and Procedure Memorandum for Audit, Audit-Related, and Tax services. This Memorandum sets forth procedures and conditions whereby permissible services provided by the independent auditor will be pre-approved.

  The Audit Committee has adopted an approach whereby all services obtained from the independent auditor will be pre-approved. Under this approach, an annual program of work will be approved for each of the following categories of services: Audit, Audit-Related, and Tax. Engagement-by-engagement pre-approval will not be required, except for exceptional or ad hoc incremental engagements with fees resulting in the fee category exceeding the aggregate pre-approved program of work for that category. In general, a work program for each category of services can be supplemented with additional pre-approved amounts after appropriate review of the additional services with the Audit Committee. It is not envisioned that ExxonMobil will obtain non-audit services (other than Tax services) from the independent auditor; however, the Audit Committee may consider specific engagements in the All Other Services category on an engagement-by-engagement basis.

  For all services obtained from the independent auditor, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence. The Audit Committee will consider the level of Audit and Audit-Related fees in relation to all other fees obtained from the independent auditor, and will review such level each financial year.

  The remainder of this Memorandum sets forth the procedures by which the Audit Committee will fulfill its responsibilities for pre-approving services. The Audit Committee will obtain appropriate input from ExxonMobil management on the general level of fees, the process for negotiating and reporting fees from the numerous locations where ExxonMobil operates and the independent auditor provides services, and the level of Audit and Audit-Related fees compared to all other fees.

  Pre-Approval Process and Delegation of Authority

  The primary review and pre-approval of services to be obtained from the independent auditor and related fees will be scheduled for the Audit Committee meeting each October for the following financial year. If fees might otherwise exceed pre-approved amounts for any category of permissible services, then incremental amounts can be reviewed and pre-approved at subsequent Audit Committee meetings prior to commitment. If needed, time will be set aside in any scheduled Audit Committee meeting for review and pre-approval of additional services. No additional authority is delegated for pre-approval of services obtained from the independent auditor.

  The term of any pre-approval applies to ExxonMobil's financial year. Thus Audit fees for the financial year may include work performed after the close of the calendar year. The pre-approval for Audit-Related and Tax fees is on a calendar year basis. Unused pre-approval amounts will not be carried forward to the next year. Pre-approvals will be made by category of service, and cannot be transferred between categories.

  Audit Services

  Engagement term, scope of service, and fees for the annual examination of ExxonMobil's financial statements will be pre-approved by the Audit Committee. These Audit services include the annual financial statement audit (including required quarterly reviews), affiliate and subsidiary statutory audits, and other procedures required to be performed by the independent auditor to be able to render an opinion on ExxonMobil's consolidated financial statements. Other procedures include information systems reviews and testing performed in order to understand and place reliance on the system of internal control, and procedures to support the independent auditor's report on management's report on internal control for financial reporting consistent with Section 404 of the Sarbanes-Oxley Act of 2002.

  The Audit Committee will be responsible for direction and oversight of the engagement of the independent auditor. At its discretion, the Audit Committee will obtain input from ExxonMobil management on the terms of the engagement, the effectiveness with which the engagement is carried out, and the amount of Audit fees. The independent auditor is responsible for the cost-effective management of the engagement, and for ensuring that audit services are not provided prior to review and pre-approval by the Audit Committee.

  The independent auditor and ExxonMobil management will jointly manage a process for collecting and reporting Audit fees billed by the independent auditor to ExxonMobil for each financial year.

  Audit-Related Services

  Audit-Related services include services that are reasonably related to the performance of the review of ExxonMobil's financial statements. These services include benefit plan and joint venture audits, attestation procedures related to cost certifications and government compliance, consultations on accounting issues, and due diligence procedures. Each year the Audit Committee will conduct a broad review of the proposed services to ensure the independence of the independent auditor is not impaired.

  General pre-approval will occur in October of each year coincident with pre-approval of Audit services. Applicable operating and staff functions will be requested to assign a process-owner to monitor the engagement of the independent auditor for Audit-Related services. This will provide assurance that the aggregate dollar amount of services obtained does not exceed the pre-approval amount at any time, and that new engagements not contemplated in October are pre-approved prior to commitment.

  Tax Services

  The Audit Committee concurs that the independent auditor may provide certain Tax services without impairing its independence. These services include preparing local tax filings and related tax services, tax planning, preparing individual employee expatriate tax returns, and other services as permitted by SEC regulations. The Audit Committee will not permit engaging the independent auditor: (1) in connection with a transaction, the sole purpose of which may be impermissible tax avoidance; (2) for other tax services that may be prohibited by SEC rules now or in the future; or, (3) to perform services under contingent fee arrangements.

  The following process-owners are assigned to review the scope of major engagements, monitor the pre-approved level of all services, and ensure that fee proposals for engagements beyond the pre-approved amount, at any time, are appropriately reviewed and pre-approved prior to commitment. For Expatriate Tax services, the Manager, Global Human Resources Expatriate Services will be the process owner. These services will be subject to a periodic competitive bidding process.

  Significant engagements of outside accounting firms for Tax services (other than Expatriate Tax services) require the endorsement of the Exxon Mobil Corporation General Tax Counsel. Accordingly, an Associate General Tax Counsel within the ExxonMobil Tax Department will act as primary contact on behalf of the General Tax Counsel, and monitor the engagement of the independent auditor or other firms for such Tax services.

  All Other Services

  In general, except for the Audit, Audit-Related and Tax services described previously, ExxonMobil does not envision obtaining other services from the independent auditor. If permissible other services are requested by ExxonMobil business units, each engagement must be pre-approved by the Audit Committee. Such requests should be supported by endorsement of the Exxon Mobil Corporation Controller and the Exxon Mobil Corporation General Auditor prior to review with the Audit Committee.

  Prohibited Services

  Independent auditors may not provide the following prohibited services: Bookkeeping, Financial Information Systems Design and Implementation, Appraisals or Valuation (other than Tax), Fairness Opinions, Actuarial Services, Internal Audit Outsourcing, Management Functions, Human Resources, such as Executive Recruiting, Broker-dealer Services, Legal Services, or Expert Services such as providing expert testimony or opinions where the purpose of the engagement is to advocate the client's position in an adversarial proceeding. ExxonMobil personnel may not under any circumstances engage the independent auditor for prohibited services. Potential engagements not clearly permissible should be referred to the Exxon Mobil Corporation Controller or the Exxon Mobil Corporation General Auditor.

ITEM 2 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil's financial statements for 2006. We are asking you to ratify that appointment.

Total Fees

The total fees paid to PwC for professional services rendered to ExxonMobil for the fiscal year ended December 31, 2005, were $46.1 million, a decrease of $1.4 million from 2004. The Audit Committee reviewed and pre-approved all services in accordance with the service pre-approval policies and procedures described above. The Audit Committee did not use the "de minimis" exception to pre-approval that is available under SEC rules. The following table summarizes the fees, which are described in more detail below.

	2005	2004
	(millions of dollars)
Audit Fees	25.6	27.6
Audit-Related Fees	3.9	3.5
Tax Fees	16.6	16.4
All Other Fees	–	–

Total	46.1	47.5

Audit Fees

The aggregate fees paid to PwC for professional services rendered for the annual audit of ExxonMobil's financial statements for the fiscal year ended December 31, 2005, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year were $25.6 million (versus $27.6 million for 2004). The decrease of $2.0 million from 2004 primarily reflects efficiencies from the integration of Sarbanes-Oxley Section 404 audit work and financial statement audit work.

Audit-Related Fees

The aggregate fees billed by PwC for Audit-Related services rendered to ExxonMobil for the fiscal year ended December 31, 2005, were $3.9 million (versus $3.5 million for 2004). These services were mainly comprised of benefit plan and joint venture audits, and attestation procedures related to cost certifications and government compliance.

Tax Fees

The aggregate fees billed by PwC for Tax services rendered to ExxonMobil for the fiscal year ended December 31, 2005, were $16.6 million (versus $16.4 million for 2004). These services are described below.

•
PwC assisted in preparing tax returns for individual ExxonMobil expatriate employees. These fees were $14.7 million for 2005 (versus $14.9 million for 2004).

•
PwC also assisted various ExxonMobil affiliates with the preparation of local tax filings and related tax services. These fees were $1.9 million for 2005 (versus $1.5 million for 2004).

All Other Fees

The aggregate fees billed by PwC for services rendered to ExxonMobil, other than the services described above under "Audit Fees," "Audit-Related Fees," and "Tax Fees," for the fiscal year ended December 31, 2005, were zero (also zero in 2004).

Other than Audit-Related and Tax services of the type described above, ExxonMobil does not envision obtaining other non-audit services from PwC.

PwC has been ExxonMobil's independent auditing firm for many years, and we believe they are well- qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

The Audit Committee recommends you vote FOR this proposal.

SHAREHOLDER PROPOSALS

We expect Items 3 through 15 to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under "Contact Information" on page 3, we will provide information about the sponsors' shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The Board recommends you vote AGAINST Items 3 through 15 for the reasons we give after each one.

ITEM 3 – CUMULATIVE VOTING

This proposal was submitted by Mr. Emil Rossi, P.O. Box 249, Boonville, CA 95415.

"RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting (in our charter or bylaws if practicable). Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting increases the possibility of electing at least one director with a specialized expertise needed at our company. For example, one director with expertise in avoiding expensive litigation and regulatory problems.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005. Cumulative voting also won an all-time record support for any GM shareholder proposal topic at the 2005 GM annual meeting – more than 49% of the yes and no votes.

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•
The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm rated our company:

  'D' in Overall Board Effectiveness.
  'F' in CEO Compensation – total annual CEO pay of $81 million.
  'D' in Shareholder Responsiveness.
  'D' in Litigation & Regulatory Problems.
  Overall Governance Risk Assessment = High

•
We had no Independent Chairman or Lead Director – Independent oversight concern.

•
Poison pill: In response to a 2003 shareholder proposal Exxon adopted a policy requiring poison pill shareholder approval, but paradoxically allowed our board to override this same policy and adopt a pill anyway without shareholder approval. The Corporate Library said this override undermined the shareholder approval requirement.

Additionally:

•
Our CEO Mr. Raymond was due an astonishing lump sum pension of $81 million on his retirement in late 2005.

•
Three of our directors had 19 to 23 years tenure – Independence concern.

•
Three of our directors were rated 'problem directors' by The Corporate Library:

1)
Mr. Howell – because he chaired the executive pay committee at Exxon which received a CEO Compensation grade of 'F' by TCL.

2)
Mr. Shipley – because he chaired the executive pay committee at Verizon (VZ), which received a CEO Compensation rate of 'F' by TCL.

3)
Mr. Raymond – because he chaired the executive pay committee at JPMorgan Chase & Co., which received a CEO Compensation rating of 'F' by TCL.

These less-than-best practices reinforce the reason to take one step forward and adopt cumulative voting.

Cumulative Voting
Yes on 3"

The Board recommends you vote AGAINST this proposal for the following reasons:

Cumulative voting provides an opportunity for special interests to gain a disproportionate voice in shareholder voting. The Corporation's current and long-standing method of voting for directors has resulted in a balanced and highly effective Board of Directors who have represented the best interests of all shareholders, as demonstrated by ExxonMobil's superior long-term performance.

•
ExxonMobil, like most major corporations, provides that each holder of shares of common stock is entitled to cast one vote FOR – or WITHHOLD that vote from – each Director nominee, for each share of common stock held.

•
Cumulative voting could enable groups of shareholders to elect directors who would represent special interests rather than directors who would act in the best interests of all shareholders.

•
Cumulative voting could give special-interest shareholder groups a voice in director elections that is disproportionate to their economic investment in the Corporation.

ITEM 4 – MAJORITY VOTE

This proposal was submitted by Mr. William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.

"Resolved: Directors to be Elected by Majority Vote. Shareholders request that our Board initiate an appropriate process to amend our Company's governance documents (charter or bylaws if practicable) to provide that director nominees must be elected or re-elected by the affirmative vote of the majority of votes cast at an annual shareholder meeting.

This proposal requests that a majority vote standard replace our Company's current plurality vote. The new standard should provide that our director nominees must receive a majority of the votes cast in order to be elected or re-elected to our Board. To the fullest extent possible this proposal asks that our directors not make any provision to override our shareholder vote and keep a director in office who fails this criteria.

This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested governance change. For instance, our Board should address the status of incumbent directors who fail to receive a majority vote when standing for election under this standard and whether a plurality director election standard is appropriate in an election where the number of nominees exceeds the available board seats.

Currently if 99% of shareholders vote against a director, but he votes for himself, he will win. Policies that allow director nominees, with minuscule votes, to get away with only offering to resign are inadequate because they are still based on plurality voting. Changing the legal standard to a majority vote is a superior solution that merits shareholder support.

A Single Yes-Vote from Our 6 Billion Shares Can Now Elect a Director

Our directors can be complacent because our directors can now be re-elected with one yes-vote from our 6-plus billion voting shares. This is possible through plurality voting.

If our directors must obtain a majority vote they may exercise restraint and not allow a recurrence of our flawed executive compensation. For example, almost 90% of the stock held by our 1993-2005 CEO Mr. Raymond had been gifted to him. It did not require him to devote any of his considerable cash pay to purchase it. Such stockholdings are far less effective at aligning management's interests and stockholders' interests than open-market purchases of stock by executives. Mr. Raymond's stockholdings do not reflect a significant 'personal' investment on his part at all.

The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm said that our executive pay disclosure is so vague that it is impossible to discriminate how much of a performance influence there is.

Fifty-four (54) shareholder proposals in 2005

Fifty-four (54) shareholder proposals on this topic won a significant 44% average yes-vote in 2005 through late-September – especially good for a new topic. The Council of Institutional Investors www.cii.org, whose members have $3 trillion invested, recommends adoption of this proposal topic. Additionally the Council is sending letters asking the 1,500 largest U.S. companies to comply with the Council's policy and adopt this topic.

Directors to be Elected by Majority Vote
Yes on 4"

The Board recommends you vote AGAINST this proposal for the following reasons:

The Corporation's current method of electing directors has resulted in a long record of excellence in corporate governance and superior corporate performance. In light of legal and practical uncertainties (including the rapid pace of change in the area of director elections), the Board believes adoption of the majority vote process described in the proposal could be detrimental to shareholder interests, particularly when the number of nominees exceeds the number of open board seats.

•
The Board believes its membership and structure have served our shareholders well, as evidenced by ExxonMobil's superior long-term performance and the fact that, during the past ten years, at least 96 percent of the votes cast in the election of directors have been FOR each nominee.

•
If a significant percentage of shareholders were to express concern with a Board nominee, either informally through communications with the directors or formally through withheld votes, the Board would take those concerns seriously and address the issue in an appropriate manner.

•
As described elsewhere in this proxy, the Board Affairs Committee maintains a consistent and systematic process for considering any candidate suggested by shareholders for nomination as a director.

Majority voting raises potential problems that have not yet been resolved. For example, majority voting is not appropriate in a contested election, where the number of nominees exceeds the number of open board seats. An election contest increases the likelihood that no candidate for a particular seat would achieve a majority vote. Under current law in most states, including New Jersey where ExxonMobil is incorporated, failure to elect a new director means that the incumbent director remains in office. Thus, a majority vote requirement could actually prevent the election of a shareholder nominee who receives more votes than an incumbent director. The SEC has recently proposed rules that would facilitate electronic election contests, making such contests more likely in the future.

Even without an election contest, campaigns to withhold votes from director candidates have grown rapidly in recent years. Many institutions and voting advisors now use withheld vote campaigns to protest particular corporate policies or issues. Such campaigns do not necessarily represent real opposition to election of an individual director nominee, but under a majority vote requirement could result in failed elections or situations in which a board was not able to meet regulatory or stock exchange requirements regarding the board's makeup.

ITEM 5 – INDUSTRY EXPERIENCE

This proposal was submitted by the Sisters of St. Dominic of Caldwell New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860, as lead proponent of a filing group.

"Whereas

Exxon Mobil Corporation is one of the largest companies in the world in investment capitalization, revenue and in profit. It is also the world's largest energy company.

Although the independent members of the Board of Directors have the responsibility of protecting the interests of the shareholders, none of our outside directors have any day-to-day expertise in the core part of the company's business.

Many of our independent directors are active CEOs of large companies, and sit on many large cap corporate boards and non-profit organizations, all of which involve large commitments of time.

We believe that evaluation of the performance of the corporation, and effectiveness in improving the performance of the company, necessitates both a serious time commitment and an in-depth understanding of the energy business.

We believe that the oversight function of Board Members would be lacking if Board Members were to be uninformed about or misunderstand the core operations of the business, e.g. oil and gas availability, exploration and production, opportunities for investment in renewable energy resources and environmental impacts.

The proponents of this resolution contend that the oversight function of the outside directors would be enhanced if some had personal experience with the specialized problems of the industry.

Other publicly owned oil companies, such as Chevron, ConocoPhillips, Apache, Anadarko and Devon have outside directors with industry expertise.

Although the share price of ExxonMobil stock has thus far done well, the energy industry is changing rapidly. The proponents of this resolution believe that having outside board members with solid expertise in the industry could enhance the company's ability to adapt to changing circumstances and thus improve its long term fiscal performance and reputation.

Be it Resolved that the shareholders of ExxonMobil request the Nominating Committee of the Board of Directors to adopt a policy of annually nominating, whenever possible, at least two independent Directors who, without any conflicts of interest vis a vis ExxonMobil, hold expertise in the oil, gas or energy industry."

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil's non-employee directors have diverse backgrounds with knowledge and skills important to the Corporation, and as a group they hold substantial expertise in the oil and gas industry in general and ExxonMobil's operations in particular. Therefore, the Board believes this proposal is unnecessary.

•
Due to the large number of joint ventures in this industry and the many contractors and suppliers used by the Company, it would be difficult, if not impossible, to find eligible non-employee directors within the oil industry who are otherwise qualified and who meet the antitrust and conflicts of interest rules.

•
As detailed in ExxonMobil's Guidelines for the Selection of Non-Employee Directors, the Corporation purposefully seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the Corporation.

Non-employee directors are well informed on the oil and gas business. While non-employee directors may not have direct oil and gas experience when they join the Board, they participate in a comprehensive orientation program regarding ExxonMobil's business and affairs. In addition, over the course of each year, Board members receive detailed reviews of all aspects of ExxonMobil's operations from Company executives. These various reviews are part of the agenda of regular Board meetings and cover such topics as safety, health, and environmental performance; capital and expense budgets; product development; the energy outlook; and long-range strategic planning. Finally, the Board makes on-site visits to ExxonMobil facilities where it reviews business performance and meets business-line management and non-management employees.

ITEM 6 – DIRECTOR QUALIFICATIONS

This proposal was submitted by Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021.

"RESOLVED: Shareholders request that our board of directors adopt a policy (in our bylaws if practicable) that our key board committees of audit, nomination and compensation be chaired by highly-qualified and highly-performing independent directors who are not over-committed. The definition of highly-performing director includes the individual director's performance on other boards he or she may serve on.

This proposal gives our company an opportunity to cure director disqualification should it exist or occur once this proposal is adopted. This proposal is not intended to unnecessarily limit our Board's judgment in crafting the requested change in accordance with applicable laws, our charter and bylaws and existing contracts.

For example it would be consistent with this proposal that a chairman of a key board committee would not serve on more than 3 boards (to avoid over-commitment), not have more than 15-years tenure

(long-tenure impacts independence), not have non-director links to our company and not have a record of serving on boards with poor governance ratings unless it was clearly a turnaround situation.

For example under this proposal the following directors in 2005 may not have been qualified to chair a key committee:

•
Our directors who had 19 to 23 years tenure – Independence concern:

1)
Mr. Howell with 23-years tenure.

2)
Mr. Lippincott with 19-years tenure.

•
Any director with more than 3 directorships:

1)
Mr. Howell had 5 directorships.

•
Our directors who were designated 'problem directors' by The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm:

1)
William Howell – a 'problem director' because he chaired the committee that set executive pay at Exxon which received a CEO Compensation grade of 'F' by TCL.

2)
Walter Shipley – a 'problem director' because he chaired the committee that set executive pay at Verizon (VZ), which received a CEO Compensation rating of 'F' by TCL.

Adopting this policy is a good way to assure shareholders that our key board committees are chaired by highly qualified and highly performing independent directors who are not over-committed.

Director Qualifications
Yes on 6"

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board maintains policies designed to ensure that all of its non-employee directors, including the Chairs of the key Board committees, are highly qualified and not over-committed. Therefore, an additional policy is not warranted.

•
These policies are incorporated in the Company's Corporate Governance Guidelines, Guidelines for the Selection of Non-Employee Directors, and the Charter of each Board committee.

•
Recognizing that service as a director of ExxonMobil requires a substantial time commitment, the Corporate Governance Guidelines provide that directors will only serve on the boards of other public companies to the extent that, in the judgment of ExxonMobil's Board, such services do not detract from the directors' ability to devote the necessary time and attention to ExxonMobil. Under these existing guidelines, the Board Affairs Committee annually reviews all directors' service on the boards of other public companies with this requirement in mind.

•
An ExxonMobil director may not accept a seat on any additional public company board without first reviewing the matter with the Board Affairs Committee.

•
The Board also believes, as stated in the Corporate Governance Guidelines, that experience as an ExxonMobil director is a valuable asset, and therefore that term limits for directors are not appropriate. Recognizing the value that new directors can bring to the Board, the Board has established a mandatory retirement age of 72 for non-employee directors.

Current policies, under which a director's outside commitments are evaluated on a case-by-case basis, are preferable to arbitrary numeric standards as suggested by the shareholder proposal. These policies have served the Company's shareholders well, as evidenced by ExxonMobil's superior long-term performance. Under ExxonMobil's existing policies, the average number of other public company boards on which the Company's current non-employee directors serve is less than three.

ITEM 7 – DIRECTOR COMPENSATION

This proposal was submitted by The Catholic Equity Fund, 1100 West Wells Street,
Milwaukee, WI 53233, as lead proponent of a filing group.

"WHEREAS:

Excessive CEO pay is now a matter of national concern and debate. We believe that any board that pays excessive CEO compensation fails in one of its most important duties. There is evidence that directors who enjoy high director compensation are more likely to pay excessive CEO compensation and that high director pay coupled with high CEO pay correlates with underperformance of the company. (Note 1) We believe that many employees regard excessive CEO compensation as a breach of trust and demeaning of their value as employees and human beings. We believe that directors who recommend excessive CEO pay packages should be held accountable. One way to do this is to allow shareholders to vote on the directors' compensation.

There are indications that our board has not paid sufficient attention to CEO compensation:

1.
In 2004, the CEO's total compensation was $37.9 million or $81.5 million, depending on whether total compensation includes the value of options granted in 2004 or instead gains from the exercise of stock options in 2004. (Note 2) The average total compensation for CEOs of 367 leading corporations was $11.8 million. (Note 3)

2.
Forbes ranked the company 180th worst out of 189 companies in its measure of CEO performance versus CEO pay. (Note 4)

3.
The Corporate Library's Board Analyst Service gave the board grades of D for its overall effectiveness and F for its compensation of the CEO. (Note 5)

RESOLVED, the shareholders request the following of the board:

1.
Annually ask the shareholders to approve every future compensation package for non-employee directors, excluding any element to which the company is contractually bound as of the end of the 2006 annual meeting.

2.
In its submission, identify every benefit and perquisite of serving as a director that involves an expenditure or use of company assets, including contributions to charities of particular interest to the director.

3.
If the package receives at least half of the shareholder votes cast, make the package effective as of the effective date specified in the submission. If the package fails to receive at least half of the shareholder votes cast, leave the existing non-employee director compensation package in effect until the shareholders approve a different one.

NOTES

1.
See Lucian Bebchuk and Jesse Fried, Pay Without Performance: The Unfulfilled Promise of Executive Compensation, Harvard University Press (2004), and Ivan E. Brick, Oded Palmon, and John K. Wald, CEO Compensation, Director Compensation, and Firm Performance: Evidence of Cronyism?, http://www.personal.psu.edu/faculty/j/k/jkw10/jcf_052705.pdf. (May 25, 2005).

2.
2005 Proxy Statement.

3.
Sarah Anderson et al., Executive Excess 2005-12th Annual CEO Compensation Survey, http://www.faireconomy.org/press/2005/EE2005_pr.html (total includes options exercised but not options granted).

4.
Forbes,
http://www.forbes.com/static/execpay2005/LIRUZ74.html?passListId=12&passYear=2005&
passListType=Person&uniqueId=UZ74&datatype=Person.

5.
Board Analyst, www.boardanalyst.com."

The Board recommends you vote AGAINST this proposal for the following reasons:

Non-employee director compensation is fully disclosed in the proxy, and the restricted stock program for non-employee directors has already been approved by shareholders. The Board believes submitting our non-employee director compensation package to shareholder vote every year would be an unnecessary effort and expense and would detract from the Company's ability to attract and retain the best director candidates through loss of flexibility.

•
In the interest of full and clear disclosure, the Company voluntarily includes a table in the proxy statement that details the total annual compensation of each individual director.

•
A key element of non-employee director compensation is already subject to shareholder approval. Specifically, the 2004 Non-Employee Director Restricted Stock Plan was approved by the favorable vote of over 94 percent of shares voted.

•
Each ExxonMobil director stands for election annually. In the past 10 years, at least 96 percent of the votes cast in the election of directors have been FOR each nominee.

The compensation program for the CEO and non-employee directors is an integral part of the Company's strategy for achieving high levels of business performance over the long term and the retention of superior talent.

Current and former non-employee directors of Exxon Mobil Corporation are eligible to participate in the ExxonMobil Foundation's Educational and Cultural Matching Gift Programs under the same terms as the Company's U.S. employees. However, the director compensation program does not include a special perquisite whereby directors can direct specific contributions to charities of interest. Of course, all directors take an active interest in ExxonMobil's charitable contributions as part of their oversight of the contributions programs and goals. The Contributions Committee reviews the overall contributions objectives, and policies and programs. This includes goals and criteria, the level of corporate contributions, and the subject areas to which contributions are to be made. The full Board approves the contributions budget.

ITEM 8 – BOARD CHAIRMAN AND CEO

This proposal was submitted by clients of Ram Trust Services, 45 Exchange Street, Portland, MA 04101.

"RESOLVED, that the shareholders urge the Board of Directors to take the necessary steps to amend the by-laws to require that, whenever possible and subject to any presently existing contractual obligations of the Company, an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as the Chief Executive Officer.

SUPPORTING STATEMENT

According to ExxonMobil's proxy statement filed in connection with the Company's 2005 annual meeting, '[t]he Board of Directors and its committees perform a number of functions for ExxonMobil and its shareholders, including:

•
Overseeing the management of the company on your behalf;

•
Reviewing ExxonMobil's long-term strategic plans;

•
Exercising direct decision-making authority in key areas, such as declaring dividends;

•
Selecting the CEO and evaluating the CEO's performance; and

•
Reviewing development and succession plans for ExxonMobil's top executives.'

We believe that the most important function of the Board of Directors is to protect shareholders' interests by providing independent oversight of management, including the CEO. We believe that this role may be compromised when the CEO, whose performance should be independently monitored, is also the Chairman of the very Board charged with evaluating his or her performance.

We further believe that separation of the roles of Chairman of the Board and CEO will provide greater accountability of management to shareholders, will strengthen the integrity of the Board, and will better ensure that the Board will be able to effectively perform the important functions described above.

The Conference Board Commission on Public Trust and Private Enterprise noted that the separation of the roles of the Chair and CEO is one of the principal approaches that should be taken to provide the 'appropriate balance' between board and management: 'The roles would be performed by two separate individuals...the chair would be one of the independent directors.'*

Additionally, we believe that combining the roles of Chairman and CEO can interfere with effective communication between shareholders and members of the Board. We believe that this occurred at the Company's 2004 annual meeting when a shareholder was prevented by the CEO, who was also conducting the meeting as Chairman of the Board, from asking questions directly to a member of the Board's Audit Committee relating to what provisions the Company made on its financial statements for potential liability arising from climate change. We believe that a risk exists that a shareholder who wishes to communicate with the Board of Directors with respect to a topic upon which the shareholder and the Company's management do not agree could be discouraged or prohibited from engaging in such communication when the positions of CEO and Chairman of the Board are occupied by the same individual.

Vote 'YES' on this proposal to support Board independence!

*Source: The Conference Board Commission on Public Trust and Private Enterprise, Part 2: Corporate Governance, released on January 9, 2003."

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board elects the Chairman who serves without contract and, at present, the Board believes it is appropriate and efficient for the Chairman to also serve as CEO. The Board retains the authority to separate the positions of Chairman and CEO if it deems such a change appropriate. However, the Board believes the rotational presiding director structure described below effectively meets the concerns expressed by the shareholder proposal, and that implementing the proposal would reduce Board effectiveness.

•
Independent directors make up a substantial majority of the Board and normally meet in executive session after each regular Board meeting.

•
Only independent directors serve on the Audit, Board Affairs, Compensation, Contributions, and Public Issues Committees.

•
The Chairs of two key Board committees serve as co-presiding directors for non-employee director executive sessions on a structured, rotational basis.

•
The CEO's service as Chairman contributes to the successful integration of all stakeholder interests in pursuit of Company objectives and does not impair Board independence.

Ten of ExxonMobil's 12 current directors are independent. The independent directors hold regular and frequent executive sessions. These sessions – currently scheduled for eight times a year – take place outside the presence of the CEO or any other Company employee.

Under ExxonMobil's Corporate Governance Guidelines, the Chair of either the Board Affairs Committee or the Compensation Committee normally presides at executive sessions. The Compensation Committee Chair serves as presiding director for executive sessions when the primary topics of discussion relate to matters such as the performance evaluation and compensation of the CEO or CEO succession planning. The Board Affairs Committee Chair serves as presiding director for executive sessions when the primary topics of discussion relate to corporate governance. The independent directors also have authority to designate a different presiding director depending on the primary subject matter of a particular executive session.

A premise of the shareholder proposal appears to be that the CEO's service as Chairman could impair the Board's independence. As demonstrated above, this is not the case at ExxonMobil. Rather, the Board believes combining the offices of CEO and Chairman contributes to a more efficient and effective Board. The CEO bears primary responsibility for managing the Company's business day to day. As such, the Board believes the CEO is the person in the best position to chair regular Board meetings and help ensure that key business issues and stakeholder interests are brought to the Board's attention. However, as provided in ExxonMobil's Corporate Governance Guidelines, any director may request the inclusion of specific agenda items for Board meetings.

The supporting statement for the proposal specifically implies that by serving as Chairman, the CEO participates in his own performance evaluation. This is false. At ExxonMobil, the CEO's performance is evaluated solely by the independent directors meeting outside the presence of the CEO or any other Company employee. Performance feedback is provided to the CEO by the Chair of the Compensation Committee.

ITEM 9 – EXECUTIVE COMPENSATION REPORT

This proposal was submitted by Northstar Asset Management Inc., 43 St. John, Boston, MA 02130.

"WHEREAS:

The total compensation of our CEO Lee Raymond, including salary, bonus, and non-restricted stock and the value of the stock options exercised, exceeded $80 million dollars in 2004. He also was awarded stock options valued at $65 million.

The median pay for the CEOs of the nation's 350 largest companies was $5.9 million according to the Wall Street Journal (4/11/2005). Our competitor ChevronTexaco paid CEO David O'Reilly $8.1 million, one-tenth of Raymond's compensation. Our competitor Conoco paid CEO James Mulva $16.7 million, one-fifth of Raymond's compensation.

ExxonMobil prides itself in being a low cost operation. Yet we clearly pay our CEO much more than our competitors. As shareholders, it is essential to understand specifically how this level of compensation creates shareholder value.

Additionally, legislation currently being considered in the U.S. Congress requires shareholders' approval of executive compensation packages and forces companies to take back executive bonuses that were based on faulty accounting.

RESOLVED:

Shareholders request the Board to initiate a review of our company's executive compensation policies and to make available, upon request, a report of that review by December 1, 2006 (omitting confidential information and prepared at a reasonable cost). We request the report include:

1.
A comparison of the total compensation package of our CEO and our company's lowest paid U.S. workers in September 1995 and September 2005.

2.
An analysis of changes in the relative size of the gap between the two groups and the rationale justifying this trend.

3.
An evaluation of whether our top executive compensation package (including, but not limited to, options, benefits, perks, loans, insurance policies and retirement agreements) is excessive and should be modified.

4.
An explanation of whether the issues of sizable layoffs or the level of pay of our lowest paid workers should result in an adjustment of executive pay to more reasonable and justifiable levels.

Supporting Statement

We believe all ExxonMobil employees work together to create value for shareholders and customers. We also believe the company has the ability to increase shareholder value by reinvesting in the whole company, not just a single individual. It is not clear how the company's executive pay incentives are creating the desired and beneficial effect on shareholder value. As shareholders we are concerned that the over-compensation of top executives has a negative effect on employee morale and customer trust.

Please vote FOR this resolution."

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board does not support this proposal as executive compensation is already reviewed annually, and the Board believes the compensation information that is disclosed provides more meaningful information for shareholders than the report that is requested.

•
ExxonMobil makes extensive disclosure of senior executive compensation in the annual proxy statement and in other SEC filings.

•
A review of senior executive compensation is conducted annually by the Compensation Committee, which consists solely of independent directors.

•
The Committee utilizes the expertise of an external consultant, whom they retain and meet with during the year, to provide a perspective on the structure and competitive standing of the ExxonMobil compensation program for executives. The consultant also provides insight into compensation trends and issues.

•
Executive compensation is set at a level that is competitive with market practices and is aligned with the long-term nature of the business. Executive compensation balances short-term and long-term features, and is monitored through regular surveys of other large firms with whom the Company competes for management talent.

The basis of ExxonMobil's compensation program is to compensate each individual, executive or non-executive, at a level that recognizes the individual's experience, performance and level of responsibility. Compensation should also be competitive with the compensation of persons performing similar jobs at other companies with whom the Company competes for employee talent. ExxonMobil's compensation programs are internally aligned, but the Committee does not believe that a specific numeric ratio between the compensation of the CEO and the compensation of an employee in an entirely different job is meaningful or an appropriate factor for setting compensation.

The technical, financial, and operating complexity of the Company requires strong leadership with broad experience in the oil and gas business. It takes years to develop this experience. Therefore, retention of a strong leader with these capabilities is critical to the long-term success of the Company.

The Committee believes Mr. Raymond's total compensation was appropriately positioned relative to CEOs of U.S.-based integrated oil companies and other major U.S.-based corporations, particularly in view of the long-term performance of the Company and the substantial experience and expertise that Mr. Raymond possesses.

It should be noted that Mr. Raymond's restricted stock grant in 2004 includes restriction periods that are among the longest in any industry. Fifty percent of his 2004 stock grant is restricted for five years; the remaining 50 percent is restricted for 10 years or retirement, whichever is later. These restrictions are not accelerated upon retirement. In addition, the last stock option grant Mr. Raymond received was in 2001. The value of Mr. Raymond's stock options referenced in this proposal is the value of unexercised stock options that were granted to him between 1996 and 2001. The compensation referenced in this proposal for the CEOs of ChevronTexaco and ConocoPhillips excludes the value of the stock option grants they received in 2004.

ITEM 10 – EXECUTIVE COMPENSATION CRITERIA

This proposal was submitted by the School Sisters of Notre Dame – Milwaukee Province, 13105 Watertown Plank Road, Elm Grove, WI 53122.

"WHEREAS, the size of executive compensation has become a major public policy as well as corporate issue. In setting executive compensation, we believe:

•
Boards should consider the social responsibility and environmental performance, as well as a company's financial performance;

•
Too often top executives receive considerable increases in compensation packages even when the company's financial or social responsibility performance has been mediocre or poor;

•
The relationship between compensation and the social responsibility and environmental performance of a company is important. Should top officer pay be reduced if the company is found guilty of systematic sexual harassment, race discrimination or poor environmental performance, especially if costly fines or expensive remediation result?

•
Such concerns deserve the Board's Compensation Committee's action. Many companies now include social responsibility criteria in setting executive compensation. More than 25% of Fortune 100 companies integrate workplace diversity or environmental criteria in setting compensation packages. Several (ChevronTexaco, Coca-Cola and Proctor & Gamble) use both criteria.

RESOLVED shareholders request the Board's Compensation Committee, when setting executive compensation, to include explicit and detailed social responsibility and environmental (as well as financial) criteria among the goals that executives must meet.

SUPPORTING STATEMENT

We believe that XOM should include such criteria, in part, because:

The general reference in last year's proxy statement, that 'safety, health and environmental objectives' are considered, is too vague and inapplicable to senior executives, other than the CEO.

In its 2005 Forbes Efficiency Ranking, based on a CEO's performance-to-pay score, ExxonMobil ranked 180th out of 189 companies (1 being the best).

In 2005, after allegations that it violated environmental rules, ExxonMobil agreed to reduce emissions at seven U.S. refineries at an estimated cost of $571,000,000.

Because of 'excessive' profiteering in the wake of Hurricanes Katrina and Wilma, our company's CEO had to testify before a skeptical U.S. Congress, while our Company was ridiculed in press cartoons.

ExxonMobil alienated some 11,000 service-station owners when it resisted paying $1.3 billion in promised fuel discounts. In 2005 it was ordered to do so by the U.S. Supreme Court.

Our Company faces continued criticism on human rights issues, including charges of environmental racism and community contamination in the Gulf States region and close ties with oppressive elements in Aceh, Indonesia and Equatorial Guinea.

The public believes XOM works behind-the-scenes to impact energy policy in ways that deny the risks of global warming and efforts toward cleaner energy sources.

In the USA, ExxonMobil has funded 'front groups' questioning the scientific consensus regarding global warming and the need for industry action. In the EU (12.05) it was 'nominated' for 'worst' lobbying because of its 'generous funding of think tanks that resist EU action on climate change.'

Boycotts of ExxonMobil products have begun here and abroad because of our Company's position on climate change. Deutsche Bank noted: 'While the company insists that it has suffered no fiscal impact from the boycott, being handed a reputation as environmental enemy number one for such a customer-facing business has to be considered a brand risk.' "

The Board recommends you vote AGAINST this proposal for the following reasons:

The Board agrees that nonfinancial factors, including social and environment concerns, are important to consider in determining compensation for top executives, and this is done. However, the Board believes that a change in the Company's executive compensation program to a formula-driven system as proposed would not be in the best interests of shareholders because it could jeopardize the Corporation's ability to respond to unexpected events and to maintain a competitive compensation system that attracts, retains, and motivates senior executives.

•
To help shareholders measure progress toward the achievement of nonfinancial factors, the Company publishes a Corporate Citizenship Report, which outlines its initiatives to help people in the societies in which ExxonMobil does business. ExxonMobil will continue to communicate with shareholders and the public about the Company's environmental conservation work and community initiatives through this Report, and on the Company's Web site.

•
Annually, the Compensation Committee establishes a ceiling for incentive awards based on ExxonMobil's business performance, progress toward long-term goals, and competitive position. In addition, corporate citizenship, safety performance, environmental performance, and operational excellence are important factors that are reviewed with and considered by the Compensation Committee in setting compensation levels.

•
Specific weights are not assigned to any of these factors, as the Compensation Committee does not think that narrow, quantitative measures or formulas are sufficient for determining executive compensation.

As described in the Compensation Committee Report on page 14, the system of developing and compensating executives is critical to the achievement of business objectives at ExxonMobil. Executive performance assessments, the compensation program, and executive development are fully integrated. This integrated system and the principles on which it is based have been successful in supporting long-term business and shareholder objectives.

As part of this system, each executive is assessed annually through a well-defined process in which all executives are ranked based on individual performance. This assessment takes into account results and the means through which those results are achieved. A key requirement for every executive is an ongoing improvement in his or her performance to drive world-class business performance, which includes annually measuring social and environmental (as well as financial) results.

The determination of compensation levels for top executives requires significant judgment in evaluating the overall performance of the organization against expectations. In any given year, the relative weight of performance objectives can change depending on the business challenges facing the Company and how executives deal with these challenges, including external events like the hurricanes in 2005 that affected many communities in which the Company creates jobs and conducts business.

ITEM 11 – POLITICAL CONTRIBUTIONS REPORT

This proposal was submitted by Ms. Tracy Burt, 464 Alvarado Street, San Francisco, CA 94114.

"Resolved, that the shareholders of Exxon Mobil Corp. ('Company') hereby request that the Company provide a report, updated semi-annually, disclosing the Company's:

1.
Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.
Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.
An accounting of the Company's funds contributed to any of the persons or organizations described above.

b.
Identification of the person or persons in the Company who participated in making the decisions to contribute.

c.
The internal guidelines or policies, if any, governing the Company's political contributions.

This report shall be presented to the board of directors' audit committee or other relevant oversight committee, and posted on the company's website to reduce costs to shareholders.

Supporting Statements

As long-term shareholders of Exxon Mobil Corp., we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. In 2003-04, the last fully reported election cycle, ExxonMobil contributed at least $100,000 at the federal level. (http://www.politicalmoneyline.com/cgi-win/irs_ef_indiv.exe?)

Relying only on the limited data available from the Federal Election Commission and the Internal Revenue Service, Political Money Line, a leading subscription campaign finance reporting service, provides an incomplete picture of the Company's political donations. Complete disclosure by the company is necessary for the Company's Board and its shareholders to be able to fully evaluate the political use of corporate assets.

Although the Bi-Partisan Campaign Reform Act of 2002 prohibits corporate contributions to political parties at the federal level, it allows companies to contribute to independent political committees, also known as 527s.

Absent a system of accountability, corporate executives will be free to use the Company's assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform."

The Board recommends you vote AGAINST this proposal for the following reasons:

The Corporation's policy on political activities is available on our Web site and all political contributions are consistently reported to governing agencies as and when required by law. Accordingly, the Board believes the adoption of this proposal would result in duplication of effort that would not provide additional benefit to shareholders.

•
It is ExxonMobil's policy to refrain from making contributions to political candidates and political parties, except as permitted by applicable laws and authorized by the Board of Directors.

•
The Corporation's policy on political activities is incorporated into the Standards of Business Conduct, which is distributed to all employees, and is available on the Company's Web site.

•
Federal law and the laws of many states prohibit corporations from using corporate funds for candidate contributions. ExxonMobil makes limited political contributions with corporate funds to state political candidate committees and other political entities organized and operating under 26 USC Section 527 of the Internal Revenue Code. In 2005, ExxonMobil contributed a total of $130,000 to national political associations that are organized and operated pursuant to Section 527. According to PoliticalMoneyLine.com, ExxonMobil was listed in 97th place among contributors to Section 527 organizations. We report these contributions to governing agencies when required by law and make this information available on our Web site. These Section 527 organizations periodically report their receipts to the Internal Revenue Service (IRS) unless they already file the information elsewhere. For those who do disclose to the IRS, reports can be searched online at: www.irs.gov/charities/political/index.html.

ExxonMobil has a clear business rationale for political contributions. That rationale is to contribute to candidates and organizations that favor the strengthening of the free enterprise system and hold views consistent with the best interests of the Corporation.

It is the Corporation's policy to communicate information and views on issues of public concern that have an important impact on the Corporation and our shareholders.

ITEM 12 – CORPORATE SPONSORSHIPS REPORT

This proposal was submitted by Dr. Martha Burk, 1735 S Street NW, Washington, DC 20009, as lead proponent of a filing group.

"Whereas,

ExxonMobil has a strong anti-discrimination statement, which states in part:

'ExxonMobil's policy on discrimination is clear and straightforward. Our all-inclusive, intentionally broad policy prohibits any form of discrimination or harassment, in any company workplace, anywhere in the world – and this policy applies equally to employees, supervisors, contractors, or anyone else in the company's employ.'

Yet the company's anti-discrimination statement is not so clear and straightforward when it comes to expending company funds for sponsorships and executive perks with institutions that do not comply with the clear intent of ExxonMobil's anti-discrimination statement.

ExxonMobil is a lead sponsor of the Masters Golf Tournament, owned by and held at Augusta National Incorporated, an organization that explicitly excludes women from membership.

Resolved,

Shareholders request the Board of Directors to conduct a special review of the company's anti-discrimination statement as it pertains to corporate sponsorships and executive perks and publish a summary report. This report shall address the following questions:

1)
What company funds are presently expended on corporate sponsorships and executive perks, like country club memberships and entertainment at or in conjunction with institutions that discriminate against groups protected by the company's anti-discrimination statement?

2)
Would the company sponsor an event held at a venue that barred African-Americans, Jews or homosexuals from membership?

3)
How is the company's anti-discrimination statement to be applied to decisions concerning sponsorships and executive perks?

The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders upon request no later than December 1, 2006.

Supporting Statement

ExxonMobil's strong anti-discrimination statement demonstrates a commitment to workplace diversity, inclusion and opportunity. Failing to extend the reach of this statement to corporate sponsorships and executive perks undermines our company's laudable aspirations. Club memberships are more than about recreation, they are places where important business is conducted. Excluding people from these networking opportunities and decision-making venues on the basis of gender, race, religion or sexual orientation, denies equal opportunity on the basis of discriminatory practice.

Would our company sponsor an event at a club that explicitly barred African-Americans or Jews from membership? If the answer is 'no,' then why would we sponsor events at institutions that explicitly bar women? Such sponsorships send a message to customers, employees, and potential investors that gender discrimination is not taken seriously by ExxonMobil.

ExxonMobil has many talented women in high-ranking positions. Why shouldn't these women in their own right be able to avail themselves of the networking opportunities that come with club membership, rather than having to be invited into these settings by a male colleague, who because of his gender alone is eligible for membership?

Our company rightly extends coverage of its anti-discrimination statement to contractors. Why not then also to sponsorships and executive perks purchased with shareholder funds?

Please join us in assuring that the ExxonMobil logo stands for the highest standards of anti-discrimination and human dignity wherever it is displayed and vote FOR this proposal."

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil prohibits discrimination of any kind in its employment policies everywhere in the world. The Company is committed to fostering diversity in the workplace, as well as contributing to organizations that support diversity, especially in the area of education. The Board believes the report requested is unnecessary given ExxonMobil's nondiscrimination policy.

•
The Company will continue to communicate about its diversity efforts through the Corporate Citizenship Report and on the Company's Web site.

•
ExxonMobil is consistently recognized as one of the leading supporters of women- and minority-owned businesses, in terms of actual business awarded.

•
The Company determines which organizations and events to support financially based on an assessment of business needs, fit with corporate social objectives, and overall effectiveness. For example, ExxonMobil chose to sponsor the Masters Tournament in 2005 because it provided a unique opportunity to promote the Company's messages, including ExxonMobil's support for education, to its wide international audience.

ExxonMobil's policies on nondiscrimination are clear and comprehensive. The Company is committed to fostering diversity in the workplace, as well as contributing to organizations that support diversity, especially in the area of education. Reflecting its commitment to diversity, the Company is a significant supporter of organizations such as the Society of Women Engineers and the South East Consortium of Minority Engineers. ExxonMobil is also the lead supporter of the National Action Council for Minorities in Engineering, the largest privately funded source of minority student scholarships in the U.S. The Procurement Supplier Diversity Program encourages the hiring of women- and minority-owned companies that provide materials and services that are essential to ExxonMobil's businesses.

ITEM 13 – AMENDMENT OF EEO POLICY

This proposal was submitted by the New York City Employees' Retirement System, 1 Centre Street,
New York, NY 10007, as lead proponent of a filing group.

"WHEREAS: ExxonMobil does not explicitly prohibit discrimination based on sexual orientation in its written employment policy;

Many of our peers, including Amerada Hess, BP, ChevronTexaco, ConocoPhillips, Marathon Oil, Occidental Petroleum, Shell Oil, and Sunoco explicitly prohibit this form of discrimination in their written policies, according to the Human Rights Campaign;

Over 80% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 95% of Fortune 100 companies, according to the Human Rights Campaign;

We believe that corporations that prohibit discrimination on the basis of sexual orientation have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a September 2002 survey by Harris Interactive and Witeck-Combs, 41% of gay and lesbian workers in the United States reported an experience with some form of job discrimination related to sexual orientation; almost one out of every 10 gay or lesbian adults also stated that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees;

Fourteen states, the District of Columbia and more than 150 cities and counties, including the city of Dallas, have laws prohibiting employment discrimination based on sexual orientation;

Our company has operations in, and makes sales to institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in March 2003, 88% of respondents favored equal opportunity in employment for gays and lesbians;

RESOLVED:  The Shareholders request that ExxonMobil amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

SUPPORTING STATEMENT:  Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. ExxonMobil will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees."

The Board recommends you vote AGAINST this proposal for the following reasons:

Discrimination and harassment of any form, including sexual orientation, are not tolerated at ExxonMobil and the Company's steadfast adherence to these policies ensures that employees worldwide understand and enforce them. Based on these zero-tolerance policies, the Board believes amending the Company's policies on discrimination and harassment is unwarranted and unnecessary.

•
ExxonMobil has zero-tolerance discrimination and harassment policies that are comprehensive in nature, rigorously enforced, and applicable to all employees wherever the Company operates in the world. These written policies prohibit discrimination or harassment for any reason, including sexual orientation.

•
These all-inclusive global policies, supported by comprehensive ongoing training, eliminate any doubt among employees, supervisors, contractors, or anyone else in ExxonMobil's worldwide operations that discrimination and harassment for any reason, including sexual orientation, are prohibited. Country-specific policies are established only to recognize and honor the specific legal requirements in countries where required.

In responding to this proposal for the eighth consecutive year, the Board reaffirms its strong position that the Company's policies are both comprehensive to address its worldwide operations, and explicit to meet country-specific laws and regulations.

ITEM 14 – BIODIVERSITY IMPACT REPORT

This proposal was submitted by Green Century Capital Management, Inc., 29 Temple Place, Suite 200, Boston, MA 02111.

"WHEREAS, biodiversity is being lost at an alarming rate and there is a need to preserve the Earth's remaining species of plants and animals;

WHEREAS, protected and sensitive areas are essential for supporting biodiversity. Oil and gas drilling and development in these areas are likely to have negative impacts on biodiversity. For example, the U.S. Department of the Interior estimates that oil and gas drilling in the coastal plain of the Arctic National Wildlife Refuge will displace or damage up to 40 percent of the Porcupine River Caribou herd, threaten denning areas for polar bears, and disturb ecosystems that support more than 120 species of migratory birds. The company has already started drilling off of Sakhalin Island in eastern Russia. The Sakhalin I project, which is being developed by Exxon Neftegaz Limited, will adversely impact the world's last remaining Western Pacific grey whales and important fisheries including Pacific salmon;

WHEREAS, as shareholders, we believe there is a need to study and report on the impact of decisions to do business in sensitive areas or areas of high conservation value (ecologically sensitive, biologically rich, or environmentally sensitive cultural areas);

WHEREAS, preserving sensitive ecosystems will enhance our company's image and reputation with consumers, elected officials, current and potential employees, and investors;

WHEREAS, some of our major competitors have already enacted such a policy and are members of the Energy Biodiversity Initiative;

RESOLVED, shareholders request that the independent directors of the Board of ExxonMobil prepare a report, at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company drilling for oil and gas in protected areas such as IUCN Management Categories I-IV and Marine Management Categories I-V, national parks, monuments, and wildlife refuges (such as the Arctic National Wildlife Refuge), and World Heritage Sites. The report should consider the implications of a policy of refraining from drilling in such areas and should be available to investors by the 2007 annual meeting.

Supporting Statement

We agree with the company when it states 'ExxonMobil recognizes the protection of biodiversity – the variety and complexity of life – as an important conservation issue that presents broad challenges to society.'

We welcome this interest in biodiversity, and as shareholders we strongly believe, in addition to recognizing the issue, there is a need to study and disclose the impact of decisions to do business in protected and sensitive areas. This would allow shareholders to assess the risks created by the company's activity in these areas as well as the company's strategy for managing these risks.

Vote YES for this proposal, which will improve our company's reputation and make ExxonMobil a leader in promoting biodiversity."

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil recognizes and agrees that the conservation of biodiversity – the variety and complexity of life – is an important conservation issue that presents broad challenges to society. ExxonMobil will continue to communicate with shareholders and the public about environmental conservation work and assessments through the Corporate Citizenship Report and on the Company's Web site. The Board believes the generalized report requested by this proposal would be duplicative.

•
ExxonMobil's environmental policies and management systems drive appropriate action to conserve biodiversity in the areas where the Company operates. The Board believes that the Company has consistently demonstrated an ability to operate responsibly in sensitive areas by implementing scientifically based, practical, and sustainable solutions.

•
Biodiversity action planning is an important aspect of the Company's Environmental Business Planning (EBP) process, which is integral to business planning across all operating units. The EBP process requires each of ExxonMobil's operating units to establish and maintain documented environmental objectives, including those addressing biodiversity, and to manage progress by developing plans and strategies to achieve these objectives.

•
ExxonMobil conducts a thorough and systematic assessment of environmental and other impacts prior to conducting drilling or other operations. Each prospective exploration and development area has unique characteristics and sensitivities requiring site-specific scientific evaluation and risk assessment. These Environmental/Social Impact Assessments (ESIAs) include acquisition of social and ecosystem information, impact assessment and mitigation identification, as well as plan implementation, monitoring, and feedback. In many cases, these assessments are available in the public domain as part of submittals to governments and international organizations. This process protects not only geographical areas designated as protected as defined under the 1991 Rio Convention on Biological Diversity, but further extends to areas where legal and regulatory requirements are less well-defined.

Biodiversity conservation remains a focus area for the Corporation. The Company continues to utilize a cross-functional Biodiversity Team, representing Upstream, Downstream, and Chemical operations, to assess and strengthen biodiversity systems and their implementation. This approach is closely aligned with the 12 recommendations highlighted in the "Energy and Biodiversity Initiative." ExxonMobil remains an active participant in the Biodiversity Working Group sponsored jointly by the International Petroleum Industry Environmental Conservation Association (IPIECA) and the International Association of Oil and Gas Producers.

ITEM 15 – COMMUNITY ENVIRONMENTAL IMPACT

This proposal was submitted by the Episcopal Church, 815 Second Avenue,
New York, NY 10017, as lead proponent of a filing group.

"Resolved, that the shareholders request the Board of Directors to report to shareholders, at reasonable cost and omitting proprietary information, on how the corporation ensures that it is accountable for its environmental impacts in all of the communities where it operates. The report should contain the following information:

1.
how the corporation makes available reports regarding its emissions and environmental impacts on land, water, and soil – both within its permits and emergency emissions – to members of the communities where it operates;

2.
how the corporation integrates community environmental accountability into its current code of conduct and ongoing business practices; and

3.
the extent to which the corporation's activities have negative health effects on individuals living in economically-poor communities.

Supporting Statement

We believe that corporations have a moral responsibility to be accountable for their environmental impacts – not just effects on the entire ecosystem, but also direct effects on the communities that host their facilities. No corporation can operate without the resources that local communities provide, but it is often these communities that bear the brunt of corporate activities.

Communities are often the forgotten stakeholders in terms of corporate activities and impact. Many corporations, for example, have improved their social performance with regard to employees. We believe that corporations can and should do better with regard to treating local-community stakeholders more fairly.

There is increasing interest in better measuring and understanding corporate effects on local communities, including how corporations can use reporting to hold themselves accountable to local communities. Corporations are already required to collect environmental data, like the federal government's Toxic Release Inventory. But this data is not always available to communities in a timely, easy-to-understand format. Groups like CERES (Coalition for Environmentally Responsible Economies) are developing facility-level reporting regimes that we believe represent an evolution in terms of how corporations are responsible and responsive to community stakeholders. We also believe that integration of community accountability into corporate practices – including codes of conduct – is consistent with good environmental management.

There is also more and more attention being given to the adequacy of environmental impacts on corporate financial statements, in large part driven by the demands of the Sarbanes-Oxley Act of 2002. We think that the kind of report requested in this resolution can not only help corporations better respond to the demands of Sarbanes-Oxley, but also reduce the likelihood that current corporate behavior will have negative financial consequences in the future that will have to be reported to shareholders. Simply put, good community relations – especially with regard to the environment – make financial sense.

Finally, the proponents of this resolution are particularly concerned about the effects of corporate activities on poor communities and communities of color. The report requested in this resolution would do much to assure shareholders and other stakeholders that the corporation takes seriously its ethical responsibilities to all of the communities that host its facilities."

The Board recommends you vote AGAINST this proposal for the following reasons:

ExxonMobil is committed to operating in an environmentally responsible manner in every place it does business. The Company will continue to communicate with shareholders and the public about its environmental performance through the Corporate Citizenship Report (CCR) and the national reporting systems in place. The Board believes the additional report requested by this proposal would be duplicative to the information already available to the public.

•
ExxonMobil's Environmental Policy clearly states that the Company will comply with all applicable laws and regulations and apply responsible standards where laws do not exist. Assessments of this performance are conducted via the Operations Integrity Management System (OIMS), which includes environmental performance expectations and is fully compliant with ISO 14001.

•
Environmental Business Plans are utilized across ExxonMobil to systematically identify and implement environmental improvement initiatives. Each operating unit is required to establish and maintain environmental objectives, and to manage progress toward those objectives by developing plans and strategies, and stewarding results.

•
ExxonMobil is committed to ongoing engagement with communities in which the Company operates. During the life of a project or facility, meetings are regularly conducted with community leaders, community associations, and nongovernmental organizations (NGOs) that are interested in the Company's operations. Such open dialogue helps develop a better understanding of the viewpoints and concerns of the diverse communities in which the Company operates, and provides an opportunity to share information on operational processes, environmental safeguards, and future plans. In many cases, the community dialogue leads to ExxonMobil making investments to improve life in the community such as improved water supply systems or school facilities.

•
Through the CCR the Company reports on key Environmental Performance Indicators consistent with the published International Petroleum Industry Environmental Conservation Association Guidelines, including business line reporting of air emissions, environmental spills, and hydrocarbon to water. In addition, the Company participates in numerous publicly available, national reporting systems covering emissions, such as the European Pollutant Emission Register, the U.S. Toxics Release Inventory, and the Pollutant Release and Transfer Register in Japan.

Operating in an environmentally responsible manner has long been and continues to be a primary focus for ExxonMobil. This includes implementation of systems to continuously improve existing operations and assess and mitigate impacts of new projects, regular dialogue with local communities, and research to understand the impacts of air quality on health. For example, ExxonMobil provides support for the Mickey Leland National Air Toxics Research Center and The National Environmental Respiratory Center. In addition, research is supported to understand disparities in health outcomes among different populations through the Center for Research on Minority Health at M.D. Anderson Cancer Center in Houston. The results of this important research are published in peer-reviewed scientific journals and reported broadly. Additionally, ExxonMobil supports numerous health initiatives within its workforce and in the communities in which the Company operates, including efforts to improve prevention and treatment of AIDS and malaria in countries prone to these diseases.

ADDITIONAL INFORMATION

Other Business

We are not currently aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

People with Disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the meeting at the telephone number or address listed under "Contact Information" on page 3.

Outstanding Shares

On February 28, 2006, there were 6,091,188,801 shares of common stock outstanding. Each common share has one vote.

How We Solicit Proxies

In addition to this mailing, ExxonMobil officers and employees may solicit proxies personally, electronically, by telephone, or with additional mailings. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $27,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Shareholder Proposals for Next Year

Any shareholder proposal for the annual meeting in 2007 must be sent to the Secretary at the address of ExxonMobil's principal executive office listed under "Contact Information" on page 3. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is 5:00 p.m., Central Time, on December 13, 2006. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is February 26, 2007. On request, the Secretary will provide instructions for submitting proposals.

Duplicate Annual Reports

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra annual reports by marking the "discontinue annual report mailing for this account" box on the proxy card. If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Also, you may call ExxonMobil Shareholder Services at the toll-free telephone number listed under "Contact Information" on page 3 at any time during the year to discontinue duplicate mailings.

Shareholders with the Same Address

If you share an address with one or more ExxonMobil shareholders, you may elect to "household" your proxy mailing. This means you will receive only one annual report and proxy statement at that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

Requests related to householding should be made by calling ExxonMobil Shareholder Services at the telephone number listed under "Contact Information" on page 3. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

Electronic Delivery of Proxy Statement and Annual Report

The 2006 Proxy Statement and the 2005 Summary Annual Report (the proxy materials) are available on our Web site at exxonmobil.com. Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save the Company the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

•
Shareholders of Record: If you vote on the Internet at www.computershare.com/expressvote, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to
 computershare.com/exxonmobil. You may also revoke an electronic delivery election at this site at any time.

•
Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Financial Statements

The year 2005 consolidated financial statements and auditor's report, management's discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information are provided in Appendix A.

SEC Form 10-K

Shareholders may obtain without charge a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission by writing to the Secretary at the address listed under "Contact Information" on page 3, or by visiting ExxonMobil's Web site at exxonmobil.com.

APPENDIX A
FINANCIAL SECTION

TABLE OF CONTENTS

Business Profile	A2
Financial Summary	A3
Frequently Used Terms	A4
Quarterly Information	A6
Management's Discussion and Analysis of Financial Condition and Results of Operations
Functional Earnings	A7
Forward-Looking Statements	A8
Overview	A8
Business Environment and Risk Assessment	A8
Review of 2005 and 2004 Results	A9
Liquidity and Capital Resources	A11
Capital and Exploration Expenditures	A15
Taxes	A15
Asset Retirement Obligations and Environmental Costs	A16
Market Risks, Inflation and Other Uncertainties	A16
Recently Issued Statements of Financial Accounting Standards	A17
Critical Accounting Policies	A18
Management's Report on Internal Control Over Financial Reporting	A22
Report of Independent Registered Public Accounting Firm	A22
Consolidated Financial Statements
Statement of Income	A24
Balance Sheet	A25
Statement of Shareholders' Equity	A26
Statement of Cash Flows	A27
Notes to Consolidated Financial Statements
1. Summary of Accounting Policies	A28
2. Accounting for Suspended Exploratory Well Costs	A31
3. Miscellaneous Financial Information	A34
4. Cash Flow Information	A34
5. Additional Working Capital Information	A34
6. Equity Company Information	A35
7. Investments and Advances	A36
8. Property, Plant and Equipment and Asset Retirement Obligations	A36
9. Leased Facilities	A37
10. Earnings Per Share	A37
11. Financial Instruments and Derivatives	A38
12. Long-Term Debt	A38
13. Incentive Program	A43
14. Litigation and Other Contingencies	A44
15. Annuity Benefits and Other Postretirement Benefits	A46
16. Disclosures about Segments and Related Information	A49
17. Income, Excise and Other Taxes	A51
Supplemental Information on Oil and Gas Exploration and Production Activities	A52
Operating Summary	A62

A1

BUSINESS PROFILE

	Earnings After Income Taxes				Return on Average Capital Employed		Capital and Exploration Expenditures
			Average Capital Employed
Financial
	2005	2004	2005	2004	2005	2004	2005	2004
	(millions of dollars)				(percent)		(millions of dollars)
Upstream
United States	$6,200	$4,948	$13,491	$13,355	46.0	37.0	$2,142	$1,922
Non-U.S.	18,149	11,727	39,770	37,287	45.6	31.5	12,328	9,793

Total	$24,349	$16,675	$53,261	$50,642	45.7	32.9	$14,470	$11,715

Downstream
United States	$3,911	$2,186	$6,650	$7,632	58.8	28.6	$753	$775
Non-U.S.	4,081	3,520	18,030	19,541	22.6	18.0	1,742	1,630

Total	$7,992	$5,706	$24,680	$27,173	32.4	21.0	$2,495	$2,405

Chemical
United States	$1,186	$1,020	$5,145	$5,246	23.1	19.4	$243	$262
Non-U.S.	2,757	2,408	8,919	9,362	30.9	25.7	411	428

Total	$3,943	$3,428	$14,064	$14,608	28.0	23.5	$654	$690

Corporate and financing	(154)	(479)	24,956	14,916	—	—	80	75

Total	$36,130	$25,330	$116,961	$107,339	31.3	23.8	$17,699	$14,885

See Frequently Used Terms on pages A4 and A5 for a definition and calculation of capital employed and return on average capital employed.

Operating	2005	2004
	(thousands of barrels daily)
Net liquids production
United States	477	557
Non-U.S.	2,046	2,014

Total	2,523	2,571

	(millions of cubic feet daily)
Natural gas production available for sale
United States	1,739	1,947
Non-U.S.	7,512	7,917

Total	9,251	9,864

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,065	4,215
	2005	2004
	(thousands of barrels daily)
Petroleum product sales
United States	2,915	2,872
Non-U.S.	5,342	5,338

Total	8,257	8,210

	(thousands of barrels daily)
Refinery throughput
United States	1,794	1,850
Non-U.S.	3,929	3,863

Total	5,723	5,713

	(thousands of metric tons)
Chemical prime product sales
United States	10,369	11,521
Non-U.S.	16,408	16,267

Total	26,777	27,788

(1)
Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

A2

FINANCIAL SUMMARY

	2005	2004	2003	2002	2001
	(millions of dollars, except per share amounts)
Sales and other operating revenue (1)	$358,955	$291,252	$237,054	$200,949	$208,715
Earnings
Upstream	$24,349	$16,675	$14,502	$9,598	$10,736
Downstream	7,992	5,706	3,516	1,300	4,227
Chemical	3,943	3,428	1,432	830	707
Corporate and financing	(154)	(479)	1,510	(442)	(142)
Merger-related expenses	—	—	—	(275)	(525)

Income from continuing operations	$36,130	$25,330	$20,960	$11,011	$15,003
Discontinued operations	—	—	—	449	102
Extraordinary gain	—	—	—	—	215
Accounting change	—	—	550	—	—

Net income	$36,130	$25,330	$21,510	$11,460	$15,320

Net income per common share
Income from continuing operations	$5.76	$3.91	$3.16	$1.62	$2.19
Net income per common share—assuming dilution
Income from continuing operations	$5.71	$3.89	$3.15	$1.61	$2.17
Discontinued operations, net of income tax	—	—	—	0.07	0.01
Extraordinary gain, net of income tax	—	—	—	—	0.03
Cumulative effect of accounting change, net of income tax	—	—	0.08	—	—

Net income	$5.71	$3.89	$3.23	$1.68	$2.21

Cash dividends per common share	$1.14	$1.06	$0.98	$0.92	$0.91
Net income to average shareholders' equity (percent)	33.9	26.4	26.2	15.5	21.3
Working capital	$27,035	$17,396	$7,574	$5,116	$5,567
Ratio of current assets to current liabilities	1.58	1.40	1.20	1.15	1.18
Additions to property, plant and equipment	$13,839	$11,986	$12,859	$11,437	$9,989
Property, plant and equipment, less allowances	$107,010	$108,639	$104,965	$94,940	$89,602
Total assets	$208,335	$195,256	$174,278	$152,644	$143,174
Exploration expenses, including dry holes	$964	$1,098	$1,010	$920	$1,175
Research and development costs	$712	$649	$618	$631	$603
Long-term debt	$6,220	$5,013	$4,756	$6,655	$7,099
Total debt	$7,991	$8,293	$9,545	$10,748	$10,802
Fixed-charge coverage ratio (times)	50.2	36.1	30.8	13.8	17.7
Debt to capital (percent)	6.5	7.3	9.3	12.2	12.4
Net debt to capital (percent) (2)	(22.0)	(10.7)	(1.2)	4.4	5.3
Shareholders' equity at year end	$111,186	$101,756	$89,915	$74,597	$73,161
Shareholders' equity per common share	$18.13	$15.90	$13.69	$11.13	$10.74
Weighted average number of common shares outstanding (millions)	6,266	6,482	6,634	6,753	6,868
Number of regular employees at year end (thousands) (3)	83.7	85.9	88.3	92.5	97.9
CORS employees not included above (thousands) (4)	22.4	19.3	17.4	16.8	19.9

(1)
Sales and other operating revenue includes excise taxes of $30,742 million for 2005, $27,263 million for 2004, $23,855 million for 2003, $22,040 million for 2002 and $21,907 million for 2001. Includes amounts for purchases/sales contracts with the same counterparty.

(2)
Debt net of cash, excluding restricted cash. The ratio of net debt to capital including restricted cash is (28.3) percent for 2005.

(3)
Regular employees are defined as active executive, management, professional, technical and wage employees who work full time or part time for the Corporation and are covered by the Corporation's benefit plans and programs.

(4)
CORS employees are employees of company-operated retail sites.

A3

FREQUENTLY USED TERMS

        Listed below are definitions of several of ExxonMobil's key business and financial performance measures. These definitions are provided to facilitate understanding of the terms and their calculation.

CASH FLOW FROM OPERATIONS AND ASSET SALES
        Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds from sales of subsidiaries, investments and property, plant and equipment from the Consolidated Statement of Cash Flows. This cash flow is the total sources of cash from both operating the Corporation's assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation's strategic and financial objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

Cash flow from operations and asset sales	2005	2004	2003
	(millions of dollars)
Net cash provided by operating activities	$48,138	$40,551	$28,498
Sales of subsidiaries, investments and property, plant and equipment	6,036	2,754	2,290

Cash flow from operations and asset sales	$54,174	$43,305	$30,788

CAPITAL EMPLOYED
        Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil's net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil's share of total debt and shareholders' equity. Both of these views include ExxonMobil's share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

Capital employed	2005	2004	2003
	(millions of dollars)
Business uses: asset and liability perspective
Total assets	$208,335	$195,256	$174,278
Less liabilities and minority share of assets and liabilities
Total current liabilities excluding notes and loans payable	(44,536)	(39,701)	(33,597)
Total long-term liabilities excluding long-term debt and equity of minority and preferred shareholders in affiliated companies	(41,095)	(41,554)	(37,839)
Minority share of assets and liabilities	(4,863)	(5,285)	(4,945)
Add ExxonMobil share of debt-financed equity company net assets	3,450	3,914	4,151

Total capital employed	$121,291	$112,630	$102,048

Total corporate sources: debt and equity perspective
Notes and loans payable	$1,771	$3,280	$4,789
Long-term debt	6,220	5,013	4,756
Shareholders' equity	111,186	101,756	89,915
Less minority share of total debt	(1,336)	(1,333)	(1,563)
Add ExxonMobil share of equity company debt	3,450	3,914	4,151

Total capital employed	$121,291	$112,630	$102,048

A4

RETURN ON AVERAGE CAPITAL EMPLOYED
        Return on average capital employed (ROCE) is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil's share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation's total ROCE is net income excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management's performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which tend to be more cash flow based, are used for future investment decisions.

Return on average capital employed	2005	2004	2003
	(millions of dollars)
Net income	$36,130	$25,330	$21,510
Financing costs (after tax)
Third-party debt	(1)	(137)	(69)
ExxonMobil share of equity companies	(144)	(185)	(172)
All other financing costs—net (1)	(295)	54	1,775

Total financing costs	(440)	(268)	1,534

Earnings excluding financing costs	$36,570	$25,598	$19,976

Average capital employed	$116,961	$107,339	$95,373
Return on average capital employed—corporate total	31.3%	23.8%	20.9%

(1)
"All other financing costs—net" in 2003 includes interest income (after tax) associated with the settlement of a U.S. tax dispute.

A5

QUARTERLY INFORMATION

	2005					2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
	(thousands of barrels daily)
Volumes
Production of crude oil and natural gas liquids	2,544	2,468	2,451	2,629	2,523	2,635	2,581	2,505	2,565	2,571
Refinery throughput	5,749	5,727	5,764	5,652	5,723	5,596	5,589	5,809	5,852	5,713
Petroleum product sales	8,229	8,259	8,217	8,322	8,257	8,126	8,023	8,242	8,446	8,210
	(millions of cubic feet daily)
Natural gas production available for sale	10,785	8,709	7,716	9,822	9,251	11,488	9,061	8,488	10,430	9,864
	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,341	3,919	3,737	4,266	4,065	4,550	4,091	3,920	4,303	4,215
	(thousands of metric tons)
Chemical prime product sales	6,938	6,592	6,955	6,292	26,777	6,792	6,930	7,117	6,949	27,788
Summarized financial data	(millions of dollars)
Sales and other operating revenue (2)	$79,475	86,622	96,731	96,127	358,955	$66,060	69,220	74,854	81,118	291,252
Gross profit (3)	$31,525	32,962	35,336	36,841	136,664	$27,619	28,202	29,655	33,560	119,036
Net income	$7,860	7,640	9,920	10,710	36,130	$5,440	5,790	5,680	8,420	25,330
Per share data	(dollars per share)
Net income per common share	$1.23	1.21	1.60	1.72	5.76	$0.83	0.89	0.88	1.31	3.91
Net income per common share—assuming dilution	$1.22	1.20	1.58	1.71	5.71	$0.83	0.88	0.88	1.30	3.89
Dividends per common share	$0.27	0.29	0.29	0.29	1.14	$0.25	0.27	0.27	0.27	1.06
Common stock prices
High	$64.37	61.74	65.96	63.89	65.96	$43.40	45.53	49.79	52.05	52.05
Low	$49.25	52.78	57.60	54.50	49.25	$39.91	41.43	44.20	48.18	39.91

(1)
Gas converted to oil equivalent at 6 million cubic feet = 1 thousand barrels.

(2)
Includes excise taxes and amounts for purchases/sales with the same counterparty.

(3)
Gross profit equals sales and other operating revenue less estimated costs associated with products sold.

        The price range of ExxonMobil common stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil common stock is traded. The principal market where ExxonMobil common stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States.

        There were 616,344 registered shareholders of ExxonMobil common stock at December 31, 2005. At January 31, 2006, the registered shareholders of ExxonMobil common stock numbered 614,599.

        On January 25, 2006, the Corporation declared a $0.32 dividend per common share, payable March 10, 2006.

A6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUNCTIONAL EARNINGS	2005	2004	2003
	(millions of dollars, except per share amounts)
Net income (U.S. GAAP)
Upstream
United States	$6,200	$4,948	$3,905
Non-U.S.	18,149	11,727	10,597
Downstream
United States	3,911	2,186	1,348
Non-U.S.	4,081	3,520	2,168
Chemical
United States	1,186	1,020	381
Non-U.S.	2,757	2,408	1,051
Corporate and financing	(154)	(479)	1,510

Income from continuing operations	$36,130	$25,330	$20,960
Accounting change	—	—	550

Net income	$36,130	$25,330	$21,510

Net income per common share	$5.76	$3.91	$3.24
Net income per common share—assuming dilution	$5.71	$3.89	$3.23
Special items included in net income
Non-U.S. Upstream
Gain on Dutch gas restructuring	$1,620	$—	$—
Gain on transfer of Ruhrgas shares	$—	$—	$1,700
U.S. Downstream
Allapattah lawsuit provision	$(200)	$(550)	$—
Non-U.S. Downstream
Sale of Sinopec shares	$310	$—	$—
Non-U.S. Chemical
Sale of Sinopec shares	$150	$—	$—
Joint venture litigation	$390	$—	$—
Corporate and financing
U.S. tax settlement	$—	$—	$2,230

A7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS
        Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including demand growth and mix; capacity increases; production growth and mix; financing sources; the resolution of contingencies; the effect of changes in prices; interest rates and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; and other factors discussed herein and in Item 1A of ExxonMobil's 2005 Form 10-K.

OVERVIEW
        The following discussion and analysis of ExxonMobil's financial results, as well as the accompanying financial statements and related notes to consolidated financial statements to which they refer, are the responsibility of the management of Exxon Mobil Corporation. The Corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The Corporation's business model involves the production (or purchase), manufacture and sale of physical products, and all commercial activities are directly in support of the underlying physical movement of goods. Our consistent, conservative approach to financing the capital-intensive needs of the Corporation has helped ExxonMobil to sustain the "triple-A" status of its long-term debt securities for 87 years.

        ExxonMobil, with its resource base, financial strength, disciplined investment approach and technology portfolio, is well-positioned to participate in substantial investments to develop new energy supplies. While commodity prices remain volatile on a short-term basis depending on supply and demand, ExxonMobil's investment decisions are based on our long-term outlook, using a disciplined approach in selecting and pursuing the most attractive investment opportunities. The corporate plan is a fundamental annual management process that is the basis for setting risk-assessed near-term operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Volumes are based on individual field production profiles, which are also updated annually. Prices for crude oil, natural gas and refined products are based on corporate plan assumptions developed annually by major region and used for investment evaluation purposes. Potential investment opportunities are tested over a wide range of economic scenarios to establish the resiliency of each opportunity. Once investments are made, a reappraisal process is completed to ensure relevant lessons are learned and improvements are incorporated into future projects. ExxonMobil views return on capital employed as the best measure of historical capital productivity.

BUSINESS ENVIRONMENT AND RISK ASSESSMENT
Long-Term Business Outlook
        By 2030, the world's population is expected to grow to 8 billion, approximately 25 percent higher than today's level. Coincident with this population increase, the Corporation expects worldwide economic growth to average just under 3 percent per year. This combination of population and economic growth should lead to a primary energy demand increase of approximately 50 percent by 2030. The vast majority (80 percent) of the increase is expected to occur in developing countries.

        As demand rises, energy efficiency will become increasingly important, with the pace of improvement likely to accelerate. This accelerated pace is the outcome of expected improvements in personal transportation and power generation driven by the introduction of new technologies, as well as a myriad of other improvements which span the residential, commercial and industrial sectors.

        Fossil fuels, including coal, are expected to remain the predominant energy sources with approximately 80 percent share of total energy. Oil and gas alone are expected to be about 60 percent. These well-established fuel sources are the only ones with the versatility and scale to meet the majority of the world's growing energy needs. Nuclear power will likely be a growing option to meet electricity needs. Alternative fuels, such as solar and wind power, will grow rapidly, underpinned by government subsidies and mandates. But even with assumptions of robust 10 percent per year growth, solar and wind are expected to represent just 1 percent of the total energy portfolio by 2030.

        Oil demand should grow at 1.4 percent per year, primarily due to the increasing number of light duty vehicles in the transportation sector, partly offset by improvements in fuel efficiency. Natural gas and coal are both expected to grow at 1.8 percent annually driven primarily by increased need for electric power generation. The Corporation expects the liquefied natural gas (LNG) market to quintuple by 2030, helping to meet rising import dependency in Europe, North America and Asia. With equity positions in many of the largest remote gas accumulations in the world, the Corporation is positioned to benefit from its technology advances in gas liquefaction, transportation and regasification that enable distant gas supplies to reach markets economically.

        The Corporation expects the world's reserve base to grow not only from new discoveries, but also from increases to known reserves. Technology will underpin these increases. The cost to develop these reserves is also large. According to the International Energy Agency, the investment required to meet total oil and gas energy needs worldwide through 2030 will be about $200 billion per year, or $5 trillion in total.

Upstream
        ExxonMobil maintains the largest portfolio of development and exploration opportunities among the international oil companies, which enables the selectivity required to optimize total profitability and mitigate overall political and technical risks. As future development projects bring new production on line, the Corporation expects a shift in the geographic mix of its production volumes between now and 2010. Oil and natural gas output from West Africa, the Caspian, the Middle East and Russia is expected to more than double during the next five years based on current capital project execution plans. Currently, these growth areas account for just over 25 percent of the Corporation's production. By the end of the decade, they are expected to generate about 50 percent of total volumes. The remainder of the Corporation's production is expected to be sourced from established areas, including Europe and North America.

A8

        In addition to a changing geographic mix, there will also be a change in the type of opportunities from which volumes are produced. Production using arctic technology, deepwater drilling and production systems, heavy oil recovery processes and LNG is expected to grow from 25 percent to 35 percent of the Corporation's output between now and 2010. The Corporation's overall volume capacity outlook, based on projects coming on stream as anticipated, is for production capacity to grow over the period 2006-2010. However, actual volumes will vary from year to year due to timing of individual project start-ups, operational outages, reservoir performance, regulatory changes, asset sales, severe weather events, price effects under production sharing contracts and other factors described in Item 1A of ExxonMobil's 2005 Form 10-K.

Downstream
        The downstream industry environment remains very competitive. While refining margins in 2005 were strong, our long-term real refining margins have declined at a rate of about 1 percent per year over the past 20 years. The intense competition in the retail fuels market has similarly driven down real margins by about 4 percent per year. Global refining capacity is expected to grow at about 1 to 2 percent per year through 2010 with Asia Pacific expected to grow at more than 3 percent per year. ExxonMobil assets are well-positioned to supply the growing demand for petroleum products and our continuous focus on making our refineries more efficient and productive has resulted in significant capacity increases to help meet growing demand at a fraction of the cost of building a new refinery. Our capacity growth rate over the past 10 years at existing facilities has been the equivalent of building a new mid-sized refinery every 3 years.

        Refining margins are a function of the difference between what a refinery pays for its raw materials (primarily crude oil) and the market prices for the range of products produced (primarily gasoline, heating oil, jet fuel and fuel oil). Crude oil and many products are widely traded with published prices, including those quoted on multiple exchanges around the world (e.g., New York Mercantile Exchange and International Petroleum Exchange). Prices for these commodities (crude and various products) are determined by the global marketplace and are impacted by many factors, including global and regional supply/demand balances, inventory levels, refinery operations, import/export balances, seasonality and weather and political climate. This global market and trade flow was particularly evident following the 2005 supply disruptions in the United States caused by hurricanes Katrina and Rita. Fuel prices increased when 25 percent of U.S. refining capacity was shut down. Consumers reduced demand, and additional product imports flowed into the United States. Supply and demand came back into balance quickly, with an associated decline in prices.

        The objectives of ExxonMobil's Downstream strategies are to position the Corporation to be the industry leader under a variety of market conditions. These strategies include maintaining best-in-class operations in all aspects of the business, maximizing value from leading-edge technology, capitalizing on integration with other ExxonMobil businesses, and providing high quality, valued products and services to the Corporation's customers. ExxonMobil has an ownership interest in 45 refineries, located in 25 countries, with distillation capacity of 6.4 million barrels per day and lubricant basestock manufacturing capacity of about 150 thousand barrels per day. ExxonMobil's fuels and lubes marketing business portfolios include operations in over 150 countries on six continents, serving a globally diverse customer base. World class scale and integration, industry-leading efficiency, leading-edge technology and globally respected brands enable ExxonMobil to take advantage of attractive emerging-growth opportunities around the globe.

Chemical
        Petrochemical demand continued to be supported by a strong global economy in 2005, although reduced product availability and demand in the United States in the aftermath of hurricanes Katrina and Rita impacted sales volumes. Asian demand was strong, driven by economic and industrial production growth. ExxonMobil benefited from continued strong reliability of its operations, as well as a portfolio of products that includes many of the largest-volume and highest-growth petrochemicals in the global economy. In addition to being a worldwide supplier of primary petrochemical products, Chemical also has a diverse portfolio of less-cyclical business lines. Chemical's competitive advantages are achieved through its business mix, broad geographic coverage, investment discipline, integration of chemical capacity with large refining complexes or Upstream gas processing, operational excellence, leading proprietary technology and product application expertise.

REVIEW OF 2005 AND 2004 RESULTS

	2005	2004	2003
	(millions of dollars)
Income from continuing operations	$36,130	$25,330	$20,960
Accounting change	—	—	550

Net income (U.S. GAAP)	$36,130	$25,330	$21,510

2005
        Net income in 2005 of $36,130 million was the highest ever for the Corporation, up $10,800 million from 2004. Net income in 2005 included special items of $2,270 million, consisting of a $1,620 million gain related to the Dutch gas restructuring, a $460 million gain from the sale of the Corporation's stake in Sinopec, a $390 million gain from the resolution of joint venture litigation and a charge of $200 million relating to the Allapattah lawsuit provision.

        Total assets at December 31, 2005, of $208 billion increased by approximately $13 billion from 2004, reflecting strong earnings and the Corporation's active investment program, particularly in the Upstream.

2004
        Net income in 2004 of $25,330 million was up $3,820 million from 2003. Net income in 2004 included a special charge of $550 million relating to Allapattah. Interest expense in 2004 increased to $638 million compared to $207 million in 2003, reflecting the interest component of the Allapattah lawsuit provision.

        Total assets at December 31, 2004, of $195 billion increased by approximately $21 billion from 2003, reflecting strong earnings and the Corporation's active investment program, particularly in the Upstream.

A9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Upstream

	2005	2004	2003
	(millions of dollars)
Upstream
United States	$6,200	$4,948	$3,905
Non-U.S.	18,149	11,727	10,597

Total	$24,349	$16,675	$14,502

2005
        Upstream earnings totaled $24,349 million, including $1,620 million from a gain related to the Dutch gas restructuring. Absent this, Upstream earnings increased $6,054 million from 2004 due to higher liquids and natural gas realizations partly offset by lower production volume. Oil equivalent production was down 4 percent versus 2004 including the impact of hurricanes Katrina and Rita, as well as divestment and entitlement effects. Excluding these impacts, total oil-equivalent production decreased by 1 percent. Liquids production of 2,523 kbd (thousands of barrels daily) decreased by 48 kbd from 2004. Production increases from new projects in West Africa, the North Sea and North America were offset by natural field decline in mature areas, the impact of hurricanes Katrina and Rita, as well as divestment and entitlement effects. Natural gas production of 9,251 mcfd (millions of cubic feet daily) decreased 613 mcfd from 2004. Higher volumes from projects in Qatar, the North Sea and North America were offset by mature field decline, the impact of hurricanes Katrina and Rita, maintenance activity, lower European demand, as well as entitlement and divestment impacts. Improved earnings from both U.S. and non-U.S. Upstream operations were driven by higher liquids and natural gas realizations, partly offset by lower production volumes. Earnings from U.S. Upstream operations for 2005 were $6,200 million, an increase of $1,252 million. Earnings outside the U.S. for 2005, including the $1,620 million gain related to the Dutch gas restructuring, were $18,149 million, an increase of $6,422 million.

2004
        Upstream earnings of  $16,675 million increased $2,173 million due to higher liquids and natural gas realizations. Upstream earnings for 2003 included a $1,700 million gain on the transfer of shares in Ruhrgas AG. Absent this, Upstream earnings increased $3,873 million in 2004. Oil-equivalent production was flat with 2003 including price-related entitlement effects and divestment impacts. Excluding these impacts, total oil-equivalent production was up 3 percent versus 2003. Liquids production of 2,571 kbd increased 55 kbd from 2003. Production increases in West Africa and Norway were partly offset by natural field decline in mature areas, entitlement effects and divestment impacts. Natural gas production of 9,864 mcfd in 2004 compared with 10,119 mcfd in 2003. The start-up of an additional LNG train in Qatar and contributions from projects and work programs were more than offset by natural field decline, divestment impacts and entitlement effects. Earnings from U.S. Upstream operations for 2004 of $4,948 million were $1,043 million higher than 2003 due to higher realizations partly offset by lower production volumes. Earnings outside the U.S. for 2004 of $11,727 million were $1,130 million higher than 2003 due to improved realizations and higher production volumes. Earnings outside the U.S. for 2003 included a $1,700 million from a gain on the transfer of shares in Ruhrgas AG.

Downstream

	2005	2004	2003
	(millions of dollars)
Downstream
United States	$3,911	$2,186	$1,348
Non-U.S.	4,081	3,520	2,168

Total	$7,992	$5,706	$3,516

2005
        Downstream earnings totaled $7,992 million, including a gain of $310 million for the Sinopec share sale and a special charge of $200 million relating to the Allapattah lawsuit provision. Downstream earnings for 2004 also included a charge of $550 million for Allapattah. Absent these, Downstream earnings increased $1,626 million from 2004 reflecting stronger worldwide refining margins partly offset by weaker marketing margins. Petroleum product sales of 8,257 kbd increased from 8,210 kbd in 2004. Refinery throughput was 5,723 kbd compared with 5,713 kbd in 2004. U.S. Downstream earnings of $3,911 million increased by $1,725 million, including the charges in both years related to Allapattah. Non-U.S. Downstream earnings of $4,081 million, including a gain for the Sinopec share sale, were $561 million higher than 2004.

2004
        Downstream earnings totaled $5,706 million, including a special charge of $550 million relating to Allapattah. Absent this, Downstream earnings increased $2,740 million due to stronger worldwide refining margins and higher refinery throughput partly offset by weaker marketing margins. Earnings also benefited from a planned reduction in inventories as a result of optimizing operations around the world. Petroleum product sales of 8,210 kbd were 253 kbd higher than 2003, largely related to increased refinery runs due to strong margins and more efficient operations. Refinery throughput was 5,713 kbd compared with 5,510 kbd in 2003. U.S. Downstream earnings of $2,186 million, including the charge relating to Allapattah, increased by $838 million. Non-U.S. Downstream earnings of $3,520 million were $1,352 million higher than 2003.

Chemical

	2005	2004	2003
	(millions of dollars)
Chemical
United States	$1,186	$1,020	$381
Non-U.S.	2,757	2,408	1,051

Total	$3,943	$3,428	$1,432

2005
        Chemical earnings totaled $3,943 million, including a $390 million gain from the favorable resolution of joint venture litigation and $150 million from a gain on the Sinopec share sale. Absent these, Chemical earnings decreased $25 million from 2004 due to lower volumes, partially offset by higher worldwide margins. Prime product sales were 26,777 kt (thousands of metric tons), a decrease of 1,011 kt from 2004, largely reflecting the impact of hurricanes Katrina and Rita. Prime product sales are total chemical product sales including ExxonMobil's share of equity-company volumes and finished-product transfers to

A10

the Downstream business. Carbon black oil and sulfur volumes are excluded. U.S. Chemical earnings of $1,186 million increased by $166 million. Non-U.S. Chemical earnings increased by $349 million to $2,757 million, including the impact of the gain from the resolution of the joint venture litigation of $390 million and a gain of $150 million on the Sinopec share sale.

2004
        Chemical earnings of $3,428 million were up $1,996 million from 2003. Earnings benefited from improved worldwide margins, higher volumes and favorable foreign exchange effects. Prime product sales were a record 27,788 kt, an increase of 1,221 kt from 2003, reflecting improved worldwide demand. U.S. Chemical earnings of $1,020 million were $639 million higher than 2003 with higher margins and increased volumes on improved demand. Non-U.S. Chemical earnings of $2,408 million were $1,357 million higher than 2003 due to higher margins, strong demand in Asia and favorable foreign exchange effects.

All Other Segments

	2005	2004	2003
	(millions of dollars)
All other segments
Corporate and financing	$(154)	$(479)	$1,510
Accounting change	—	—	550

Total	$(154)	$(479)	$2,060

2005
        Corporate and financing expenses were $154 million compared with $479 million in 2004. The decrease of $325 million is mainly due to higher interest income.

2004
        Corporate and financing expenses in 2004 were $479 million. The corporate and financing segment contributed $1,510 million to earnings in 2003, including $2,230 million relating to the settlement of a long-running U.S. tax dispute. Excluding this item, corporate and financing expenses were down $241 million mainly due to lower U.S. pension expense.

LIQUIDITY AND CAPITAL RESOURCES

Sources and Uses of Cash

	2005	2004
	(millions of dollars)
Net cash provided by/(used in)
Operating activities	$48,138	$40,551
Investing activities	(10,270)	(14,910)
Financing activities	(26,941)	(18,268)
Effect of exchange rate changes	(787)	532

Increase/(decrease) in cash and cash equivalents	$10,140	$7,905

	(Dec. 31)
Cash and cash equivalents	$28,671	$18,531
Cash and cash equivalents—restricted	4,604	4,604

Total cash and cash equivalents	$33,275	$23,135

        Cash and cash equivalents were $28,671 million at the end of 2005, an increase of $10,140 million, including $(787) million of foreign exchange rate effects from the general strengthening of the U.S. dollar in 2005. Including restricted cash and cash equivalents of $4,604 million (see note 3 on page A34 and note 14 on page A44), total cash and cash equivalents were $33,275 million at the end of 2005. Cash and cash equivalents were $18,531 million at the end of 2004, an increase of $7,905 million, including $532 million of foreign exchange rate effects from the generally weaker U.S. dollar in 2004. Including restricted cash and cash equivalents of $4,604 million, total cash and cash equivalents of $23,135 million at the end of 2004 increased $12,509 million during the year. Cash flows from operating, investing and financing activities are discussed below. For additional details, see the Consolidated Statement of Cash Flows on page A27.

        Although the Corporation issues long-term debt from time to time and maintains a revolving commercial paper program, internally generated funds cover the majority of its financial requirements. The management of cash that may be temporarily available as surplus to the Corporation's immediate needs is carefully controlled, both to optimize returns on cash balances, and to ensure that it is secure and readily available to meet the Corporation's cash requirements as they arise.

        The Corporation will need to continually find and develop new fields, and continue to develop and apply new technologies and recovery processes to existing fields, in order to maintain or increase production and resulting cash flows in future periods. After a period of production at plateau rates, it is the nature of oil and gas fields eventually to produce at declining rates for the remainder of their economic life. Averaged over all our existing oil and gas fields and without new projects, ExxonMobil's entitlement production is expected to decline at approximately six percent per year through the end of the decade, consistent with recent historical performance. Decline rates can vary widely by individual field due to a number of factors, including, but not limited to, the type of reservoir, fluid properties, recovery mechanisms, and age of the field. Furthermore, the Corporation's production entitlements for individual fields can vary with price and contractual terms.

        The Corporation has long been successful at offsetting the effects of natural field decline through disciplined investments and anticipates similar results in the future. Projects are in progress or planned to increase production capacity. However, these volume increases are subject to a variety of risks including project start-up timing, operational outages, reservoir performance, crude oil and natural gas prices, severe weather events, and regulatory changes. The Corporation's cash flows are also highly dependent on crude oil and natural gas prices.

        The Corporation's financial strength as evidenced by its AAA/Aaa debt rating, enables it to make large, long-term capital expenditures. Capital and exploration expenditures in 2005 were $17.7 billion, reflecting the Corporation's continued active investment program. The Corporation expects spending to continue in this range for the next several years, although actual spending could vary depending on progress of individual projects. The Corporation has a large and diverse portfolio of development projects and exploration opportunities, which helps mitigate the overall political and technical risks of the Corporation's Upstream segment and associated cash flow. Further, due to its financial strength, debt capacity and diverse portfolio of opportunities, the risk associated with failure or delay of any single project would not have a significant impact

A11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

on the Corporation's liquidity or ability to generate sufficient cash flows for operations and its fixed commitments. The purchase and sale of oil and gas properties have not had a significant impact on the amount or timing of cash flows from operating activities.

Cash Flow from Operating Activities

2005
        Cash provided by operating activities totaled $48.1 billion in 2005, a $7.5 billion increase from 2004. Major sources of funds were net income of $36.1 billion, which increased $10.8 billion, and non-cash provisions of $10.3 billion for depreciation and depletion. Contributing to the increased level of cash provided by operating activities in 2005 was the net timing effect of receipts of notes and accounts receivable and payments of accounts and other payables in a rising price environment.

2004
        Cash provided by operating activities totaled $40.6 billion in 2004, a $12.1 billion increase from 2003. Major sources of funds were net income of $25.3 billion, which increased $3.8 billion, and non-cash provisions of $9.8 billion for depreciation and depletion. Contributing to the increased level of cash provided by operating activities in 2004 was $2.4 billion of lower company contributions to pension plans and $3.0 billion of cash received related to the U.S. tax settlement recognized in earnings in 2003.

Cash Flow from Investing Activities

2005
        Cash used in investing activities totaled $10.3 billion in 2005, $4.6 billion lower than 2004. In 2004, the Corporation pledged $4.6 billion as bond collateral for a litigation appeal (see 2004 comments below). Spending for property, plant and equipment increased $1.9 billion. Proceeds from the sales of subsidiaries, investments and property, plant and equipment of $6.0 billion in 2005 increased $3.3 billion, including almost $1.4 billion from the sale of the Corporation's interest in Sinopec.

2004
        Cash used in investing activities totaled $14.9 billion in 2004, $4.1 billion higher than 2003. Spending for property, plant and equipment decreased $0.9 billion. Proceeds from the sales of subsidiaries, investments and property, plant and equipment in 2004 increased $0.5 billion to $2.8 billion. As discussed in note 14 on page A44, investing activities in 2004 included a pledge by the Corporation of $4.6 billion of collateral consisting of cash and short-term, high-quality securities to the issuer of a litigation-related appeal bond. This collateral was reported as restricted cash and cash equivalents on the balance sheet.

Cash Flow from Financing Activities

2005
        Cash used in financing activities was $26.9 billion, an increase of $8.6 billion from 2004, reflecting a higher level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.14 per share from $1.06 per share and totaled $7.2 billion, a payout of 20 percent. Total consolidated short-term and long-term debt declined $0.3 billion to $8.0 billion at year-end 2005. Shareholders' equity increased $9.5 billion in 2005, to $111.2 billion, reflecting $36.1 billion of net income partly offset by distributions to ExxonMobil shareholders of $7.2 billion of dividends and $16.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding. Shareholders' equity, and net assets and liabilities, also decreased $2.6 billion, representing the foreign exchange translation effects of weaker foreign currencies at the end of 2005 on ExxonMobil's operations outside the U.S.

        During 2005, Exxon Mobil Corporation purchased 311 million shares of its common stock for the treasury at a gross cost of $18.2 billion. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced 4.2 percent from 6,401 million at the end of 2004 to 6,133 million at the end of 2005. Purchases were made in both the open market and through negotiated transactions. Purchases may be increased, decreased or discontinued at any time without prior notice.

2004
        Cash used in financing activities was $18.3 billion, an increase of $3.5 billion from 2003, reflecting a higher level of purchases of ExxonMobil shares. Dividend payments on common shares increased to $1.06 per share from $0.98 per share and totaled $6.9 billion, a payout of 27 percent. Total consolidated short-term and long-term debt declined $1.2 billion to $8.3 billion at year-end 2004. Shareholders' equity increased $11.8 billion in 2004 to $101.7 billion, reflecting $25.3 billion of net income partly offset by distributions to ExxonMobil shareholders of $6.9 billion of dividends and $8.0 billion of purchases of shares of ExxonMobil stock to reduce shares outstanding. Shareholders' equity, and net assets and liabilities, also increased $2.2 billion, representing the foreign exchange translation effects of stronger foreign currencies on ExxonMobil's operations outside the U.S.

        During 2004, Exxon Mobil Corporation purchased 218 million shares of its common stock for the treasury at a gross cost of $10.0 billion. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced 2.5 percent from 6,568 million at the end of 2003 to 6,401 million at the end of 2004. Purchases were made in both the open market and through negotiated transactions.

A12

Commitments
        Set forth below is information about the Corporation's commitments outstanding at December 31, 2005. It provides data for easy reference from the consolidated balance sheet and from individual notes to the consolidated financial statements.

		Payments Due by Period
Commitments	Note Reference Number	2006	2007- 2010	2011 and Beyond	Total
		(millions of dollars)
Long-term debt (1)	12	$—	$583	$5,637	$6,220
— Due in one year (2)		515	—	—	515
Asset retirement obligations (3)	8	143	788	2,637	3,568
Pension obligations (4)	15	1,582	1,528	4,961	8,071
Operating leases (5)	9	1,505	3,895	1,560	6,960
Unconditional purchase obligations (6)	14	569	1,909	2,098	4,576
Take-or-pay obligations (7)		983	2,740	2,288	6,011
Firm capital commitments (8)		4,105	2,341	1,129	7,575

        This table excludes commodity purchase obligations (volumetric commitments but no fixed or minimum price) which are resold shortly after purchase, either in an active, highly liquid market or under long-term, unconditional sales contracts with similar pricing terms. Examples include long-term, noncancelable LNG and natural gas purchase commitments and commitments to purchase refinery products at market prices. Inclusion of such commitments would not be meaningful in assessing liquidity and cash flow, because these purchases will be offset in the same periods by cash received from the related sales transactions.

Notes:

(1)
Includes capitalized lease obligations of $197 million. Long-term debt amounts exclude the Corporation's share of equity company debt.
(2)
The amount due in one year is included in notes and loans payable of $1,771 million (note 5 on page A34).
(3)
The discounted present value of upstream asset retirement obligations, primarily asset removal costs at the completion of field life.
(4)
The amount by which accumulated benefit obligations (ABOs) exceeded the fair value of fund assets for certain U.S. and non-U.S. plans at year end. For funded pension plans, this difference was $2.8 billion at December 31, 2005 (U.S. $1.2 billion, non-U.S. $1.6 billion). For unfunded plans, this was the ABO amount of $5.3 billion (U.S. $1.1 billion, non-U.S. $4.2 billion). The payments by period include expected contributions to funded pension plans in 2006 and estimated benefit payments for unfunded plans in all years.
(5)
Minimum commitments for operating leases, shown on an undiscounted basis, cover drilling equipment, tankers, service stations and other properties.
(6)
Unconditional purchase obligations (UPOs) are those long-term commitments that are noncancelable and that third parties have used to secure financing for the facilities that will provide the contracted goods or services. The undiscounted obligations of $4,576 million mainly pertain to pipeline throughput agreements and include $2,324 million of obligations to equity companies. The present value of the total commitments, excluding imputed interest of $1,248 million, was $3,328 million.
(7)
Take-or-pay obligations are noncancelable, long-term commitments for goods and services other than UPOs. The undiscounted obligations of $6,011 million mainly pertain to transportation and refining purchases and include $2,008 million of obligations to equity companies. The present value of the total commitments, excluding imputed interest of $1,287 million, totaled $4,724 million.
(8)
Firm commitments related to capital projects, shown on an undiscounted basis, totaled approximately $7.6 billion. These commitments were predominantly associated with Upstream projects outside the U.S., of which the two largest commitments outstanding at the end of 2005 were $1.9 billion and $1.4 billion associated with the development of crude oil and natural gas resources in Malaysia and Kazakhstan, respectively. The Corporation expects to fund the majority of these commitments through internal cash flow.

Guarantees
        The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2005, for $3,893 million, primarily relating to guarantees for notes, loans and performance under contracts (note 14 on page A44). This included $1,020 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $2,649 million, representing ExxonMobil's share of obligations of certain equity companies. The below mentioned guarantees are not reasonably likely to have a material current or future effect on the Corporation's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

	Dec. 31, 2005
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)
Guarantees of excise taxes/customs duties under reciprocal arrangements	$—	$1,020	$1,020
Other guarantees	2,649	224	2,873

Total	$2,649	$1,244	$3,893

A13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Financial Strength
        On December 31, 2005, unused credit lines for short-term financing totaled approximately $5.4 billion (note 5 on page A34).

        The table below shows the Corporation's fixed-charge coverage and consolidated debt-to-capital ratios. The data demonstrate the Corporation's creditworthiness. Throughout this period, the Corporation's long-term debt securities maintained the top credit rating from both Standard and Poor's (AAA) and Moody's (Aaa), a rating it has sustained for 87 years.

	2005	2004	2003
Fixed-charge coverage ratio (times)	50.2	36.1	30.8
Debt to capital (percent)	6.5	7.3	9.3
Net debt to capital (percent) (1)	(22.0)	(10.7)	(1.2)
Credit rating	AAA/Aaa	AAA/Aaa	AAA/Aaa

(1)
Debt net of cash, excluding restricted cash. The ratio of net debt to capital including restricted cash is (28.3) percent for 2005.

        Management views the Corporation's financial strength, as evidenced by the above financial ratios and other similar measures, to be a competitive advantage of strategic importance. The Corporation's sound financial position gives it the opportunity to access the world's capital markets in the full range of market conditions, and enables the Corporation to take on large, long-term capital commitments in the pursuit of maximizing shareholder value.

        The Corporation makes limited use of derivative instruments, which are discussed in Risk Management on page A17 and note 11 on page A38.

Litigation and Other Contingencies
        As discussed in note 14 to the Consolidated Financial Statements a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the compensatory claims have been resolved and paid. All of the punitive damage claims were consolidated in the civil trial that began in 1994. The first judgment from the United States District Court for the District of Alaska in the amount of $5 billion was vacated by the United States Court of Appeals for the Ninth Circuit as being excessive under the Constitution. The second judgment in the amount of $4 billion was vacated by the Ninth Circuit panel without argument and sent back for the District Court to reconsider in light of the recent U.S. Supreme Court decision in Campbell v. State Farm. The most recent District Court judgment for punitive damages was for $4.5 billion plus interest and was entered in January 2004. ExxonMobil and the plaintiffs have appealed this decision to the Ninth Circuit. The Corporation has posted a $5.4 billion letter of credit. Oral arguments were held before the Ninth Circuit on January 27, 2006. Management believes that the likelihood of the judgment being upheld is remote. While it is reasonably possible that a liability may have been incurred from the Exxon Valdez grounding, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        In December 2000, a jury in the 15th Judicial Circuit Court of Montgomery County, Alabama, returned a verdict against the Corporation in a dispute over royalties in the amount of $88 million in compensatory damages and $3.4 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court in May 2001. In December 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The case was retried and in November 2003, a state district court jury in Montgomery, Alabama, returned a verdict against Exxon Mobil Corporation. The verdict included $63.5 million in compensatory damages and $11.8 billion in punitive damages. In March 2004, the district court judge reduced the amount of punitive damages to $3.5 billion. ExxonMobil believes the judgment is not justified by the evidence, that any punitive damage award is not justified by either the facts or the law, and that the amount of the award is grossly excessive and unconstitutional. ExxonMobil has appealed the decision to the Alabama Supreme Court. Management believes that the likelihood of the judgment being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over royalties, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability. In May 2004, the Corporation posted a $4.5 billion supersedeas bond as required by Alabama law to stay execution of the judgment pending appeal. The Corporation has pledged to the issuer of the bond collateral consisting of cash and short-term, high-quality securities with an aggregate value of approximately $4.6 billion. This collateral is reported as restricted cash and cash equivalents on the Consolidated Balance Sheet. Under the terms of the pledge agreement, the Corporation is entitled to receive the income generated from the cash and securities and to make investment decisions, but is restricted from using the pledged cash and securities for any other purpose until such time the bond is canceled.

        In 2001, a Louisiana state court jury awarded compensatory damages of $56 million and punitive damages of $1 billion to a landowner for damage caused by a third party that leased the property from the landowner. The third party provided pipe cleaning and storage services for the Corporation and other entities. The Louisiana Fourth Circuit Court of Appeals reduced the punitive damage award to $112 million in 2005. The Corporation appealed this decision to the Louisiana Supreme Court as it continues to believe that these judgments should be substantially reduced on legal and constitutional grounds. While it is reasonably possible that a liability may have been incurred, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

A14

        In Allapattah v. Exxon, a jury in the United States District Court for the Southern District of Florida determined in 2001 that a class of Exxon dealers between March 1983 and August 1994 had been overcharged for gasoline. In June 2003, the Eleventh Circuit Court of Appeals affirmed the judgment and in March 2004, denied a petition for Rehearing En Banc. In October 2004, the U.S. Supreme Court granted review as to whether the class in the District Court judgment should include members that individually do not satisfy the $50,000 minimum amount-in-controversy requirement in federal court. In light of the Supreme Court's decision to grant review of only part of ExxonMobil's appeal, the Corporation took an after-tax charge of $550 million in the third quarter of 2004 reflecting the estimated liability, after considering potential set-offs and defenses for the claims under review by the Supreme Court. In June 2005, the Supreme Court granted the District Court the right to hear the claims of all class members and the Corporation took an after-tax charge of $200 million. Class counsel and ExxonMobil are seeking court approval of a settlement of $1,075 million, pre-tax that would essentially finalize the Corporation's financial obligation in the case; this obligation has been fully accrued. The trial court has preliminarily approved the settlement. Notice has been issued to the class and the final approval hearing will occur in April 2006.

        Tax issues for 1986 to 1993 remain pending before the U.S. Tax Court. The ultimate resolution of these issues is not expected to have a materially adverse effect upon the Corporation's operations or financial condition.

        Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation's operations or financial condition. There are no events or uncertainties known to management beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

CAPITAL AND EXPLORATION EXPENDITURES

	2005		2004
	U.S.	Non-U.S.	U.S.	Non-U.S.
	(millions of dollars)
Upstream (1)	$2,142	$12,328	$1,922	$9,793
Downstream	753	1,742	775	1,630
Chemical	243	411	262	428
Other	80	—	66	9

Total	$3,218	$14,481	$3,025	$11,860

(1)
Exploration expenses included.

        Capital and exploration expenditures in 2005 were $17.7 billion, reflecting the Corporation's continued active investment program. The Corporation expects spending to continue in this range for the next several years. Actual spending could vary depending on progress of individual projects.

        Upstream spending was up 24 percent to $14.5 billion in 2005, from $11.7 billion in 2004, as a result of higher spending in growth areas such as Russia, the Caspian, Qatar and West Africa. In addition, spending in the U.S., Australia and the North Sea was also higher. During the past three years, Upstream capital and exploration expenditures averaged $12.7 billion. The majority of these expenditures are on major development projects, which typically take two to four years from the time of recording proved undeveloped reserves to the start of production from those reserves. The percentage of proved developed reserves has remained relatively stable over the past five years at over 60 percent of total proved reserves, indicating that proved reserves are consistently moved from undeveloped to developed status. Capital and exploration expenditures are not tracked by the undeveloped and developed proved reserve categories. Capital investments in the Downstream totaled $2.5 billion in 2005, up $0.1 billion from 2004. Chemical capital expenditures were essentially unchanged from 2004.

TAXES

	2005	2004	2003
	(millions of dollars)
Income taxes	$23,302	$15,911	$11,006
Excise taxes	30,742	27,263	23,855
All other taxes and duties	44,571	43,605	40,107

Total	$98,615	$86,779	$74,968

Total effective tax rate	41.4%	40.3%	36.4%

2005
        Income, excise and all other taxes totaled $98.6 billion in 2005, an increase of $11.8 billion or 14 percent from 2004. Income tax expense, both current and deferred, was $23.3 billion, $7.4 billion higher than 2004, reflecting higher pre-tax income in 2005. The effective tax rate was 41.4 percent in 2005, compared to 40.3 percent in 2004. During both periods, the Corporation continued to benefit from the favorable resolution of other tax-related issues. Excise and all other taxes and duties of $75.3 billion in 2005 increased $4.4 billion from 2004, reflecting higher prices and foreign exchange effects.

2004
        Income, excise and all other taxes totaled $86.8 billion in 2004, an increase of $11.8 billion, or 16 percent, from 2003. Income tax expense, both current and deferred, was $15.9 billion, $4.9 billion higher than 2003, reflecting higher pretax income in 2004. The effective tax rate was 40.3 percent in 2004, compared to 36.4 percent in 2003. Excluding the income tax effects in 2003 of the gain on the Ruhrgas AG share transfer and the settlement of a U.S. tax dispute, the effective rate in 2004 was similar to 2003. During both periods, the Corporation continued to benefit from the favorable resolution of other tax-related issues. Excise and all other taxes and duties of $70.9 billion in 2004 increased $6.9 billion from 2003, reflecting higher prices and foreign exchange effects.

A15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ASSET RETIREMENT OBLIGATIONS AND ENVIRONMENTAL COSTS

Asset Retirement Obligations
        The fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time assets are installed, with an offsetting amount booked as additions to property, plant and equipment ($165 million for 2005). Over time, the liabilities are accreted for the increase in their present value, with this effect included in expenses ($208 million in 2005). Payments made for asset retirement obligations in 2005 were $193 million, and the ending balance of the obligations recorded on the balance sheet at December 31, 2005, totaled $3,568 million.

Environmental Costs

	2005	2004
	(millions of dollars)
Capital expenditures	$1,240	$1,073
Included in expenses	2,089	1,781

Total	$3,329	$2,854

        Throughout ExxonMobil's businesses, new and ongoing measures are taken to prevent and minimize the impact of our operations on the air, water and ground. This includes a significant investment in refining technology to manufacture low-sulfur fuels as well as projects to reduce nitrogen oxide and sulfur oxide emissions. ExxonMobil's 2005 worldwide environmental costs for all such preventative and remediation steps were about $3.3 billion, of which $1.2 billion were capital expenditures and $2.1 billion were included in expenses. The total cost for such activities is expected to remain in this range in 2006 and 2007 (with capital expenditures approximately 35 percent of the total).

        The Corporation accrues liabilities for environmental liabilities when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed. ExxonMobil has accrued liabilities for probable environmental remediation obligations at various sites, including multiparty sites where the U.S. Environmental Protection Agency has identified ExxonMobil as one of the potentially responsible parties. The involvement of other financially responsible companies at these multiparty sites mitigates ExxonMobil's actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil's operations or financial condition. Provisions made in 2005 for environmental liabilities were $487 million ($340 million in 2004), included in the $2.1 billion of 2005 expenses noted above, and the balance sheet reflects accumulated liabilities of $849 million as of December 31, 2005, and $643 million as of December 31, 2004.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES

Worldwide Average Realizations (1)	2005	2004	2003
Crude oil and NGL ($/barrel)	$48.23	$34.76	$26.66
Natural gas ($/kcf)	5.96	4.48	3.98

(1)
Consolidated subsidiaries.

        Crude oil, natural gas, petroleum product and chemical prices have fluctuated in response to changing market forces. The impacts of these price fluctuations on earnings from Upstream, Downstream and Chemical operations have varied. In the Upstream, based on the 2005 worldwide production levels, a $1 per barrel change in the weighted-average realized price of oil would have approximately a $400 million annual after-tax effect on Upstream consolidated plus equity company earnings. Similarly, a $0.10 per kcf change in the worldwide average gas realization would have approximately a $200 million annual after-tax effect on Upstream consolidated plus equity company earnings. For any given period, the extent of actual benefit or detriment will be dependent on the price movements of individual types of crude oil, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices for crude oil and natural gas only provide a broad indicator of changes in the earnings experienced in any particular period.

        In the very competitive downstream and chemical environments, earnings are primarily determined by margin capture rather than absolute price levels of products sold. Refining margins are a function of the difference between what a refiner pays for its raw materials (primarily crude oil) and the market prices for the range of products produced. These prices in turn depend on global and regional supply/demand balances, inventory levels, refinery operations, import/export balances and weather.

        The global energy markets can give rise to extended periods in which market conditions are adverse to one or more of the Corporation's businesses. Such conditions, along with the capital-intensive nature of the industry and very long lead times associated with many of our projects, underscore the importance of maintaining a strong financial position. Management views the Corporation's financial strength, including the AAA and Aaa ratings of its long-term debt securities by Standard and Poor's and Moody's, as a competitive advantage.

        In general, segment results are not dependent on the ability to sell and/or purchase products to/from other segments. Instead, where such sales take place, they are the result of efficiencies and competitive advantages of integrated refinery/chemical complexes. Additionally, intersegment sales are market-related. The products bought and sold between segments can also be acquired in worldwide markets that have substantial liquidity, capacity and transportation capabilities. About 40 percent of the Corporation's intersegment sales are crude oil produced by the Upstream and sold to the Downstream. Other intersegment sales include those between refineries and chemical plants related to raw materials, feedstocks and finished products.

A16

        Although price levels of crude oil and natural gas may rise or fall significantly over the short to medium term due to political events, OPEC actions and other factors, industry economics over the long term will continue to be driven by market supply and demand. Accordingly, the Corporation tests the viability of all of its assets based on long-term price projections. The Corporation's assessment is that its operations will continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs. Investment opportunities are tested against a variety of market conditions, including low-price scenarios. As a result, investments that would succeed only in highly favorable price environments are screened out of the investment plan.

        The Corporation has had an active asset management program in which underperforming assets are either improved to acceptable levels or considered for divestment. The asset management program involves a disciplined, regular review to ensure that all assets are contributing to the Corporation's strategic and financial objectives. The result has been the creation of a very efficient capital base and has meant that the Corporation has seldom been required to write down the carrying value of assets, even during periods of low commodity prices.

Risk Management
        The Corporation's size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation's enterprise wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivative instruments to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation's limited derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity. Note 11 on page A38 summarizes the fair value of derivatives outstanding at year-end and the gains or losses that have been recognized in net income.

        The Corporation is exposed to changes in interest rates, primarily as a result of its short-term debt and long-term debt carrying floating interest rates. The impact of a 100-basis-point change in interest rates affecting the Corporation's debt would not be material to earnings, cash flow or fair value. The Corporation's cash balances exceeded total debt at year-end 2005 and 2004.

        The Corporation conducts business in many foreign currencies and is subject to exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in exchange rates on ExxonMobil's geographically and functionally diverse operations are varied and often offsetting in amount. The Corporation makes limited use of currency exchange contracts, commodity forwards, swaps and futures contracts to mitigate the impact of changes in currency values and commodity prices. Exposures related to the Corporation's limited use of the above contracts are not material.

Inflation and Other Uncertainties
        The general rate of inflation in most major countries of operation has been relatively low in recent years, and the associated impact on costs has been countered by cost reductions from efficiency and productivity improvements.

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

Share-based Payment
        In December 2004, the Financial Accounting Standards Board (FASB) issued a revised Statement of Financial Accounting Standards No. 123 (FAS 123R), "Share-based Payment." FAS 123R requires compensation costs related to share-based payments to be recognized in the income statement over the requisite service period. The amount of the compensation cost will be measured based on the grant-date fair value of the instrument issued. FAS 123R is effective for the Corporation as of January 1, 2006, for awards granted or modified after that date and for awards granted prior to that date that have not vested. In 2003, the Corporation adopted a policy of expensing all share-based payments that is consistent with the provisions of FAS 123R, and all prior year outstanding stock option awards have vested. FAS 123R will therefore not materially change the Corporation's existing accounting practices or the amount of share-based compensation recognized in earnings.

        The cumulative compensation expense associated with share-based payments made in 2005, 2004 and 2003 has been recognized in the income statement using the "nominal vesting period approach." The full cost of awards given to employees who have retired before the end of the vesting period has been expensed. The use of a "non-substantive vesting period approach" based on the retirement eligibility age, would not be significantly different from the nominal vesting period approach. The non-substantive vesting period approach will be applicable to grants made after the adoption of FAS 123R on January 1, 2006.

Accounting for Purchases and Sales of Inventory with the Same Counterparty
        At its September 2005 meeting, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty." This issue addresses the question of when it is appropriate to measure purchases and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold.

        The Corporation records in revenues certain crude oil, natural gas, petroleum product and chemical sales where the Corporation contemporaneously negotiated purchases with the same counterparty. The purchases are recorded in crude oil and product purchases. These transactions are commonly called "buy/sell transactions" and are used to ensure that the right crude oil is available to the Corporation's refineries at the right time and that appropriate products are available

A17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

to meet customer demand. The Corporation's accounting treatment for these buy/sell transactions is consistent with long standing industry practice. The EITF consensus will result in the Corporation's accounts "Sales and other operating revenue" and "Crude oil and product purchases" on the Consolidated Statement of Income being reduced by associated amounts with no impact on net income. All operating segments will be affected by this change, but the largest impacts are in the Downstream. The EITF consensus will become effective beginning no later than the second quarter of 2006.

        The purchase/sale amounts included in revenue for 2005, 2004 and 2003 are shown in note 1 on page A28.

CRITICAL ACCOUNTING POLICIES
        The Corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The following summary provides further information about the critical accounting policies and the judgments that are made by the Corporation in the application of those policies.

Oil and Gas Reserves
        Evaluations of oil and gas reserves are important to the effective management of Upstream assets. They are integral to making investment decisions about oil and gas properties such as whether development should proceed or enhanced recovery methods should be undertaken. Oil and gas reserve quantities are also used as the basis for calculating unit-of-production depreciation rates and for evaluating impairment. Oil and gas reserves are divided between proved and unproved reserves. Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Unproved reserves are those with less than reasonable certainty of recoverability and include probable reserves. Probable reserves are reserves that are more likely to be recovered than not.

        The estimation of proved reserves, which is based on the requirement of reasonable certainty, is an ongoing process based on rigorous technical evaluations, commercial and market assessment, and detailed analysis of well information such as flow rates and reservoir pressure declines. The estimation of proved reserves is controlled by the Corporation through long-standing approval guidelines. Reserve changes are made within a well-established, disciplined process driven by senior level geoscience and engineering professionals (assisted by a central reserves group with significant technical experience) culminating in reviews with and approval by senior management. Notably, no employee is compensated based on the level of proved reserve bookings.

Key features of the reserves estimation process include:
—	rigorous peer-reviewed technical evaluations and analysis of well and field performance information (such as flow rates and reservoir pressure declines), and
—	a requirement that management make significant funding commitments toward the development of the reserves prior to booking.

        Although the Corporation is reasonably certain that proved reserves will be produced, the timing and amount recovered can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and significant changes in long-term oil and gas price levels.

        Proved reserves can be further subdivided into developed and undeveloped reserves. The percentage of proved developed reserves has remained relatively stable over the past five years at over 60 percent of total proved reserves (including both consolidated and equity company reserves), indicating that proved reserves are consistently moved from undeveloped to developed status. Over time, these undeveloped reserves will be reclassified to the developed category as new wells are drilled, existing wells are recompleted and/or facilities to collect and deliver the production from existing and future wells are installed. Major development projects typically take two to four years from the time of recording proved reserves to the start of production from these reserves.

        Based on regulatory guidance, the Corporation has reported 2004 and 2005 reserves on the basis of December 31 prices and costs ("year-end prices").

        The use of year-end prices for reserves estimation introduces short-term price volatility into the process since annual adjustments are required based on prices occurring on a single day. The Corporation believes that this approach is inconsistent with the long-term nature of the upstream business where production from individual projects often spans multiple decades. The use of prices from a single date is not relevant to the investment decisions made by the Corporation and annual variations in reserves based on such year-end prices are not of consequence to how the business is actually managed.

        Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data, or (2) new geologic, reservoir or production data, or (3) changes to underlying price assumptions used in the determination of reserves. This category can also include changes associated with the performance of improved recovery projects and significant changes in either development strategy or production equipment/facility capacity.

        The Corporation uses the "successful efforts" method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field. The Corporation uses this accounting policy instead of the "full cost" method because it provides a more timely accounting of the success or failure of the

A18

Corporation's exploration and production activities. If the full cost method were used, all costs would be capitalized and depreciated on a country-by-country basis. The capitalized costs would be subject to an impairment test by country. The full cost method would tend to delay the expense recognition of unsuccessful projects.

        Impact of Oil and Gas Reserves on Depreciation.    The calculation of unit-of-production depreciation is a critical accounting estimate that measures the depreciation of upstream assets. It is the ratio of (1) actual volumes produced to (2) total proved developed reserves (those proved reserves recoverable through existing wells with existing equipment and operating methods) applied to the (3) asset cost. The volumes produced and asset cost are known and, while proved developed reserves have a high probability of recoverability, they are based on estimates that are subject to some variability. This variability has generally resulted in net upward revisions of proved reserves in existing fields, as more information becomes available through research and actual production levels. While the upward revisions the Corporation has made in the past are an indicator of variability, they have had a very small impact on the unit-of-production rates because they have been small compared to the large reserves base.

        Impact of Oil and Gas Reserves and Prices on Testing for Impairment.    Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

        The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. An asset would be impaired if the undiscounted cash flows were less than its carrying value. Impairments are measured by the amount by which the carrying value exceeds its fair value.

        The Corporation performs asset valuation analyses on an ongoing basis as a part of its asset management program. These analyses monitor the performance of assets against corporate objectives. They also assist the Corporation in assessing whether the carrying amounts of any of its assets may not be recoverable. In addition to estimating oil and gas reserve volumes in conducting these analyses, it is also necessary to estimate future oil and gas prices. Trigger events for impairment evaluation include a significant decrease in current and projected prices or reserve volumes, an accumulation of project costs significantly in excess of the amount originally expected, and historical and current operating losses.

        In general, the Corporation does not view temporarily low oil prices as a trigger event for conducting the impairment tests. The markets for crude oil and natural gas have a history of significant price volatility. Although prices will occasionally drop precipitously, industry prices over the long term will continue to be driven by market supply and demand. On the supply side, industry production from mature fields is declining, but this is being offset by production from new discoveries and field developments. OPEC production policies also have an impact on world oil supplies. The demand side is largely a function of global economic growth. The relative growth/decline in supply versus demand will determine industry prices over the long term and these cannot be accurately predicted. Accordingly, any impairment tests that the Corporation performs make use of the Corporation's long-term price assumptions for the crude oil and natural gas markets, petroleum products and chemicals. These are the same price assumptions that are used in the Corporation's annual planning and budgeting processes and are also used for capital investment decisions. The corporate plan is a fundamental annual management process that is the basis for setting near-term risk-assessed operating and capital objectives in addition to providing the longer-term economic assumptions used for investment evaluation purposes. Volumes are based on individual field production profiles, which are also updated annually. Prices for natural gas and other products are based on corporate plan assumptions developed annually by major region and used for investment evaluation purposes. Cash flow estimates for impairment testing exclude the use of derivative instruments.

        Supplemental information regarding oil and gas results of operations, capitalized costs and reserves can be found on pages A52 to A61. The standardized measure of discounted future cash flows on pages A60 and A61 is based on the year-end 2005 price applied for all future years, as required under Statement of Financial Accounting Standards No. 69 (FAS 69). Future prices used for any impairment tests will vary from the one used in the FAS 69 disclosure, and could be lower or higher for any given year.

Suspended Exploratory Well Costs
        The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense. Assessing whether a project has made sufficient progress is a subjective area and requires careful consideration of the relevant facts and circumstances. The facts and circumstances that support continued capitalization of suspended wells as of year-end 2005 are disclosed in note 2 to the financial statements on page A31.

A19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Consolidations
        The consolidated financial statements include the accounts of those significant subsidiaries that the Corporation controls. They also include the Corporation's undivided interests in upstream assets and liabilities. Amounts representing the Corporation's percentage interest in the underlying net assets of other significant affiliates that it does not control, but exercises significant influence, are included in "Investments and advances"; the Corporation's share of the net income of these companies is included in the consolidated statement of income caption "Income from equity affiliates." The accounting for these nonconsolidated companies is referred to as the equity method of accounting.

        Majority ownership is normally the indicator of control that is the basis on which subsidiaries are consolidated. However, certain factors may indicate that a majority-owned investment is not controlled and therefore should be accounted for using the equity method of accounting. These factors occur where the minority shareholders are granted by law or by contract substantive participating rights. These include the right to approve operating policies, expense budgets, financing and investment plans and management compensation and succession plans.

        The Corporation consolidates certain affiliates identified as variable-interest entities in which it has less than a majority ownership, because of guarantees or other arrangements that create majority economic interests in those affiliates that are greater than the Corporation's voting interests.

        Additional disclosures of summary balance sheet and income information for those subsidiaries accounted for under the equity method of accounting can be found in note 6 on page A35. The Corporation believes this to be important information necessary to a full understanding of the Corporation's financial statements.

        Investments in companies that are partially owned by the Corporation are integral to the Corporation's operations. In some cases they serve to balance worldwide risks and in others they provide the only available means of entry into a particular market or area of interest. The other parties who also have an equity interest in these companies are either independent third parties or host governments that share in the business results according to their percentage ownership. The Corporation does not invest in these companies in order to remove liabilities from its balance sheet. In fact, the Corporation has long been on record supporting an alternative accounting method that would require each investor to consolidate its percentage share of all assets and liabilities in these partially owned companies rather than only its percentage in the net equity. This method of accounting for investments in partially owned companies is not permitted by GAAP except where the investments are in the direct ownership of a share of upstream assets and liabilities. However, for purposes of calculating return on average capital employed, which is not covered by GAAP standards, the Corporation includes its share of debt of these partially owned companies in the determination of average capital employed.

Annuity Benefits
        The Corporation and its affiliates sponsor approximately 100 defined-benefit (pension) plans in about 50 countries. The funding arrangement for each plan depends on the prevailing practices and regulations of the countries where the Corporation operates. Note 15, pages A46 to A49, provides details on pension obligations, fund assets and pension expense.

        Some of these plans (primarily non-U.S.) provide pension benefits that are paid directly by their sponsoring affiliates out of corporate cash flow rather than a separate pension fund. Book reserves are established for these plans because tax conventions and regulatory practices do not encourage advance funding. The portion of the pension cost attributable to employee service is expensed as services are rendered. The portion attributable to the increase in pension obligations due to the passage of time is expensed over the term of the obligations, which ends when all benefits are paid. The primary difference in pension expense for unfunded versus funded plans is that pension expense for funded plans also includes a credit for the expected long-term return on fund assets.

        For funded plans, including many in the U.S., pension obligations are financed in advance through segregated assets or insurance arrangements. These plans are managed in compliance with the requirements of governmental authorities, and meet or exceed required funding levels as measured by relevant actuarial and government standards at the mandated measurement dates. In determining liabilities and required contributions, these standards often require approaches and assumptions that differ from those used for accounting purposes.

        The Corporation will continue to make contributions to these funded plans as necessary. All defined-benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

        Pension accounting requires explicit assumptions regarding, among others, the long-term expected earnings rate on fund assets, the discount rate for the benefit obligations, and the long-term rate for future salary increases. All the pension assumptions are reviewed annually by outside actuaries and senior management. These assumptions are adjusted only as appropriate to reflect changes in market rates and outlook. For example, the long-term expected earnings rate on U.S. pension plan assets in 2005 was 9.0 percent. This compares to an actual rate of return over the past decade of 11 percent. The Corporation establishes the long-term expected rate of return by developing a forward-looking, long-term return assumption for each pension fund asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class. A worldwide reduction of 0.5 percent in the pension fund earnings rate would increase annual pension expense by approximately $95 million before tax.

A20

        Differences between actual returns on fund assets versus the long-term expected return are not recorded in the year that the difference occurs, but rather are amortized in pension expense, along with other actuarial gains and losses, over the expected remaining service life of employees.

Litigation and Other Contingencies
        A variety of claims have been made against the Corporation and certain of its consolidated subsidiaries in a number of pending lawsuits and tax disputes. These are summarized on pages A14 and A15, and are also included in note 14 on pages A44 and A45.

        GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred by the date of the balance sheet and that the amount can be reasonably estimated. These amounts are not reduced by amounts that may be recovered under insurance or claims against third parties, but undiscounted receivables from insurers or other third parties may be accrued separately. The Corporation revises such accruals in light of new information.

        Significant management judgment is required related to contingent liabilities and the outcome of litigation because both are difficult to predict. However, the Corporation has been successful in defending litigation in the past. Payments have not had a materially adverse effect on operations or financial condition. In the Corporation's experience, large claims often do not result in large awards. Large awards are often reversed or substantially reduced as a result of appeal or settlement.

Foreign Currency Translation
        The method of translating the foreign currency financial statements of the Corporation's international subsidiaries into U.S. dollars is prescribed by GAAP. Under these principles, it is necessary to select the functional currency of these subsidiaries. The functional currency is the currency of the primary economic environment in which the subsidiary operates. Management selects the functional currency after evaluating this economic environment. Downstream and Chemical operations normally use the local currency, except in highly inflationary countries, primarily Latin America, as well as in Singapore, which uses the U.S. dollar, because it predominantly sells into the U.S. dollar export market. Upstream operations also use the local currency as the functional currency, except where crude and natural gas production is predominantly sold in the export market in U.S. dollars. These operations, which use the U.S. dollar as their functional currency, include Malaysia, Indonesia, Angola, Nigeria, Equatorial Guinea, Russia and the Middle East.

        Factors considered by management when determining the functional currency for a subsidiary include: the currency used for cash flows related to individual assets and liabilities; the responsiveness of sales prices to changes in exchange rates; whether sales are into local markets or exported; the currency used to acquire raw materials, labor, services and supplies; sources of financing; and significance of intercompany transactions.

A21

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Management, including the Corporation's chief executive officer, principal financial officer, and principal accounting officer, is responsible for establishing and maintaining adequate internal control over the Corporation's financial reporting. Management conducted an evaluation of the effectiveness of internal control over financial reporting based on the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that Exxon Mobil Corporation's internal control over financial reporting was effective as of December 31, 2005.

        Management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, was audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

Rex W. Tillerson Chief Executive Officer	Donald D. Humphreys Sr. Vice President and Treasurer (Principal Financial Officer)	Patrick T. Mulva Vice President and Controller (Principal Accounting Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Exxon Mobil Corporation:

        We have completed integrated audits of Exxon Mobil Corporation's 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005, and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements
        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows appearing on pages A24 to A51 present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiaries at December 31, 2005, and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in note 8 to the consolidated financial statements, the Corporation changed its method of accounting for asset retirement obligations in 2003.

A22

Internal control over financial reporting
        Also, in our opinion, management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that the Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Corporation's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Dallas, Texas
February 28, 2006

A23

CONSOLIDATED STATEMENT OF INCOME

	Note Reference Number	2005	2004	2003
		(millions of dollars)
Revenues and other income
Sales and other operating revenue (1) (2)		$358,955	$291,252	$237,054
Income from equity affiliates	6	7,583	4,961	4,373
Other income		4,142	1,822	5,311

Total revenues and other income		$370,680	$298,035	$246,738

Costs and other deductions
Crude oil and product purchases		$185,219	$139,224	$107,658
Production and manufacturing expenses		26,819	23,225	21,260
Selling, general and administrative expenses		14,402	13,849	13,396
Depreciation and depletion		10,253	9,767	9,047
Exploration expenses, including dry holes		964	1,098	1,010
Interest expense		496	638	207
Excise taxes (1)	17	30,742	27,263	23,855
Other taxes and duties	17	41,554	40,954	37,645
Income applicable to minority and preferred interests		799	776	694

Total costs and other deductions		$311,248	$256,794	$214,772

Income before income taxes		$59,432	$41,241	$31,966
Income taxes	17	23,302	15,911	11,006

Income from continuing operations		$36,130	$25,330	$20,960
Cumulative effect of accounting change, net of income tax		—	—	550

Net income		$36,130	$25,330	$21,510

Net income per common share (dollars)	10
Income from continuing operations		$5.76	$3.91	$3.16
Cumulative effect of accounting change, net of income tax		—	—	0.08

Net income		$5.76	$3.91	$3.24

Net income per common share—assuming dilution (dollars)	10
Income from continuing operations		$5.71	$3.89	$3.15
Cumulative effect of accounting change, net of income tax		—	—	0.08

Net income		$5.71	$3.89	$3.23

(1)
Sales and other operating revenue includes excise taxes of $30,742 million for 2005, $27,263 million for 2004 and $23,855 million for 2003.

(2)
Sales and other operating revenue includes $30,810 million for 2005, $25,289 million for 2004 and $20,936 million for 2003 for purchases/sales contracts with the same counterparty. Associated costs are included in crude oil and product purchases. See note 1 on page A28.

The information on pages A28 through A51 is an integral part of these statements.

A24

CONSOLIDATED BALANCE SHEET

	Note Reference Number	Dec. 31 2005	Dec. 31 2004
		(millions of dollars)
Assets
Current assets
Cash and cash equivalents		$28,671	$18,531
Cash and cash equivalents—restricted	3, 14	4,604	4,604
Notes and accounts receivable, less estimated doubtful amounts	5	27,484	25,359
Inventories
Crude oil, products and merchandise	3	7,852	8,136
Materials and supplies		1,469	1,351
Prepaid taxes and expenses		3,262	2,396

Total current assets		$73,342	$60,377
Investments and advances	7	20,592	18,404
Property, plant and equipment, at cost, less accumulated depreciation and depletion	8	107,010	108,639
Other assets, including intangibles, net		7,391	7,836

Total assets		$208,335	$195,256

Liabilities
Current liabilities
Notes and loans payable	5	$1,771	$3,280
Accounts payable and accrued liabilities	5	36,120	31,763
Income taxes payable		8,416	7,938

Total current liabilities		$46,307	$42,981
Long-term debt	12	6,220	5,013
Annuity reserves	15	10,220	10,850
Accrued liabilities		6,434	6,279
Deferred income tax liabilities	17	20,878	21,092
Deferred credits and other long-term obligations		3,563	3,333
Equity of minority and preferred shareholders in affiliated companies		3,527	3,952

Total liabilities		$97,149	$93,500

Commitments and contingencies	14
Shareholders' equity
Benefit plan related balances		$(1,266)	$(1,014)
Common stock without par value (9,000 million shares authorized)		5,743	5,067
Earnings reinvested		163,335	134,390
Accumulated other nonowner changes in equity
Cumulative foreign exchange translation adjustment		979	3,598
Minimum pension liability adjustment		(2,258)	(2,499)
Unrealized gains/(losses) on stock investments		—	428
Common stock held in treasury (1,886 million shares in 2005 and 1,618 million shares in 2004)		(55,347)	(38,214)

Total shareholders' equity		$111,186	$101,756

Total liabilities and shareholders' equity		$208,335	$195,256

The information on pages A28 through A51 is an integral part of these statements.

A25

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

		2005		2004		2003
	Note Reference Number	Shareholders' Equity	Nonowner Changes in Equity	Shareholders' Equity	Nonowner Changes in Equity	Shareholders' Equity	Nonowner Changes in Equity
		(millions of dollars)
Benefit plan related balances
At beginning of year		$(1,014)		$(634)		$(450)
Restricted stock award		(613)		(555)		(358)
Amortization		356		173		107
Other		5		2		67

At end of year		$(1,266)		$(1,014)		$(634)

Common stock
At beginning of year		5,067		4,468		4,217
Issued		—		—		—
Other		676		599		251

At end of year		$5,743		$5,067		$4,468

Earnings reinvested
At beginning of year		134,390		115,956		100,961
Net income for the year		36,130	$36,130	25,330	$25,330	21,510	$21,510
Dividends—common shares		(7,185)		(6,896)		(6,515)

At end of year		$163,335		$134,390		$115,956

Accumulated other nonowner changes in equity
At beginning of year		1,527		(514)		(6,054)
Foreign exchange translation adjustment		(2,619)	(2,619)	2,177	2,177	4,436	4,436
Minimum pension liability adjustment	15	241	241	(53)	(53)	514	514
Unrealized gains/(losses) on stock investments		—	—	(83)	(83)	590	590
Reclassification adjustment for gain on sale of stock investment included in net income		(428)	(428)	—	—	—	—

At end of year		$(1,279)		$1,527		$(514)

Total			$33,324		$27,371		$27,050

Common stock held in treasury
At beginning of year		(38,214)		(29,361)		(24,077)
Acquisitions, at cost		(18,221)		(9,951)		(5,881)
Dispositions		1,088		1,098		597

At end of year		$(55,347)		$(38,214)		$(29,361)

Shareholders' equity at end of year		$111,186		$101,756		$89,915

		Share Activity
		2005		2004		2003
		(millions of shares)
Common stock
Issued
At beginning of year		8,019		8,019		8,019
Issued		—		—		—

At end of year		8,019		8,019		8,019

Held in treasury
At beginning of year		(1,618)		(1,451)		(1,319)
Acquisitions		(311)		(218)		(163)
Dispositions		43		51		31

At end of year		(1,886)		(1,618)		(1,451)

Common shares outstanding at end of year		6,133		6,401		6,568

The information on pages A28 through A51 is an integral part of these statements.

A26

CONSOLIDATED STATEMENT OF CASH FLOWS

Note Reference Number	2005	2004	2003
(millions of dollars)
Cash flows from operating activities
Net income
Accruing to ExxonMobil shareholders	$36,130	$25,330	$21,510
Accruing to minority and preferred interests	799	776	694
Cumulative effect of accounting change, net of income tax	—	—	(550)
Adjustments for noncash transactions
Depreciation and depletion	10,253	9,767	9,047
Deferred income tax charges/(credits)	(429)	(1,134)	1,827
Annuity provisions	254	886	(1,489)
Accrued liability provisions	398	806	264
Dividends received greater than/(less than) equity in current earnings of equity companies	(734)	(1,643)	(402)
Changes in operational working capital, excluding cash and debt
Reduction/(increase)	—Notes and accounts receivable	(3,700)	(472)	(1,286)
—Inventories	(434)	(223)	(100)
—Prepaid taxes and expenses	(7)	11	42
Increase/(reduction)	—Accounts and other payables	7,806	6,333	1,130
Net (gain) on asset sales and Ruhrgas transaction	4	(1,980)	(268)	(2,461)
All other items—net	(218)	382	272

Net cash provided by operating activities	$48,138	$40,551	$28,498

Cash flows from investing activities
Additions to property, plant and equipment	$(13,839)	$(11,986)	$(12,859)
Sales of subsidiaries, investments and property, plant and equipment	4	6,036	2,754	2,290
Increase in restricted cash and cash equivalents	3, 14	—	(4,604)	—
Additional investments and advances	(2,810)	(2,287)	(809)
Collection of advances	343	1,213	536

Net cash used in investing activities	$(10,270)	$(14,910)	$(10,842)

Cash flows from financing activities
Additions to long-term debt	$195	$470	$127
Reductions in long-term debt	(81)	(562)	(914)
Additions to short-term debt	377	450	715
Reductions in short-term debt	(687)	(2,243)	(1,730)
Additions/(reductions) in debt with less than 90-day maturity	(1,306)	(66)	(322)
Cash dividends to ExxonMobil shareholders	(7,185)	(6,896)	(6,515)
Cash dividends to minority interests	(293)	(215)	(430)
Changes in minority interests and sales/(purchases) of affiliate stock	(681)	(215)	(247)
Common stock acquired	(18,221)	(9,951)	(5,881)
Common stock sold	941	960	434

Net cash used in financing activities	$(26,941)	$(18,268)	$(14,763)

Effects of exchange rate changes on cash	$(787)	$532	$504

Increase/(decrease) in cash and cash equivalents	$10,140	$7,905	$3,397
Cash and cash equivalents at beginning of year	18,531	10,626	7,229

Cash and cash equivalents at end of year	$28,671	$18,531	$10,626

The information on pages A28 through A51 is an integral part of these statements.

A27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

        The Corporation's principal business is energy, involving the world-wide exploration, production, transportation and sale of crude oil and natural gas (Upstream) and the manufacture, transportation and sale of petroleum products (Downstream). The Corporation is also a major worldwide manufacturer and marketer of petrochemicals (Chemical), and participates in electric power generation (Upstream).

        The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (GAAP) requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Certain reclassifications to prior years have been made to conform to the 2005 presentation.

1. Summary of Accounting Policies
        Principles of Consolidation.    The consolidated financial statements include the accounts of those significant subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the Corporation, and for which other shareholders do not possess the right to participate in significant management decisions. They also include the Corporation's share of the undivided interest in upstream assets and liabilities. Additionally, the Corporation consolidates certain affiliates identified as variable-interest entities in which it has less than a majority ownership, because of guarantees or other arrangements that create majority economic interests in those affiliates that are greater than the Corporation's voting interests.

        Amounts representing the Corporation's percentage interest in the underlying net assets of other significant subsidiaries and less-than-majority-owned companies in which a significant ownership percentage interest is held are included in "Investments and advances"; the Corporation's share of the net income of these companies is included in the consolidated statement of income caption "Income from equity affiliates." The Corporation's share of the cumulative foreign exchange translation adjustment for equity method investments is reported in consolidated shareholder's equity. Evidence of loss in value that might indicate impairment of investments in companies accounted for on the equity method is assessed to determine if such evidence represents a loss in value of the Corporation's investment that is other than temporary. Examples of key indicators include a history of operating losses, a negative earnings and cash flow outlook, significant downward revisions to oil and gas reserves, and the financial condition and prospects for the investee's business segment or geographic region. If evidence of an other than temporary loss in fair value below carrying amount is determined, an impairment is recognized. In the absence of market prices for the investment, discounted cash flows are used to assess fair value.

        Revenue Recognition.    The Corporation generally sells crude oil, natural gas and petroleum and chemical products under short-term agreements at prevailing market prices. In some cases (e.g., natural gas), products may be sold under long-term agreements, with periodic price adjustments. In all cases, revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

        Revenues from the production of natural gas properties in which the Corporation has an interest with other producers are recognized on the basis of the Corporation's net working interest. Differences between actual production and net working interest volumes are not significant.

        At its September 2005 meeting, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 04-13, "Accounting for Purchases and Sales of Inventory with the Same Counterparty." This issue addresses the question of when it is appropriate to measure purchases and sales of inventory at fair value and record them in cost of sales and revenues and when they should be recorded as exchanges measured at the book value of the item sold. The EITF concluded that purchases and sales of inventory with the same counterparty that are entered into in contemplation of one another should be combined and recorded as exchanges measured at the book value of the item sold.

        The Corporation records in revenues certain crude oil, natural gas, petroleum product and chemical sales where the Corporation contemporaneously negotiated purchases with the same counterparty. The purchases are recorded in crude oil and product purchases. These transactions are commonly called "buy/sell transactions" and are used to ensure that the right crude oil is available to the Corporation's refineries at the right time and that appropriate products are available to meet customer demand. The Corporation's accounting treatment for these buy/sell transactions is consistent with long standing industry practice. The EITF consensus will result in the Corporation's accounts "Sales and other operating revenue" and "Crude oil and product purchases" on the Consolidated Statement of Income being reduced by associated amounts with no impact on net income. All operating segments will be affected by this change, but the largest impacts are in the Downstream. The EITF consensus will become effective, beginning no later than the second quarter of 2006.

        The purchase/sale amounts included in revenue for 2005, 2004 and 2003 are shown below along with total "Sales and other operating revenue" to provide context.

	2005	2004	2003
	(millions of dollars)
Sales and other operating revenue	$358,955	$291,252	$237,054
Amounts included in sales and other operating revenue for purchases/sales contracts with the same counterparty (1)	30,810	25,289	20,936
Percent of sales and other operating revenue	9%	9%	9%

(1)
Associated costs are in "Crude oil and product purchases"

A28

        Derivative Instruments.    The Corporation makes limited use of derivative instruments. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. When the Corporation does enter into derivative transactions, it is to offset exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices that arise from existing assets, liabilities and transactions.

        The gains and losses resulting from changes in the fair value of derivatives are recorded in income. In some cases, the Corporation designates derivatives as fair value hedges, in which case the gains and losses are offset in income by the gains and losses arising from changes in the fair value of the underlying hedged items.

        The Corporation has certain long-term sales and purchase contracts entered into in the normal course of business that are deemed to be derivative instruments. Gains and losses arising from these contracts are calculated by the difference between the contract prices and market prices and are recognized in income.

        Inventories.    Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method—LIFO). Inventory costs include expenditures and other charges (including depreciation) directly and indirectly incurred in bringing the inventory to its existing condition and location. Selling expenses and general and administrative expenses are reported as period costs and excluded from inventory cost. Inventories of materials and supplies are valued at cost or less.

        Property, Plant and Equipment.    Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

        The Corporation uses the "successful efforts" method to account for its exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field.

        The Corporation carries as an asset exploratory well costs when the well has found a sufficient quantity of reserves to justify its completion as a producing well and where the Corporation is making sufficient progress assessing the reserves and the economic and operating viability of the project. Exploratory well costs not meeting these criteria are charged to expense.

        Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves. Significant unproved properties are assessed for impairment individually and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that the Corporation expects to hold the properties. The cost of properties that are not individually significant are aggregated by groups and amortized over the average holding period of the properties of the groups. The valuation allowances are reviewed at least annually. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred.

        Unit-of-production depreciation is applied to property, plant and equipment, including capitalized exploratory drilling and development costs, associated with productive depletable extractive properties, all in the Upstream segment. Unit-of-production rates are based on the amount of proved developed reserves of oil, gas and other minerals that are estimated to be recoverable from existing facilities using current operating methods. Additional oil and gas to be obtained through the application of improved recovery techniques is included when, or to the extent that, the requisite commercial-scale facilities have been installed and the required wells have been drilled.

        Under the unit-of-production method, oil and gas volumes are considered produced once they have been measured through meters at custody transfer or sales transaction points at the outlet valve on the lease or field storage tank.

A29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Production costs are expensed as incurred. Production involves lifting the oil and gas to the surface and gathering, treating, field processing and field storage of the oil and gas. The production function normally terminates at the outlet valve on the lease or field production storage tank. Production costs are those incurred to operate and maintain the Corporation's wells and related equipment and facilities. They become part of the cost of oil and gas produced. These costs, sometimes referred to as lifting costs, include such items as labor costs to operate the wells and related equipment; repair and maintenance costs on the wells and equipment; materials, supplies and energy costs required to operate the wells and related equipment; and administrative expenses related to the production activity.

        Gains on sales of proved and unproved properties are only recognized when there is no uncertainty about the recovery of costs applicable to any interest retained or where there is no substantial obligation for future performance by the Corporation. Losses on properties sold are recognized when incurred or when the properties are held for sale and the fair value of the properties is less than the carrying value.

        Proved oil and gas properties held and used by the Corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets.

        The Corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. Cash flows used in impairment evaluations are developed using annually updated corporate plan investment evaluation assumptions for crude oil commodity prices and foreign currency exchange rates. Annual volumes are based on individual field production profiles, which are also updated annually. Prices for natural gas and other products are based on corporate plan assumptions developed annually by major region and also for investment evaluation purposes. Cash flow estimates for impairment testing exclude derivative instruments.

        Impairment analyses are generally based on proved reserves. Where probable reserves exist, an appropriately risk-adjusted amount of these reserves may be included in the impairment evaluation. Impairments are measured by the amount the carrying value exceeds the fair value.

        Asset Retirement Obligations and Environmental Costs.    The Corporation incurs retirement obligations for its upstream assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in present value. Asset retirement obligations are not recorded for downstream and chemical facilities, because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.

        Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted.

        Foreign Currency Translation.    The "functional currency" for translating the accounts of the majority of downstream and chemical operations outside the U.S. is the local currency. Local currency is also used for upstream operations that are relatively self-contained and integrated within a particular country, such as in Canada, the United Kingdom, Norway and continental Europe. The U.S. dollar is used for operations in highly inflationary economies, in Singapore, which is predominantly export-oriented, and for some upstream operations, primarily in Malaysia, Indonesia, Angola, Nigeria, Equatorial Guinea, Russia and the Middle East. For all operations, gains or losses on remeasuring foreign currency transactions into functional currency are included in income.

        Share-Based Payments.    Effective January 1, 2003, the Corporation adopted for all employee share-based awards granted after that date, the recognition provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Share-Based Compensation." In accordance with FAS 123, compensation expense for awards granted on or after January 1, 2003, have been measured by the fair value of the award at the date of grant and recognized over the requisite service period. The fair value of awards in the form of restricted stock is the market price of the stock. The fair value of awards in the form of stock options is estimated using an option-pricing model.

        The Corporation has retained its prior method of accounting for share-based awards granted before January 1, 2003. Under this method, compensation expense for awards granted in the form of stock options is measured at the intrinsic value of the options (the difference between the market price of stock and the exercise price of the options) on the date of grant. Since these two prices are the same on the date of grant, no compensation expense has been recognized in income for these awards. In 2002, the Corporation began issuing restricted stock as share-based compensation in lieu of stock options. Compensation expense for these awards is based on the price of stock when it is granted and is recognized in income over the requisite service period, which is the same method of accounting as under FAS 123. The net income per share for 2003 through 2005 would be unchanged if the provisions of FAS 123 had been adopted for all prior years.

        In December 2004, the Financial Accounting Standards Board (FASB) issued a revised Statement of Financial Accounting Standards No. 123 (FAS 123R), "Share-based Payment", which will become effective for the Corporation as of January 1, 2006. Adoption of FAS 123R will not materially change the Corporation's existing accounting practices or the amount of share-based compensation recognized in earnings.

A30

2. Accounting for Suspended Exploratory Well Costs
        Effective July 1, 2005, the Corporation adopted Financial Accounting Standards Board Staff Position FAS 19-1 (FSP 19-1), "Accounting for Suspended Well Costs." FSP 19-1 amended Statement of Financial Accounting Standards No. 19 (FAS 19), "Financial Accounting and Reporting by Oil and Gas Producing Companies," to permit the continued capitalization of exploratory well costs beyond one year if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. There were no capitalized exploratory well costs charged to expense upon the adoption of FSP 19-1.

        Prior to the adoption of FSP 19-1, the Corporation carried as an asset the cost of drilling exploratory wells that found sufficient quantities of reserves to justify their completion as producing wells if the required capital expenditure was made and drilling of additional exploratory wells was under way or firmly planned for the near future. Once exploration activities demonstrated that sufficient quantities of commercially producible reserves had been discovered, continued capitalization was dependent on project reviews, which took place at least annually, to ensure that satisfactory progress toward ultimate development of the reserves was being achieved. Exploratory well costs not meeting these criteria were charged to expense.

        The following two tables provide details of the changes in the balance of suspended exploratory well costs as well as an aging summary of those costs.

        Change in capitalized suspended exploratory well costs:

	2005	2004	2003
	(millions of dollars)
Balance beginning at January 1	$1,070	$1,093	$1,193
Additions pending the determination of proved reserves	233	139	217
Charged to expense	(62)	(98)	(238)
Reclassifications to wells, facilities and equipment based on the determination of proved reserves	(82)	(92)	(123)
Foreign exchange/other	(20)	28	44

Ending balance	$1,139	$1,070	$1,093

Ending balance attributed to equity companies included above	$2	$1	$30

        Period end capitalized suspended exploratory well costs:

	2005	2004	2003
	(millions of dollars)
Capitalized for a period of one year or less	$233	$139	$217
Capitalized for a period of between one and five years	485	510	453
Capitalized for a period of between five and ten years	167	172	162
Capitalized for a period of greater than ten years	254	249	261

Capitalized for a period greater than one year—subtotal	$906	$931	$876

Total	$1,139	$1,070	$1,093

        Exploration activity often involves drilling multiple wells, over a number of years, to fully evaluate a project. The table below provides a numerical breakdown of the number of projects with suspended exploratory well costs which had their first capitalized well drilled in the preceding 12 months and those that have had exploratory well costs capitalized for a period greater than 12 months.

	2005	2004	2003
Number of projects with first capitalized well drilled in the preceding 12 months	16	8	13
Number of projects that have exploratory well costs capitalized for a period of greater than 12 months	56	61	76

Total	72	69	89

A31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Of the 56 projects that have exploratory well costs capitalized for a period greater than twelve months as of December 31, 2005, 18 projects have drilling in the preceding twelve months or exploratory activity planned in the next two years, while the remaining 38 projects are those with completed exploratory activity progressing toward development. The table below provides additional detail for those 38 projects which total $561 million.

Country/Project	Dec. 31, 2005	Years Wells Drilled	Comment
	(millions of dollars)
Angola
— Marimba	$11	2001	Development in progress on first phase of Marimba deepwater project with proved reserves booked; development of second phase awaiting capacity in existing/planned infrastructure.
— Mavacola	12	2001 - 2002	Development awaiting capacity in existing/planned infrastructure; planned subsea tieback to floating production system; submission of Declaration of Commerciality in 2005.
— Orquidea/Violeta	6	1999 - 2001	Planned subsea tieback to floating production system; high-resolution 3-D seismic survey in 2004; further technical evaluation and reservoir studies were conducted in 2005.
Australia
— Gorgon/Jansz	69	1980 - 2003	Gorgon and Jansz resources to be developed as integrated LNG project; Barrow Island land access rights for onshore plant secured in 2003; co-venturers combined their resources and redistributed their equity interests in 2005 with governmental approval; initial project funding and engineering began in 2005.
— Kipper/East Pilchard	10	1986 - 2001	Bass Strait project in design phase; planned tie-in to existing platform; initial Kipper funding began in 2005 following execution of Memorandum of Understanding between co-venturers; development of East Pilchard phase awaiting capacity in existing/planned infrastructure.
— Whiptail	3	2004	Progressing development concept with planned subsea tieback to existing Bass Strait platform.
Canada
— Hebron	32	1999 - 2000	Progressing development concept with co-venturer following resolution of the Joint Operating Agreement in 2005; recent efforts focused on further technical evaluation of wells and reservoir using seismic reprocessing and well core analysis; initial project funding and engineering began in 2005.
Indonesia
— Cepu	41	1998 - 2001	Memorandum of Understanding and a Production Sharing Contract were signed in 2005 that extend the license term for 30 years; other agreements are progressing with the Government of Indonesia; initial project funding and engineering began in 2001, with development anticipated upon conclusion of negotiations.
— Natuna	118	1981 - 1983	Intent to proceed to the next phase of development communicated to government in 2004; discussions with government on near-term development work plans are in progress; further technical evaluation and gas marketing activities were progressed in 2005, including discussions with potential customers.

A32

Country/Project	Dec. 31, 2005	Years Wells Drilled	Comment
	(millions of dollars)
Nigeria
— Etoro-Isobo	9	2002	Offshore satellite development which will tie back to an existing production facility.
— Other (5 projects)	15	2001 - 2002	Actively pursuing development of several additional offshore satellite discoveries which will tie back to existing production facilities.
Norway
— Lavrans	20	1995 - 1999	Development awaiting capacity in existing/planned infrastructure; planned subsea tieback to existing floating production system; evaluation of phased ullage filling scenarios is progressing.
— Skarv/Idun	27	1998 - 2002	Planned subsea tieback to floating production system; the export infrastructure and development plan was agreed to with partners in 2005; submission of Plan of Development to the government anticipated in 2006; initial project funding and engineering began in 2005.
— Other (4 projects)	6	1992 - 2002	Progressing several smaller North Sea developments.
Papua New Guinea
— Hides	35	1993 - 1998	Early engineering studies complete; negotiations with customers on sales terms are in progress; initial project funding and engineering began in 2004; reservoir pressure data acquired in 2005 for ongoing technical evaluation.
Russia
— Sakhalin 1, Phase 3	26	1996 - 1998	Actively progressing third phase of the Sakhalin-1 project to utilize capacity in facilities and infrastructure in Phase 1; Phase 1 development underway with first production in 2005 and additional development drilling in 2006; progressing Phase 3 development concept with co-venturers and government; plan to conduct further technical evaluation and reservoir studies in 2006.
United Kingdom
— Phyllis	9	2004	Assessing co-development option with nearby 2005 Barbara discovery.
— Puffin	37	1981 - 1986	Development awaiting capacity in existing infrastructure; planned tieback to existing U.K. North Sea production facility.
— Starling	8	2003	Planned subsea tieback to existing U.K. North Sea facilities; project funding anticipated in 2006.
— Other (2 projects)	3	2002 - 2003	Progressing smaller North Sea developments.
United States
— Point Thomson	28	1977 - 1980	Progressing development option consisting of tie-in to proposed Alaska gas pipeline; negotiations of gas pipeline fiscal terms with state of Alaska ongoing; conceptual engineering planned for 2006.
Other
— Various (9 projects)	36	1979 - 2004	Projects primarily awaiting capacity in existing or planned infrastructure.
Total (38 projects)	$561

A33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Miscellaneous Financial Information
        Research and development costs totaled $712 million in 2005, $649 million in 2004 and $618 million in 2003.

        Net income included aggregate foreign exchange transaction losses of $138 million in 2005 and gains of $69 million in 2004 and $11 million in 2003.

        In 2005, 2004 and 2003, net income included gains of $215 million, $227 million and $255 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $15.4 billion and $9.8 billion at December 31, 2005, and 2004, respectively.

        Crude oil, products and merchandise as of year-end 2005 and 2004 consist of the following:

	2005	2004
	(billions of dollars)
Petroleum products	$3.2	$3.4
Crude oil	2.2	2.3
Chemical products	2.1	2.1
Gas/other	0.3	0.3

Total	$7.8	$8.1

        Restricted cash and cash equivalents were $4,604 million at December 31, 2005, attributable to cash and short-term, high-quality securities the Corporation pledged as collateral to the issuer of a $4.5 billion litigation-related bond. The Corporation posted this bond to stay execution of the judgment pending appeal in the case of Exxon Corporation v. State of Alabama, et al. (refer to page A14 and note 14 on page A44 for discussion of this lawsuit). Under the terms of the pledge agreement, the Corporation is entitled to receive the income generated from the cash and securities and to make investment decisions, but is restricted from using the pledged cash and securities for any other purpose until such time the bond is canceled.

4. Cash Flow Information
        The consolidated statement of cash flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

        In cash from operating activities on the Consolidated Statement of Cash Flows, the "Net (gain) on asset sales and Ruhrgas transaction" in 2005 includes the before tax gain from the Corporation's sale of its investment in Sinopec and other assets, primarily Upstream producing properties. The gain is reported in "Other income" on the Consolidated Statement of Income.

        In 2003, ExxonMobil completed a divestment of interests in shares of Ruhrgas AG, a German gas transmission company. These shares were held in part by BEB Erdgas und Erdoel GmbH (BEB), an investment accounted for by the equity method, and in part by a consolidated affiliate in Germany. Upon receipt of regulatory approvals in 2003, a gain of $1,700 million after tax was recognized in net income. An elimination of the pre-tax gain of $2,240 million is included in 2003 cash flow from operating activities. Cash generated of $1,466 million from these gains for the BEB portion of the transaction was reported in 2002. For the shares held by the consolidated affiliate, the cash received was reported in cash flows from investing activities in 2003.

        During 2005, Mobil Services (Bahamas) Ltd. issued variable notes due in 2035 to a consolidated ExxonMobil affiliate. This affiliate was later deconsolidated and the notes were classified as long-term debt. Therefore, this loan did not result in an "Additions to long-term debt" in the Consolidated Statement of Cash Flows.

        Cash payments for interest were: 2005—$473 million, 2004—$328 million, and 2003—$429 million. Cash payments for income taxes were: 2005—$22,535 million, 2004—$13,510 million, and 2003—$8,149 million.

5. Additional Working Capital Information

	Dec. 31 2005	Dec. 31 2004
	(millions of dollars)
Notes and accounts receivable
Trade, less reserves of $321 million and $332 million	$23,858	$20,712
Other, less reserves of $44 million and $40 million	3,626	4,647

Total	$27,484	$25,359

Notes and loans payable
Bank loans	$790	$839
Commercial paper	291	1,491
Long-term debt due within one year	515	608
Other	175	342

Total	$1,771	$3,280

Accounts payable and accrued liabilities
Trade payables	$22,788	$18,186
Payables to equity companies	2,451	1,871
Accrued taxes other than income taxes	5,607	6,055
Other	5,274	5,651

Total	$36,120	$31,763

        On December 31, 2005, unused credit lines for short-term financing totaled approximately $5.4 billion. Of this total, $3.3 billion support commercial paper programs under terms negotiated when drawn. The weighted-average interest rate on short-term borrowings outstanding at December 31, 2005, and 2004, was 4.9 percent and 3.5 percent, respectively.

A34

6. Equity Company Information
        The summarized financial information below includes amounts related to certain less-than-majority-owned companies and majority-owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1 on page A28). These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution and downstream operations in Europe; crude production in Kazakhstan and Abu Dhabi; and liquefied natural gas (LNG) operations in Qatar. Also included are several power generation, petrochemical/lubes manufacturing and chemical ventures. The Corporation's ownership in these ventures is in the form of shares in corporate joint ventures as well as interests in partnerships. The share of total revenues in the table below representing sales to ExxonMobil consolidated companies was 22 percent, 22 percent and 18 percent in the years 2005, 2004 and 2003, respectively.

	2005		2004		2003
Equity Company Financial Summary	Total	ExxonMobil Share	Total	ExxonMobil Share	Total	ExxonMobil Share
	(millions of dollars)
Total revenues	$88,003	$31,395	$72,872	$26,359	$63,651	$23,667

Income before income taxes	$24,070	$9,809	$15,278	$6,141	$11,432	$5,356
Income taxes	5,574	2,226	3,257	1,180	1,871	983

Income from continuing operations	$18,496	$7,583	$12,021	$4,961	$9,561	$4,373
Cumulative effect of accounting change, net of income tax	—	—	—	—	74	35

Net income	$18,496	$7,583	$12,021	$4,961	$9,635	$4,408

Current assets	$24,931	$8,645	$21,835	$7,803	$19,334	$7,386
Property, plant and equipment, less accumulated depreciation	50,622	17,149	46,236	15,793	40,895	15,034
Other long-term assets	6,900	3,919	6,600	4,166	5,820	2,694

Total assets	$82,453	$29,713	$74,671	$27,762	$66,049	$25,114

Short-term debt	$3,412	$1,179	$4,109	$1,348	$3,402	$1,336
Other current liabilities	15,330	5,414	14,463	5,397	13,394	5,112
Long-term debt	13,419	2,271	10,477	2,566	7,997	2,815
Other long-term liabilities	7,477	3,153	6,489	2,910	6,738	3,215
Advances from shareholders	14,390	5,580	12,339	3,799	11,092	3,091

Net assets	$28,425	$12,116	$26,794	$11,742	$23,426	$9,545

        A list of significant equity companies as of December 31, 2005, together with the Corporation's percentage ownership interest, is detailed below:

Percentage Ownership Interest
Upstream
Aera Energy LLC	48
BEB Erdgas und Erdoel GmbH	50
Cameroon Oil Transportation Company S.A.	41
Castle Peak Power Company Limited	60
Nederlandse Aardolie Maatschappij B.V.	50
Qatar Liquefied Gas Company Limited	10
Ras Laffan Liquefied Natural Gas Company Limited	25
Ras Laffan Liquefied Natural Gas Company Limited II	30
Tengizchevroil, LLP	25
Downstream
Chalmette Refining, LLC	50
Mineraloelraffinerie Oberrhein GmbH & Co. KG	25
Saudi Aramco Mobil Refinery Company Ltd.	50
Chemical
Al-Jubail Petrochemical Company	50
Infineum Holdings B.V.	50
Saudi Yanbu Petrochemical Co.	50

A35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Investments and Advances

	Dec. 31 2005	Dec. 31 2004
	(millions of dollars)
Companies carried at equity in underlying assets
Investments	$12,116	$11,742
Advances	5,580	3,799

	$17,696	$15,541
Companies carried at cost or less and stock investments carried at fair value	1,732	1,931

	$19,428	$17,472
Long-term receivables and miscellaneous investments at cost or less	1,164	932

Total	$20,592	$18,404

8. Property, Plant and Equipment and Asset Retirement Obligations

	Dec. 31, 2005		Dec. 31, 2004
Property, Plant and Equipment
	Cost	Net	Cost	Net
	(millions of dollars)
Upstream	$148,844	$62,817	$148,024	$62,013
Downstream	59,338	28,029	62,014	29,810
Chemical	21,055	9,304	21,777	10,049
Other	11,057	6,860	10,607	6,767

Total	$240,294	$107,010	$242,422	$108,639

        In the Upstream segment, depreciation is on a unit-of-production basis, so depreciable life will vary by field. In the Downstream segment, investments in refinery and lubes basestock manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life and service station buildings and fixed improvements over a 20-year life. In the Chemical segment, investments in process equipment are generally depreciated on a straight-line basis over a 20-year life.

        Accumulated depreciation and depletion totaled $133,284 million at the end of 2005 and $133,783 million at the end of 2004. Interest capitalized in 2005, 2004 and 2003 was $434 million, $500 million and $490 million, respectively.

Asset Retirement Obligations (AROs)
        As of January 1, 2003, the Corporation adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 143 (FAS 143), "Accounting for Asset Retirement Obligations." Under FAS 143, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis when they are incurred, which is typically at the time the assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets. Asset retirement obligations are not recorded for downstream and chemical facilities because such potential obligations cannot be measured since it is not possible to estimate the settlement dates.

        The cumulative adjustment for the change in accounting principle reported in 2003 was after-tax income of $550 million.

        The following table summarizes the activity in the liability for asset retirement obligations:

	2005	2004
	(millions of dollars)
Beginning balance	$3,610	$3,440
Accretion expense and other provisions	208	136
Payments made	(193)	(201)
Liabilities incurred	165	143
Foreign currency translation/other	(222)	92

Ending balance	$3,568	$3,610

A36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Leased Facilities
        At December 31, 2005, the Corporation and its consolidated subsidiaries held noncancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum lease commitments as indicated in the table.

        Net rental expenditures for 2005, 2004 and 2003 totaled $2,790 million, $2,491 million and $2,298 million, respectively, after being reduced by related rental income of $176 million, $136 million and $141 million, respectively. Minimum rental expenditures totaled $2,847 million in 2005, $2,501 million in 2004 and $2,319 million in 2003.

	Minimum Commitment	Related Rental Income
	(millions of dollars)
2006	$1,505	$48
2007	1,406	43
2008	1,089	38
2009	761	33
2010	639	30
2011 and beyond	1,560	45

Total	$6,960	$237

10. Earnings Per Share	2005	2004	2003
Net income per common share
Income from continuing operations (millions of dollars)	$36,130	$25,330	$20,960
Weighted average number of common shares outstanding (millions of shares)	6,266	6,482	6,634
Net income per common share (dollars)
Income from continuing operations	$5.76	$3.91	$3.16
Cumulative effect of accounting change, net of income tax	—	—	0.08

Net income	$5.76	$3.91	$3.24

Net income per common share—assuming dilution
Income from continuing operations (millions of dollars)	$36,130	$25,330	$20,960
Weighted average number of common shares outstanding (millions of shares)	6,266	6,482	6,634
Effect of employee stock-based awards	56	37	28

Weighted average number of common shares outstanding—assuming dilution	6,322	6,519	6,662

Net income per common share (dollars)
Income from continuing operations	$5.71	$3.89	$3.15
Cumulative effect of accounting change, net of income tax	—	—	0.08

Net income	$5.71	$3.89	$3.23

Dividends paid per common share (dollars)	$1.14	$1.06	$0.98

A37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Financial Instruments and Derivatives
        The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Long-term debt is the only category of financial instruments whose fair value differs materially from the recorded book value. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2005, and 2004, was $7.0 billion and $5.9 billion, respectively, as compared to recorded book values of $6.2 billion and $5.0 billion.

        The Corporation's size, strong capital structure, geographic diversity and the complementary nature of the Upstream, Downstream and Chemical businesses reduce the Corporation's enterprise wide risk from changes in interest rates, currency rates and commodity prices. As a result, the Corporation makes limited use of derivatives to mitigate the impact of such changes. The Corporation does not engage in speculative derivative activities or derivative trading activities nor does it use derivatives with leveraged features. The Corporation maintains a system of controls that includes the authorization, reporting and monitoring of derivative activity. The Corporation's limited derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity.

        The estimated fair values of derivatives outstanding and recorded on the balance sheet are shown in the table below. This is the amount that the Corporation would have paid to, or received from, third parties if these derivatives had been settled in the open market. The majority of the 2005 amount resulted from long-term U.K. gas sales and purchase contracts entered into in the normal course of business that are deemed to be derivative instruments. The amounts reflect the increase in U.K. market gas prices relative to the prices included in the contracts. These contracts are expected to be settled in full by physical delivery of the underlying commodity.

Derivatives	2005	2004	2003
	(millions of dollars)
Net receivable/(payable)	$(426)	$6	$(17)
Net gain/(loss), before tax	$(312)	$38	$4
Net gain/(loss), after tax	$(188)	$40	$3

        The fair value of derivatives outstanding at year-end 2005 and loss recognized during the year are immaterial in relation to the Corporation's year-end cash balance of $28.7 billion, total assets of $208.3 billion or net income for the year of $36.1 billion.

12. Long-Term Debt
        At December 31, 2005, long-term debt consisted of $6,014 million due in U.S. dollars and $206 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $515 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2006, in millions of dollars, are: 2007—$99, 2008—$284, 2009—$111 and 2010—$89. At December 31, 2005, the Corporation's unused long-term credit lines were not material.

        Summarized long-term borrowings at year-end 2005 and 2004 were as shown in the table below:

	2005	2004
	(millions of dollars)
Exxon Capital Corporation (1)
6.125% Guaranteed notes due 2008	$160	$160
SeaRiver Maritime Financial Holdings, Inc. (1)
Guaranteed debt securities due 2006-2011 (2)	65	75
Guaranteed deferred interest debentures due 2012
—Face value net of unamortized discount plus accrued interest	1,391	1,249
Mobil Services (Bahamas) Ltd.
Variable notes due 2035 (3)	972	—
Variable notes due 2034 (4)	311	311
Mobil Corporation
8.625% debentures due 2021	248	248
Industrial revenue bonds due 2007-2033 (5)	1,700	1,702
Other U.S. dollar obligations (6)	1,023	719
Other foreign currency obligations	153	195
Capitalized lease obligations (7)	197	354

Total long-term debt	$6,220	$5,013

(1)
Additional information is provided for these subsidiaries on pages A39 to A43.

(2)
Average effective interest rate of 3.3% in 2005 and 1.5% in 2004.

(3)
Average effective interest rate of 3.7% in 2005.

(4)
Average effective interest rate of 3.3% in 2005, and 2.0% in 2004.

(5)
Average effective interest rate of 2.8% in 2005 and 1.8% in 2004.

(6)
Average effective interest rate of 6.7% in 2005 and 6.0% in 2004.

(7)
Average imputed interest rate of 7.5% in 2005 and 7.4% in 2004.

A38

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries
        Exxon Mobil Corporation has fully and unconditionally guaranteed the 6.125% notes due 2008 ($160 million of long-term debt at December 31, 2005) of Exxon Capital Corporation and the deferred interest debentures due 2012 ($1,391 million long-term) and the debt securities due 2006 to 2011 ($65 million long-term and $10 million short-term) of SeaRiver Maritime Financial Holdings, Inc.

        Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are 100-percent-owned subsidiaries of Exxon Mobil Corporation.

        The following condensed consolidating financial information is provided for Exxon Mobil Corporation, as guarantor, and for Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc., as issuers, as an alternative to providing separate financial statements for the issuers. The accounts of Exxon Mobil Corporation, Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are presented utilizing the equity method of accounting for investments in subsidiaries.

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2005
Revenues and other income
Sales and other operating revenue, including excise taxes	$15,081	$—	$—	$343,874	$—	$358,955
Income from equity affiliates	32,996	—	6	7,584	(33,003)	7,583
Other income	834	—	—	3,308	—	4,142
Intercompany revenue	33,546	51	56	274,706	(308,359)	—

Total revenues and other income	82,457	51	62	629,472	(341,362)	370,680

Costs and other deductions
Crude oil and product purchases	30,451	—	—	447,251	(292,483)	185,219
Production and manufacturing expenses	7,177	3	—	24,856	(5,217)	26,819
Selling, general and administrative expenses	2,434	2	—	12,478	(512)	14,402
Depreciation and depletion	1,341	3	—	8,909	—	10,253
Exploration expenses, including dry holes	137	—	—	827	—	964
Interest expense	2,723	15	159	7,775	(10,176)	496
Excise taxes	—	—	—	30,742	—	30,742
Other taxes and duties	21	—	—	41,533	—	41,554
Income applicable to minority and preferred interests	—	—	—	799	—	799

Total costs and other deductions	44,284	23	159	575,170	(308,388)	311,248

Income before income taxes	38,173	28	(97)	54,302	(32,974)	59,432
Income taxes	2,043	11	(36)	21,284	—	23,302

Income from continuing operations	36,130	17	(61)	33,018	(32,974)	36,130
Accounting change, net of income tax	—	—	—	—	—	—

Net income	$36,130	$17	$(61)	$33,018	$(32,974)	$36,130

A39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of income for 12 months ended December 31, 2004
Revenues and other income
Sales and other operating revenue, including excise taxes	$13,617	$—	$—	$277,635	$—	$291,252
Income from equity affiliates	23,115	—	15	4,966	(23,135)	4,961
Other income	521	—	—	1,301	—	1,822
Intercompany revenue	24,147	33	22	196,653	(220,855)	—

Total revenues and other income	61,400	33	37	480,555	(243,990)	298,035

Costs and other deductions
Crude oil and product purchases	23,217	—	—	324,920	(208,913)	139,224
Production and manufacturing expenses	6,642	3	—	21,945	(5,365)	23,225
Selling, general and administrative expenses	2,099	4	—	12,056	(310)	13,849
Depreciation and depletion	1,424	4	1	8,338	—	9,767
Exploration expenses, including dry holes	187	—	—	911	—	1,098
Interest expense	1,381	21	135	5,339	(6,238)	638
Excise taxes	—	—	—	27,263	—	27,263
Other taxes and duties	14	—	—	40,940	—	40,954
Income applicable to minority and preferred interests	—	—	—	776	—	776

Total costs and other deductions	34,964	32	136	442,488	(220,826)	256,794

Income before income taxes	26,436	1	(99)	38,067	(23,164)	41,241
Income taxes	1,106	(1)	(40)	14,846	—	15,911

Income from continuing operations	25,330	2	(59)	23,221	(23,164)	25,330
Accounting change, net of income tax	—	—	—	—	—	—

Net income	$25,330	$2	$(59)	$23,221	$(23,164)	$25,330

Condensed consolidated statement of income for 12 months ended December 31, 2003
Revenues and other income
Sales and other operating revenue, including excise taxes	$11,328	$—	$—	$225,726	$—	$237,054
Income from equity affiliates	18,163	—	1	4,363	(18,154)	4,373
Other income	3,229	—	—	2,082	—	5,311
Intercompany revenue	17,918	33	19	142,930	(160,900)	—

Total revenues and other income	50,638	33	20	375,101	(179,054)	246,738

Costs and other deductions
Crude oil and product purchases	17,342	—	—	240,908	(150,592)	107,658
Production and manufacturing expenses	6,492	2	1	19,691	(4,926)	21,260
Selling, general and administrative expenses	2,037	2	—	11,526	(169)	13,396
Depreciation and depletion	1,535	5	2	7,505	—	9,047
Exploration expenses, including dry holes	247	—	—	763	—	1,010
Interest expense	648	21	121	4,629	(5,212)	207
Excise taxes	1	—	—	23,854	—	23,855
Other taxes and duties	9	—	—	37,636	—	37,645
Income applicable to minority and preferred interests	—	—	—	694	—	694

Total costs and other deductions	28,311	30	124	347,206	(160,899)	214,772

Income before income taxes	22,327	3	(104)	27,895	(18,155)	31,966
Income taxes	1,367	(1)	(37)	9,677	—	11,006

Income from continuing operations	20,960	4	(67)	18,218	(18,155)	20,960
Accounting change, net of income tax	550	—	—	481	(481)	550

Net income	$21,510	$4	$(67)	$18,699	$(18,636)	$21,510

A40

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Martime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
			(millions of dollars)
Condensed consolidated balance sheet for year ended December 31, 2005
Cash and cash equivalents	$12,076	$—	$—	$16,595	$—	$28,671
Cash and cash equivalents—restricted	4,604	—	—	—	—	4,604
Notes and accounts receivable—net	2,183	—	—	25,301	—	27,484
Inventories	1,241	—	—	8,080	—	9,321
Prepaid taxes and expenses	117	—	—	3,145	—	3,262

Total current assets	20,221	—	—	53,121	—	73,342
Investments and advances	163,033	—	375	403,173	(545,989)	20,592
Property, plant and equipment—net	15,537	92	—	91,381	—	107,010
Other long-term assets	1,257	—	74	6,060	—	7,391
Intercompany receivables	14,569	1,041	1,768	377,176	(394,554)	—

Total assets	$214,617	$1,133	$2,217	$930,911	$(940,543)	$208,335

Notes and loans payable	$446	$—	$10	$1,315	$—	$1,771
Accounts payable and accrued liabilities	3,137	3	1	32,979	—	36,120
Income taxes payable	553	1	2	7,860	—	8,416

Total current liabilities	4,136	4	13	42,154	—	46,307
Long-term debt	270	160	1,456	4,334	—	6,220
Deferred income tax liabilities	2,909	27	257	17,685	—	20,878
Other long-term liabilities	5,412	13	—	18,319	—	23,744
Intercompany payables	90,705	121	383	303,345	(394,554)	—

Total liabilities	103,432	325	2,109	385,837	(394,554)	97,149

Earnings reinvested	163,335	23	(361)	108,770	(108,432)	163,335
Other shareholders' equity	(52,150)	785	469	436,304	(437,557)	(52,149)

Total shareholders' equity	111,185	808	108	545,074	(545,989)	111,186

Total liabilities and shareholders' equity	$214,617	$1,133	$2,217	$930,911	$(940,543)	$208,335

Condensed consolidated balance sheet for year ended December 31, 2004
Cash and cash equivalents	$10,055	$4	$—	$8,472	$—	$18,531
Cash and cash equivalents—restricted	4,604	—	—	—	—	4,604
Notes and accounts receivable—net	3,262	—	—	22,097	—	25,359
Inventories	1,117	—	—	8,370	—	9,487
Prepaid taxes and expenses	79	—	—	2,317	—	2,396

Total current assets	19,117	4	—	41,256	—	60,377
Investments and advances	138,395	—	416	369,455	(489,862)	18,404
Property, plant and equipment—net	15,601	95	—	92,943	—	108,639
Other long-term assets	1,512	—	90	6,234	—	7,836
Intercompany receivables	9,728	1,090	1,594	322,469	(334,881)	—

Total assets	$184,353	$1,189	$2,100	$832,357	$(824,743)	$195,256

Notes and loans payable	$—	$—	$10	$3,270	$—	$3,280
Accounts payable and accrued liabilities	2,934	3	—	28,826	—	31,763
Income taxes payable	1,348	—	1	6,589	—	7,938

Total current liabilities	4,282	3	11	38,685	—	42,981
Long-term debt	261	160	1,324	3,268	—	5,013
Deferred income tax liabilities	3,152	28	268	17,644	—	21,092
Other long-term liabilities	5,461	22	—	18,931	—	24,414
Intercompany payables	69,441	185	403	264,852	(334,881)	—

Total liabilities	82,597	398	2,006	343,380	(334,881)	93,500

Earnings reinvested	134,390	6	(300)	81,380	(81,086)	134,390
Other shareholders' equity	(32,634)	785	394	407,597	(408,776)	(32,634)

Total shareholders' equity	101,756	791	94	488,977	(489,862)	101,756

Total liabilities and shareholders' equity	$184,353	$1,189	$2,100	$832,357	$(824,743)	$195,256

A41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
	(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2005
Cash provided by/(used in) operating activities	$11,538	$11	$129	$42,088	$(5,628)	$48,138

Cash flows from investing activities
Additions to property, plant and equipment	(1,296)	—	—	(12,543)	—	(13,839)
Sales of long-term assets	314	—	—	5,722	—	6,036
Increase in restricted cash and cash equivalents	—	—	—	—	—	—
Net intercompany investing	15,483	49	(173)	(15,557)	198	—
All other investing, net	1	—	—	(2,468)	—	(2,467)

Net cash provided by/(used in) investing activities	14,502	49	(173)	(24,846)	198	(10,270)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	572	—	572
Reductions in short- and long-term debt	—	—	(10)	(758)	—	(768)
Additions/(reductions) in debt with less than 90-day maturity	446	—	—	(1,752)	—	(1,306)
Cash dividends	(7,185)	—	—	(5,628)	5,628	(7,185)
Common stock acquired	(18,221)	—	—	—	—	(18,221)
Net intercompany financing activity	—	(64)	(21)	208	(123)	—
All other financing, net	941	—	75	(974)	(75)	(33)

Net cash provided by/(used in) financing activities	(24,019)	(64)	44	(8,332)	5,430	(26,941)

Effects of exchange rate changes on cash	—	—	—	(787)	—	(787)

Increase/(decrease) in cash and cash equivalents	$2,021	$(4)	$—	$8,123	$—	$10,140

Condensed consolidated statement of cash flows for 12 months ended December 31, 2004
Cash provided by/(used in) operating activities	$21,515	$8	$44	$32,837	$(13,853)	$40,551

Cash flows from investing activities
Additions to property, plant and equipment	(1,101)	—	—	(10,885)	—	(11,986)
Sales of long-term assets	521	—	—	2,233	—	2,754
Increase in restricted cash and cash equivalents	(4,604)	—	—	—	—	(4,604)
Net intercompany investing	5,109	24	(55)	(5,224)	146	—
All other investing, net	2	—	—	(1,076)	—	(1,074)

Net cash provided by/(used in) investing activities	(73)	24	(55)	(14,952)	146	(14,910)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	920	—	920
Reductions in short- and long-term debt	(1,146)	(106)	(10)	(1,543)	—	(2,805)
Additions/(reductions) in debt with less than 90-day maturity	—	—	—	(66)	—	(66)
Cash dividends	(6,896)	—	—	(13,853)	13,853	(6,896)
Common stock acquired	(9,951)	—	—	—	—	(9,951)
Net intercompany financing activity	—	78	21	47	(146)	—
All other financing, net	959	—	—	(429)	—	530

Net cash provided by/(used in) financing activities	(17,034)	(28)	11	(14,924)	13,707	(18,268)

Effects of exchange rate changes on cash	—	—	—	532	—	532

Increase/(decrease) in cash and cash equivalents	$4,408	$4	$—	$3,493	$—	$7,905

A42

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

	Exxon Mobil Corporation Parent Guarantor	Exxon Capital Corporation	SeaRiver Maritime Financial Holdings, Inc.	All Other Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
			(millions of dollars)
Condensed consolidated statement of cash flows for 12 months ended December 31, 2003
Cash provided by/(used in) operating activities	$4,797	$23	$60	$24,945	$(1,327)	$28,498

Cash flows from investing activities
Additions to property, plant and equipment	(1,691)	—	—	(11,168)	—	(12,859)
Sales of long-term assets	238	—	—	2,052	—	2,290
Increase in restricted cash and cash equivalents	—	—	—	—	—	—
Net intercompany investing	13,555	281	(50)	(13,523)	(263)	—
All other investing, net	—	—	—	(273)	—	(273)

Net cash provided by/(used in) investing activities	12,102	281	(50)	(22,912)	(263)	(10,842)

Cash flows from financing activities
Additions to short- and long-term debt	—	—	—	842	—	842
Reductions in short- and long-term debt	—	—	—	(2,644)	—	(2,644)
Additions/(reductions) in debt with less than 90-day maturity	—	(6)	(10)	(306)	—	(322)
Cash dividends	(6,515)	(93)	—	(1,234)	1,327	(6,515)
Common stock acquired	(5,881)	—	—	—	—	(5,881)
Net intercompany financing activity	—	(184)	—	(58)	242	—
All other financing, net	434	(21)	—	(677)	21	(243)

Net cash provided by/(used in) financing activities	(11,962)	(304)	(10)	(4,077)	1,590	(14,763)

Effects of exchange rate changes on cash	—	—	—	504	—	504

Increase/(decrease) in cash and cash equivalents	$4,937	$—	$—	$(1,540)	$—	$3,397

13. Incentive Program
        The 2003 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted to eligible employees of the Corporation and those affiliates at least 50 percent owned. The maximum number of shares of stock that may be issued under the 2003 Incentive Program is 220 million. Awards that are forfeited or expire, or are settled in cash, do not count against this maximum limit. The 2003 Incentive Program does not have a specified term. New awards may be made until the available shares are depleted, unless the Board terminates the plan early. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument. Shares available for granting under the 2003 Incentive Program were 188,928 thousand at the end of 2005.

        As under earlier programs, options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant. All remaining stock options and SARs outstanding were granted prior to 2002.

        Long-term incentive awards totaling 11,071 thousand, 11,374 thousand and 10,381 thousand shares of restricted (nonvested) common stock and restricted (nonvested) common stock units were granted in 2005, 2004 and 2003, respectively. These shares are issued to employees from treasury stock. The total compensation expense is recognized over the requisite service period. The units that are settled in cash are recorded as liabilities and their changes in fair value are recognized over the vesting period. During the applicable restricted periods, the shares may not be sold or transferred and are subject to forfeiture. The majority of the awards have graded vesting periods, with 50 percent of the shares in each award vesting after three years and the remaining 50 percent vesting after seven years. A small number of awards granted to certain employees have longer vesting periods. The table on the following page provides additional details on restricted stock awards in 2003, 2004, and 2005.

A43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The following table summarizes information about restricted stock and restricted stock units, including those shares from former Mobil plans:

Restricted Stock and Units	2005	2004	2003
Shares/Units:	(thousands)
Granted	11,071	11,374	10,381
Issued and outstanding at end of year	29,530	23,159	13,089
Grant price	$58.43	$51.07	$36.11
Value:	(millions of dollars)
Restricted stock and units settled in stock granted	$611	$554	$357
Units settled in cash granted	36	27	18

Total grant	$647	$581	$375

        Changes that occurred in stock options in 2005, 2004 and 2003 are summarized below (shares in thousands):

	2005		2004		2003
Stock Options	Shares	Avg. Exercise Price	Shares	Avg. Exercise Price	Shares	Avg. Exercise Price
Outstanding at beginning of year	180,912	$35.55	223,750	$33.09	246,995	$31.59
Exercised	(33,007)	28.61	(42,588)	22.57	(22,757)	16.80
Expired/canceled	(131)	35.45	(250)	39.91	(488)	35.86

Outstanding at end of year	147,774	37.11	180,912	35.55	223,750	33.09

Exercisable at end of year	147,774	37.11	180,912	35.55	222,054	33.06

        The following table summarizes information about stock options outstanding at December 31, 2005 (shares in thousands):

Options Outstanding and Exercisable
Exercise Price Range	Shares	Avg. Remaining Contractual Life	Avg. Exercise Price
$21.78 - 31.70	41,347	2.4 years	$28.01
36.18 - 45.22	106,427	4.6 years	40.64

Total	147,774	4.0 years	$37.11

14. Litigation and Other Contingencies
Litigation
        A variety of claims have been made against ExxonMobil and certain of its consolidated subsidiaries in a number of pending lawsuits and tax disputes. The Corporation accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. The Corporation does not record liabilities when the likelihood that the liability has been incurred is probable but the amount cannot be reasonably estimated, or when the liability is believed to be only reasonably possible or remote. ExxonMobil will continue to defend itself vigorously in these matters. Based on a consideration of all relevant facts and circumstances, the Corporation does not believe the ultimate outcome of any currently pending lawsuit against ExxonMobil will have a materially adverse effect upon the Corporation's operations or financial condition.

        A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the compensatory claims have been resolved and paid. All of the punitive damage claims were consolidated in the civil trial that began in 1994. The first judgment from the United States District Court for the District of Alaska in the amount of $5 billion was vacated by the United States Court of Appeals for the Ninth Circuit as being excessive under the Constitution. The second judgment in the amount of $4 billion was vacated by the Ninth Circuit panel without argument and sent back for the District Court to reconsider in light of the recent U.S. Supreme Court decision in Campbell v. State Farm. The most recent District Court judgment for punitive damages was for $4.5 billion plus interest and was entered in January 2004. ExxonMobil and the plaintiffs have appealed this decision to the Ninth Circuit. The Corporation has posted a $5.4 billion letter of credit. Oral arguments were held before the Ninth Circuit on January 27, 2006. Management believes that the likelihood of the judgment being upheld is remote. While it is reasonably possible that a liability may have been incurred from the Exxon Valdez grounding,

A44

it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        In December 2000, a jury in the 15th Judicial Circuit Court of Montgomery County, Alabama, returned a verdict against the Corporation in a dispute over royalties in the amount of $88 million in compensatory damages and $3.4 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court in May 2001. In December 2002, the Alabama Supreme Court vacated the $3.5 billion jury verdict. The case was retried and in November 2003, a state district court jury in Montgomery, Alabama, returned a verdict against Exxon Mobil Corporation. The verdict included $63.5 million in compensatory damages and $11.8 billion in punitive damages. In March 2004, the district court judge reduced the amount of punitive damages to $3.5 billion. ExxonMobil believes the judgment is not justified by the evidence, that any punitive damage award is not justified by either the facts or the law, and that the amount of the award is grossly excessive and unconstitutional. ExxonMobil has appealed the decision to the Alabama Supreme Court. Management believes that the likelihood of the judgment being upheld is remote. While it is reasonably possible that a liability may have been incurred by ExxonMobil from this dispute over royalties, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability. In May 2004, the Corporation posted a $4.5 billion supersedeas bond as required by Alabama law to stay execution of the judgment pending appeal. The Corporation has pledged to the issuer of the bond collateral consisting of cash and short-term, high-quality securities with an aggregate value of approximately $4.6 billion. This collateral is reported as restricted cash and cash equivalents on the Consolidated Balance Sheet. Under the terms of the pledge agreement, the Corporation is entitled to receive the income generated from the cash and securities and to make investment decisions, but is restricted from using the pledged cash and securities for any other purpose until such time the bond is canceled.

        In 2001, a Louisiana state court jury awarded compensatory damages of $56 million and punitive damages of $1 billion to a landowner for damage caused by a third party that leased the property from the landowner. The third party provided pipe cleaning and storage services for the Corporation and other entities. The Louisiana Fourth Circuit Court of Appeals reduced the punitive damage award to $112 million in 2005. The Corporation appealed this decision to the Louisiana Supreme Court as it continues to believe that these judgments should be substantially reduced on legal and constitutional grounds. While it is reasonably possible that a liability may have been incurred, it is not possible to predict the ultimate outcome or to reasonably estimate any such potential liability.

        In Allapattah v. Exxon, a jury in the United States District Court for the Southern District of Florida determined in 2001 that a class of Exxon dealers between March 1983 and August 1994 had been overcharged for gasoline. In June 2003, the Eleventh Circuit Court of Appeals affirmed the judgment and in March 2004, denied a petition for Rehearing En Banc. In October 2004, the U.S. Supreme Court granted review as to whether the class in the District Court judgment should include members that individually do not satisfy the $50,000 minimum amount-in-controversy requirement in federal court. In light of the Supreme Court's decision to grant review of only part of ExxonMobil's appeal, the Corporation took an after-tax charge of $550 million in the third quarter of 2004 reflecting the estimated liability, after considering potential set-offs and defenses for the claims under review by the Supreme Court. In June 2005, the Supreme Court granted the District Court the right to hear the claims of all class members and the Corporation took an after-tax charge of $200 million. Class counsel and ExxonMobil are seeking court approval of a settlement of $1,075 million, pre-tax that would essentially finalize the Corporation's financial obligation in the case; this obligation has been fully accrued. The trial court has preliminarily approved the settlement. Notice has been issued to the class and the final approval hearing will occur in April 2006.

        Tax issues for 1986 to 1993 remain pending before the U.S. Tax Court. The ultimate resolution of these issues is not expected to have a materially adverse effect upon the Corporation's operations or financial condition.

Other Contingencies
        The Corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2005, for $3,893 million, primarily relating to guarantees for notes, loans and performance under contracts. This included $1,020 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $2,649 million, representing ExxonMobil's share of obligations of certain equity companies.

	Dec. 31, 2005
	Equity Company Obligations	Other Third-Party Obligations	Total
	(millions of dollars)
Guarantees of excise taxes/customs duties under reciprocal arrangements	$—	$1,020	$1,020
Other guarantees	2,649	224	2,873

Total	$2,649	$1,244	$3,893

        Additionally, the Corporation and its consolidated subsidiaries have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the Corporation's operations or financial condition. Unconditional purchase obligations, as defined by accounting standards, are those long-term commitments that are non-cancelable or cancelable only under certain conditions, and that third parties have used to secure financing for the facilities that will provide the contracted goods or services.

	Payments Due by Period
	2006	2007- 2010	2011 and Beyond	Total
	(millions of dollars)
Unconditional purchase obligations (1)	$569	$1,909	$2,098	$4,576

(1)
Undiscounted obligations of $4,576 million mainly pertain to pipeline throughput agreements and include $2,324 million of obligations to equity companies. The present value of these commitments, excluding imputed interest of $1,248 million, totaled $3,328 million.

A45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 15. Annuity Benefits and Other Postretirement Benefits
	Annuity Benefits
							Other Postretirement Benefits
	U.S.			Non-U.S.
	2005	2004	2003	2005	2004	2003	2005	2004	2003
	(millions of dollars)
Components of net benefit cost
Service cost	$330	$308	$284	$382	$357	$326	$70	$62	$36
Interest cost	611	611	624	834	812	728	301	295	234
Expected return on plan assets	(629)	(618)	(418)	(789)	(684)	(552)	(39)	(36)	(31)
Amortization of actuarial loss/(gain) and prior service cost	274	286	321	424	378	384	204	191	96
Net pension enhancement and curtailment/settlement expense	123	177	204	10	3	37	—	—	—

Net benefit cost	$709	$764	$1,015	$861	$866	$923	$536	$512	$335

Weighted-average assumptions used to determine net benefit cost for years ended December 31	(percent)
Discount rate	5.75	6.00	6.75	4.9	5.2	5.2	5.75	6.00	6.75
Long-term rate of return on funded assets	9.00	9.00	9.00	7.7	7.7	7.7	9.00	9.00	9.00
Long-term rate of compensation increase	3.50	3.50	3.50	3.8	3.8	3.9	3.50	3.50	3.50

        Costs for defined contribution plans were $251 million, $245 million and $253 million in 2005, 2004 and 2003, respectively.

        The benefit obligations and plan assets associated with the Corporation's principal benefit plans are measured on December 31.

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2005	2004	2005	2004	2005	2004
	(millions of dollars)
Change in benefit obligation (1)
Benefit obligation at January 1	$10,770	$10,280	$18,704	$16,313	$5,388	$4,960
Service cost	330	308	382	357	70	62
Interest cost	611	611	834	812	301	295
Actuarial loss/(gain)	279	700	1,608	874	(17)	330
Benefits paid	(809)	(1,127)	(1,037)	(1,020)	(431)	(350)
Foreign exchange rate changes	—	—	(1,577)	1,182	15	29
Other	—	(2)	396	186	44	62

Projected benefit obligation at December 31	$11,181	$10,770	$19,310	$18,704	$5,370	$5,388

Accumulated benefit obligation at December 31	$9,477	$9,193	$17,467	$17,003	$—	—
Weighted-average assumptions used to determine benefit obligations at December 31	(percent)
Discount rate	5.75	5.75	4.5	4.9	5.75	5.75
Long-term rate of compensation increase	3.50	3.50	3.9	3.8	3.50	3.50

(1)
The term benefit obligation means "projected benefit obligation" as defined by Statement of Financial Accounting Standards No. 87 (FAS 87), "Employers' Accounting for Pensions," for annuity benefits and "accumulated postretirement benefit obligation" as defined by FAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," for other postretirement benefits.

        For U.S. plans, the discount rate is determined by constructing a portfolio of high-quality, non-callable bonds with cash flows that match estimated outflows for benefit payments. For major non-U.S. plans, the discount rate is determined by using bond portfolios with an average maturity approximating that of the liabilities or spot yield curves, both of which are constructed using high-quality, local-currency-denominated bonds.

        The measurement of the accumulated postretirement benefit obligation assumes a health care cost trend rate of 4.5 percent for 2006 that declines to 2.5 percent by 2011. A one-percentage-point increase in the health care cost trend rate would increase service and interest cost by $32 million and the postretirement benefit obligation by $352 million. A one-percentage-point decrease in the health care cost trend rate would decrease service and interest cost by $26 million and the postretirement benefit obligation by $299 million.

A46

        The Corporation offers a Medicare supplement plan to Medicare-eligible retirees that provides prescription drug benefits. On December 8, 2003, the President of the United States signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act provides a federal subsidy to employers sponsoring retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Corporation believes that its Medicare supplement plan is at least actuarially equivalent to Medicare Part D but that it is not a significant event for the plan. Accordingly, the Corporation recognized the effects of the Act at the December 31, 2004, measurement date which reduced the year-end 2004 benefit obligation by $383 million and the 2005 net benefit cost by $57 million.

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2005	2004	2005	2004	2005	2004
	(millions of dollars)
Change in plan assets
Fair value at January 1	$7,299	$7,301	$10,673	$9,185	$444	$412
Actual return on plan assets	626	967	1,871	1,086	30	50
Foreign exchange rate changes	—	—	(860)	691	—	—
Payments directly to participants	134	157	323	303	313	236
Company contribution	—	—	1,055	473	36	34
Benefits paid	(809)	(1,127)	(1,037)	(1,020)	(431)	(350)
Other	—	1	38	(45)	64	62

Fair value at December 31	$7,250	$7,299	$12,063	$10,673	$456	$444

        The data on the preceding page conform with current accounting standards that specify use of a discount rate at which postretirement liabilities could be effectively settled. The discount rate for calculating year-end postretirement liabilities is based on the year-end rate of interest on a portfolio of high-quality bonds. The return on the annuity fund's actual portfolio of assets has historically been higher than bonds as the majority of pension assets are invested in equities, as illustrated in the table below, which shows asset allocation. The U.S. long-term expected rate of return of 9.0 percent used in 2005 compares to an actual rate of return for the U.S. annuity fund over the past decade of 11 percent. The Corporation establishes the long-term expected rate of return for each plan by developing a forward-looking, long-term return assumption for each asset class, taking into account factors such as the expected real return for the specific asset class and inflation. A single, long-term rate of return is then calculated as the weighted average of the target asset allocation and the long-term return assumption for each asset class.

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2005	2004	2005	2004	2005	2004
	(percent)
Funded benefit plan asset allocation
Equity securities	75%	75%	68%	69%	75%	76%
Debt securities	25	25	28	29	25	24
Other	—	—	4	2	—	—

Total	100%	100%	100%	100%	100%	100%

        The Corporation's investment strategy for benefit plan assets reflects a long-term view, a careful assessment of the risks inherent in various asset classes and broad diversification to reduce the risk of the portfolio. The Corporation primarily invests in funds that follow an index-based strategy to achieve its objectives of diversifying risk while minimizing costs. The funds hold ExxonMobil stock only to the extent necessary to replicate the relevant equity index. Asset-liability studies, or simulations of the interaction of cash flows associated with both assets and liabilities, are periodically used to establish the preferred target asset allocation. The target asset allocation for equity securities of 75 percent for the U.S. benefit plans and 67 percent for non-U.S. plans reflects the long-term nature of the liability. The balance of the funds is largely targeted to debt securities.

A47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The funding levels of all qualified plans are in compliance with standards set by applicable law or regulation. Certain smaller U.S. plans and a number of non-U.S. plans are not funded because local tax conventions and regulatory practices do not encourage funding of these plans. All defined-benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the Corporation or the respective sponsoring affiliate.

        A summary comparing the total plan assets to the total projected benefit obligation is shown in the table below:

	Annuity Benefits
					Other Postretirement Benefits
	U.S.		Non-U.S.
	2005	2004	2005	2004	2005	2004
	(millions of dollars)
Assets in excess of/(less than) projected benefit obligation
Balance at December 31 (1)	$(3,931)	$(3,471)	$(7,247)	$(8,031)	$(4,914)	$(4,944)
Unrecognized net transition liability/(asset)	—	—	10	2	—	—
Unrecognized net actuarial loss/(gain)	2,551	2,638	4,847	4,859	1,562	1,696
Unrecognized prior service cost	144	172	491	512	474	567

Net amount recognized	$(1,236)	$(661)	$(1,899)	$(2,658)	$(2,878)	$(2,681)

Amounts recognized in the consolidated balance sheet consist of:
Prepaid benefit cost (2)	$37	$71	$715	$713	$—	$—
Accrued benefit cost (3)	(2,256)	(1,951)	(5,926)	(7,081)	(2,878)	(2,681)
Intangible assets	204	244	388	712	—	—
Equity of minority shareholders	—	—	178	117	—	—
Accumulated other nonowner changes in equity, minimum pension liability adjustment	779	975	2,746	2,881	—	—

Net amount recognized	$(1,236)	$(661)	$(1,899)	$(2,658)	$(2,878)	$(2,681)

(1)
Fair value of assets less projected benefit obligation shown in the preceding tables.

(2)
Included in "Other assets, including intangibles, net" on the Consolidated Balance Sheet.

(3)
Long-term portion in "Annuity Reserves" and short-term portion in "Accounts payable and accrued liabilities" on the Consolidated Balance Sheet.

	Annuity Benefits			Other Postretirement Benefits
	U.S.		Non-U.S.	Gross	Medicare Subsidy Receipt
	(millions of dollars)
Contributions expected in 2006	$0 - 500	(1)	$700	$35	$—
Benefit payments expected in:
2006	684		974	383	20
2007	739		988	391	21
2008	784		1,012	399	22
2009	839		1,037	407	22
2010	870		1,075	417	23
2011 - 2015	5,129		6,228	2,161	121

(1)
Amount depends on outcome of pending legislation.

        A summary of the change in other nonowner changes in equity related to the minimum pension liability adjustment is shown in the table below:

	Annuity Benefits
	Total (U.S. and Non-U.S.)
	2005	2004
	(millions of dollars)
Increase/(decrease) in accumulated other nonowner changes in equity, before tax	$331	$(4)
Deferred income tax (charge)/credit (see note 17, page A51)	(90)	(49)

Increase/(decrease) in accumulated other nonowner changes in equity, after tax	$241	$(53)

(see Consolidated Statement of Shareholders' Equity, page A26)

A48

        A summary of pension plans with an accumulated benefit obligation in excess of plan assets is shown in the table below:

	Annuity Benefits
	U.S.		Non-U.S.
	2005	2004	2005	2004
	(millions of dollars)
For funded pension plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$9,816	$9,397	$11,352	$11,552
Accumulated benefit obligation	8,356	8,038	10,480	10,681
Fair value of plan assets	7,198	7,127	8,876	8,128
Accumulated benefit obligation less fair value of plan assets	1,158	911	1,604	2,553
For unfunded plans covered by book reserves:
Projected benefit obligation	1,343	1,260	4,757	4,827
Accumulated benefit obligation	1,098	1,041	4,211	4,305

16. Disclosures about Segments and Related Information
        The Upstream, Downstream and Chemical functions best define the operating segments of the business that are reported separately. The factors used to identify these reportable segments are based on the nature of the operations that are undertaken by each segment. The Upstream segment is organized and operates to explore for and produce crude oil and natural gas. The Downstream segment is organized and operates to manufacture and sell petroleum products. The Chemical segment is organized and operates to manufacture and sell petrochemicals. These segments are broadly understood across the petroleum and petrochemical industries.

        These functions have been defined as the operating segments of the Corporation because they are the segments (a) that engage in business activities from which revenues are earned and expenses are incurred; (b) whose operating results are regularly reviewed by the Corporation's chief operating decision maker to make decisions about resources to be allocated to the segment and assess it's performance; and (c) for which discrete financial information is available.

        Earnings after income tax include special items and transfers are at estimated market prices. Special items included in 2005 after-tax earnings are a $1,620 million gain in Non-U.S. Upstream for the restructuring of a Dutch gas equity company, a $390 million gain in Non-U.S. Chemical relating to joint venture litigation, gains of $310 million and $150 million in Non-U.S. Downstream and Non-U.S. Chemical, respectively, for the Sinopec share sale and a charge of $200 million in U.S. Downstream relating to the Allapattah lawsuit provision. U.S. Downstream after-tax earnings in 2004 included a charge of $550 million relating to Allapattah. Upstream earnings in 2003 include $1,700 million from a gain on the transfer of shares in Ruhrgas AG, a German gas transmission company. All Other after-tax earnings in 2003 include $2,230 million relating to the positive settlement of a long-running U.S. tax dispute. All Other after-tax earnings in 2003 also include a $550 million positive impact for the required adoption of FAS 143 relating to accounting for asset retirement obligations.

        Interest expense includes non-debt related interest expense of $369 million, $529 million and $106 million in 2005, 2004 and 2003, respectively. The increase of $423 million from 2003 to 2004 primarily reflects the interest component of the Allapattah lawsuit provision. The subsequent decrease of $160 million in 2005 reflects a lower interest component for Allapattah.

        The Other segment includes corporate and financing activities. The interest revenue amount relates to interest earned on cash deposits and marketable securities.

A49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Upstream		Downstream		Chemical
								Corporate Total
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.	Other
	(millions of dollars)
As of December 31, 2005
Earnings after income tax	$6,200	$18,149	$3,911	$4,081	$1,186	$2,757	$(154)	$36,130
Earnings of equity companies included above	1,106	5,084	165	471	53	954	(250)	7,583
Sales and other operating revenue (1)	6,730	23,324	91,954	205,726	11,842	19,344	35	358,955
Intersegment revenue	7,230	31,371	9,817	40,255	6,521	5,413	290	—
Depreciation and depletion expense	1,293	5,407	615	1,611	416	410	501	10,253
Interest revenue	—	—	—	—	—	—	946	946
Interest expense	30	32	230	34	4	4	162	496
Income taxes	3,516	15,968	2,139	1,362	447	794	(924)	23,302
Additions to property, plant and equipment	1,763	8,796	662	1,618	218	268	514	13,839
Investments in equity companies	1,470	6,735	420	937	275	2,282	(3)	12,116
Total assets	20,827	66,239	16,110	47,691	7,794	11,702	37,972	208,335

As of December 31, 2004
Earnings after income tax	$4,948	$11,727	$2,186	$3,520	$1,020	$2,408	$(479)	$25,330
Earnings of equity companies included above	904	2,709	138	466	31	914	(201)	4,961
Sales and other operating revenue (1)	5,990	17,043	71,645	168,768	10,729	17,052	25	291,252
Intersegment revenue	6,547	21,800	8,047	26,577	4,937	4,278	306	—
Depreciation and depletion expense	1,453	4,758	618	1,646	408	400	484	9,767
Interest revenue	—	—	—	—	—	—	361	361
Interest expense	25	27	431	33	2	1	119	638
Income taxes	2,733	10,168	1,371	1,073	450	731	(615)	15,911
Additions to property, plant and equipment	1,465	7,358	668	1,472	247	201	575	11,986
Investments in equity companies	1,347	6,595	401	1,047	276	2,079	(3)	11,742
Total assets	19,330	62,204	14,685	49,688	8,102	13,052	28,195	195,256

As of December 31, 2003
Earnings after income tax	$3,905	$10,597	$1,348	$2,168	$381	$1,051	$2,060	$21,510
Earnings of equity companies included above	525	3,335	36	240	16	409	(188)	4,373
Sales and other operating revenue (1)	5,942	15,388	56,373	139,138	7,792	12,398	23	237,054
Intersegment revenue	5,479	15,782	5,627	18,752	3,403	3,237	310	—
Depreciation and depletion expense	1,571	4,072	601	1,548	410	368	477	9,047
Interest revenue	—	—	—	—	—	—	229	229
Interest expense	17	17	8	26	1	—	138	207
Income taxes	2,175	7,237	757	795	67	325	(350)	11,006
Additions to property, plant and equipment	1,701	7,529	1,159	1,416	313	186	555	12,859
Investments in equity companies	1,266	5,176	316	909	266	1,612	—	9,545
Total assets	19,196	56,237	14,436	46,060	7,722	11,786	18,841	174,278

Geographic Sales and other operating revenue (1)	2005	2004	2003
	(millions of dollars)
United States	$110,553	$88,382	$70,128
Non-U.S.	248,402	202,870	166,926

Total	$358,955	$291,252	$237,054

Significant non-U.S. revenue sources include:
Japan	$28,963	$25,485	$22,360
Canada	28,842	21,689	17,897
United Kingdom	24,805	22,549	19,946
Germany	21,653	17,649	15,764
Italy	17,160	15,096	13,074
France	14,412	12,231	9,725
Long-lived assets	2005	2004	2003
	(millions of dollars)
United States	$33,117	$33,569	$34,585
Non-U.S.	73,893	75,070	70,380

Total	$107,010	$108,639	$104,965

Significant non-U.S. long-lived assets include:
Canada	$12,273	$11,806	$10,849
United Kingdom	7,757	9,545	9,615
Norway	6,472	7,561	7,047
Nigeria	6,409	4,923	3,833
Japan	4,016	4,784	4,931
Angola	3,803	3,544	2,666
Singapore	2,968	3,089	3,252

(1)
Sales and other operating revenue includes excise taxes of $30,742 million for 2005, $27,263 million for 2004 and $23,855 million for 2003. Includes amounts for purchases/sales contracts with the same counterparty.

A50

17. Income, Excise and Other Taxes

	2005			2004			2003
	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total	U.S.	Non-U.S.	Total
	(millions of dollars)
Income taxes
Federal or non-U.S.
Current	$5,462	$17,052	$22,514	$4,410	$12,030	$16,440	$1,522	$7,426	$8,948
Deferred—net	(584)	362	(222)	(1,113)	122	(991)	996	645	1,641
U.S. tax on non-U.S. operations	208	—	208	56	—	56	71	—	71

	5,086	17,414	22,500	3,353	12,152	15,505	2,589	8,071	10,660
State	802	—	802	406	—	406	346	—	346

Total income taxes	5,888	17,414	23,302	3,759	12,152	15,911	2,935	8,071	11,006
Excise taxes	7,072	23,670	30,742	6,833	20,430	27,263	6,323	17,532	23,855
All other taxes and duties
Other taxes and duties	51	41,503	41,554	26	40,928	40,954	22	37,623	37,645
Included in production and manufacturing expenses	1,182	1,075	2,257	982	951	1,933	976	812	1,788
Included in SG&A expenses	202	558	760	215	503	718	211	463	674

Total other taxes and duties	1,435	43,136	44,571	1,223	42,382	43,605	1,209	38,898	40,107

Total	$14,395	$84,220	$98,615	$11,815	$74,964	$86,779	$10,467	$64,501	$74,968

        All other taxes and duties include taxes reported in production and manufacturing and selling, general and administrative (SG&A) expenses. The above provisions for deferred income taxes include net (charges)/credits for the effect of changes in tax laws and rates of $199 million in 2005, $318 million in 2004, and $124 million in 2003. Income taxes (charged)/credited directly to shareholders' equity were:

	2005	2004	2003
	(millions of dollars)
Cumulative foreign exchange translation adjustment	$158	$(180)	$(233)
Minimum pension liability adjustment	(90)	(49)	(381)
Gains and losses on stock investments	236	53	(331)
Other components of shareholders' equity	224	183	107

        The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2005, 2004 and 2003, is as follows:

	2005	2004	2003
	(millions of dollars)
Earnings before federal and non-U.S. income taxes
United States	$16,098	$11,067	$9,438
Non-U.S.	42,532	29,768	22,182

Total	$58,630	$40,835	$31,620

Theoretical tax	$20,521	$14,292	$11,067
Effect of equity method accounting	(2,654)	(1,736)	(1,531)
Non-U.S. taxes in excess of theoretical U.S. tax	4,719	3,093	1,635
U.S. tax on non-U.S. operations	208	56	71
U.S. tax settlement	—	—	(541)
Other U.S.	(294)	(200)	(41)

Federal and non-U.S. income tax expense	$22,500	$15,505	$10,660

Total effective tax rate	41.4%	40.3%	36.4%

        The effective income tax rate includes state income taxes and the Corporation's share of income taxes of equity companies. Equity company taxes totaled $2,226 million in 2005, $1,180 million in 2004, and $983 million in 2003, primarily outside the U.S.

        Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

        Deferred tax liabilities/(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:	2005	2004
	(millions of dollars)
Depreciation	$17,000	$16,732
Intangible development costs	4,809	4,733
Capitalized interest	2,311	2,279
Other liabilities	2,457	3,295

Total deferred tax liabilities	$26,577	$27,039

Pension and other postretirement benefits	$(2,654)	$(2,613)
Tax loss carryforwards	(1,996)	(2,399)
Other assets	(5,091)	(3,761)

Total deferred tax assets	$(9,741)	$(8,773)

Asset valuation allowances	566	686

Net deferred tax liabilities	$17,402	$18,952

        Deferred income tax (assets) and liabilities are included in the balance sheet as shown below. Deferred income tax (assets) and liabilities are classified as current or long term consistent with the classification of the related temporary difference—separately by tax jurisdiction.

Balance sheet classification	2005	2004
	(millions of dollars)
Prepaid taxes and expenses	$(2,081)	$(1,221)
Other assets, including intangibles, net	(1,540)	(1,406)
Accounts payable and accrued liabilities	145	487
Deferred income tax liabilities	20,878	21,092

Net deferred tax liabilities	$17,402	$18,952

        The Corporation had $41 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

A51

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

        The results of operations for producing activities shown below are presented in accordance with Statement of Financial Accounting Standards No. 69. As such, it does not include earnings from other activities that ExxonMobil includes in the Upstream function such as oil and gas transportation operations, tar sands operations, LNG liquefaction and transportation operations, coal and power operations, technical services agreements, other nonoperating activities and adjustments for minority interests. These excluded amounts for both consolidated and equity companies totaled $3,546 million in 2005, $1,340 million in 2004 and $2,300 million in 2003.

Results of Operations	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
2005—Revenue
Sales to third parties	$4,842	$3,216	$8,383	$40	$2,357	$357	$512	$19,707
Transfers	6,277	3,400	7,040	12,293	3,143	279	182	32,614

	$11,119	$6,616	$15,423	$12,333	$5,500	$636	$694	$52,321
Production costs excluding taxes	1,367	1,265	2,174	840	567	123	105	6,441
Exploration expenses	158	36	64	310	122	164	101	955
Depreciation and depletion	1,181	983	2,133	1,319	666	137	58	6,477
Taxes other than income	738	53	690	1,158	839	2	3	3,483
Related income tax	3,138	1,482	6,572	5,143	1,313	111	159	17,918

Results of producing activities for consolidated subsidiaries	$4,537	$2,797	$3,790	$3,563	$1,993	$99	$268	$17,047

Proportional interest in results of producing activities of equity companies	$1,043	$—	$1,003	$—	$1,009	$701	$—	$3,756

2004—Revenue
Sales to third parties	$4,203	$2,460	$6,714	$29	$2,291	$74	$480	$16,251
Transfers	5,555	2,680	5,347	7,272	2,770	157	22	23,803

	$9,758	$5,140	$12,061	$7,301	$5,061	$231	$502	$40,054
Production costs excluding taxes	1,442	1,085	1,932	719	643	102	82	6,005
Exploration expenses	193	92	112	321	104	188	76	1,086
Depreciation and depletion	1,335	969	2,082	839	702	35	60	6,022
Taxes other than income	550	49	582	722	634	—	3	2,540
Related income tax	2,546	1,015	4,417	2,789	1,103	2	97	11,969

Results of producing activities for consolidated subsidiaries	$3,692	$1,930	$2,936	$1,911	$1,875	$(96)	$184	$12,432

Proportional interest in results of producing activities of equity companies	$810	$—	$993	$—	$635	$465	$—	$2,903

2003—Revenue
Sales to third parties	$4,257	$2,221	$5,267	$56	$2,368	$31	$347	$14,547
Transfers	4,619	2,090	4,397	4,443	2,211	144	17	17,921

	$8,876	$4,311	$9,664	$4,499	$4,579	$175	$364	$32,468
Production costs excluding taxes	1,435	1,054	1,688	564	594	79	79	5,493
Exploration expenses	257	92	144	217	152	92	54	1,008
Depreciation and depletion	1,456	782	1,833	459	770	33	62	5,395
Taxes other than income	540	39	658	528	448	—	3	2,216
Related income tax	2,017	738	2,902	1,496	1,090	11	39	8,293

Results of producing activities for consolidated subsidiaries	$3,171	$1,606	$2,439	$1,235	$1,525	$(40)	$127	$10,063

Proportional interest in results of producing activities of equity companies	$584	$—	$836	$—	$424	$295	$—	$2,139

A52

        Average sales prices have been calculated by using sales quantities from the Corporation's own production as the divisor. Average production costs have been computed by using net production quantities for the divisor. The volumes of crude oil and natural gas liquids (NGL) production used for this computation are shown in the reserves table on page A57 of this report. The volumes for natural gas used for this calculation are the production volumes of natural gas available for sale and thus are different than those shown in the reserves table on page A58 of this report due to volumes consumed or flared. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of six thousand cubic feet per barrel.

Average sales prices and production costs per unit of production—consolidated subsidiaries	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
During 2005
Average sales prices
Crude oil and NGL, per barrel	$46.11	$38.38	$50.32	$51.21	$52.89	$51.65	$40.67	$48.23
Natural gas, per thousand cubic feet	7.30	7.43	5.64	—	4.16	1.35	1.20	5.96
Average production costs, per barrel (1)	5.56	7.76	5.95	3.46	3.85	9.49	4.54	5.36
During 2004
Average sales prices
Crude oil and NGL, per barrel	$34.84	$30.26	$35.71	$35.04	$39.04	$34.99	$26.89	$34.76
Natural gas, per thousand cubic feet	5.53	5.23	4.20	—	3.41	—	1.13	4.48
Average production costs, per barrel (1)	5.05	6.47	4.95	3.44	3.72	16.62	3.23	4.78
During 2003
Average sales prices
Crude oil and NGL, per barrel	$25.74	$23.84	$27.15	$28.29	$29.01	$27.81	$20.47	$26.66
Natural gas, per thousand cubic feet	5.06	4.61	3.76	—	2.84	—	1.04	3.98
Average production costs, per barrel (1)	4.48	6.17	4.34	3.49	2.91	12.80	3.41	4.31

(1)
Production costs exclude depreciation and depletion and all taxes. Natural gas included by conversion to crude oil-equivalent.

A53

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Exploration and Production Costs
        The amounts shown for net capitalized costs of consolidated subsidiaries are $5,541 million less at year-end 2005 and $4,769 million less at year-end 2004 than the amounts reported as investments in property, plant and equipment for the Upstream in note 8, page A36.

        This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to the tar sands and LNG operations, all as required in Statement of Financial Accounting Standards No. 19.

Capitalized Costs	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
As of December 31, 2005
Property (acreage) costs—Proved	$3,407	$3,336	$210	$184	$954	$460	$209	$8,760
—Unproved	587	266	29	544	858	99	227	2,610

Total property costs	$3,994	$3,602	$239	$728	$1,812	$559	$436	$11,370
Producing assets	34,306	11,261	39,355	11,818	15,024	857	1,006	113,627
Support facilities	620	199	478	410	1,158	217	51	3,133
Incomplete construction	1,862	789	1,073	4,903	751	3,109	154	12,641

Total capitalized costs	$40,782	$15,851	$41,145	$17,859	$18,745	$4,742	$1,647	$140,771
Accumulated depreciation and depletion	26,071	9,573	28,899	5,115	13,070	330	437	83,495

Net capitalized costs for consolidated subsidiaries	$14,711	$6,278	$12,246	$12,744	$5,675	$4,412	$1,210	$57,276

Proportional interest of net capitalized costs of equity companies	$1,386	$—	$1,310	$—	$1,043	$2,746	$—	$6,485

As of December 31, 2004
Property (acreage) costs—Proved	$3,739	$3,414	$235	$253	$998	$314	$209	$9,162
—Unproved	623	244	35	552	855	118	216	2,643

Total property costs	$4,362	$3,658	$270	$805	$1,853	$432	$425	$11,805
Producing assets	34,875	11,318	43,899	8,537	15,025	231	1,001	114,886
Support facilities	617	119	530	383	1,081	93	44	2,867
Incomplete construction	1,637	419	1,136	4,782	897	2,346	173	11,390

Total capitalized costs	$41,491	$15,514	$45,835	$14,507	$18,856	$3,102	$1,643	$140,948
Accumulated depreciation and depletion	26,508	8,905	30,943	3,801	12,948	193	406	83,704

Net capitalized costs for consolidated subsidiaries	$14,983	$6,609	$14,892	$10,706	$5,908	$2,909	$1,237	$57,244

Proportional interest of net capitalized costs of equity companies	$1,234	$—	$1,277	$—	$767	$2,427	$—	$5,705

A54

Oil and Gas Exploration and Production Costs (continued)
        The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Costs incurred also include new asset retirement obligations established in the current year, as well as increases or decreases to the asset retirement obligation resulting from changes in cost estimates or abandonment date. Total consolidated costs incurred in 2005 were $10,784 million, up $1,767 million from 2004, due primarily to higher development and property acquisition costs. 2004 costs were $9,017 million, down $819 million from 2003, due primarily to lower development costs.

Costs incurred in property acquisitions, exploration and development activities	United States	Canada	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
During 2005
Property acquisition costs—Proved	$—	$—	$—	$—	$—	$174	$—	$174
—Unproved	11	6	—	53	41	156	12	279
Exploration costs	286	62	133	507	171	159	59	1,377
Development costs	1,426	624	1,302	3,189	541	1,774	98	8,954

Total costs incurred for consolidated subsidiaries	$1,723	$692	$1,435	$3,749	$753	$2,263	$169	$10,784

Proportional interest of costs incurred of equity companies	$269	$—	$210	$—	$319	$384	$—	$1,182

During 2004
Property acquisition costs—Proved	$—	$—	$—	$68	$—	$25	$—	$93
—Unproved	14	1	—	24	2	—	—	41
Exploration costs	232	68	123	382	110	189	86	1,190
Development costs	1,427	694	1,232	2,788	494	985	73	7,693

Total costs incurred for consolidated subsidiaries	$1,673	$763	$1,355	$3,262	$606	$1,199	$159	$9,017

Proportional interest of costs incurred of equity companies	$155	$—	$169	$—	$205	$451	$—	$980

During 2003
Property acquisition costs—Proved	$—	$—	$—	$—	$—	$—	$—	$—
—Unproved	17	7	4	17	—	—	—	45
Exploration costs	252	102	153	264	144	170	67	1,152
Development costs	1,636	644	1,755	3,117	731	729	27	8,639

Total costs incurred for consolidated subsidiaries	$1,905	$753	$1,912	$3,398	$875	$899	$94	$9,836

Proportional interest of costs incurred of equity companies	$145	$—	$231	$—	$146	$289	$—	$811

A55

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Reserves
        The following information describes changes during the years and balances of proved oil and gas reserves at year-end 2003, 2004 and 2005.

        The definitions used are in accordance with the Securities and Exchange Commission's Rule 4-10 (a) of Regulation S-X, paragraphs (2) through (2)iii, (3) and (4).

        Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves.

        Based on regulatory guidance, the Corporation began reporting proved reserves in 2004 on the basis of December 31 prices and costs ("year-end prices").

        The use of year-end prices for reserves estimation introduces short-term price volatility into the process since annual adjustments are required based on prices occurring on a single day. The Corporation believes that this approach is inconsistent with the long-term nature of the upstream business where production from individual projects often spans multiple decades. The use of prices from a single date is not relevant to the investment decisions made by the Corporation and annual variations in reserves based on such year-end prices are not of consequence to how the business is actually managed.

        Revisions can include upward or downward changes in previously estimated volumes of proved reserves for existing fields due to the evaluation or re-evaluation of (1) already available geologic, reservoir or production data or (2) new geologic, reservoir or production data, or (3) changes to underlying price assumptions used in the determination of reserves. This category can also include changes associated with the performance of improved recovery projects and significant changes in either development strategy or production equipment/facility capacity.

        Proved reserves include 100 percent of each majority-owned affiliate's participation in proved reserves and ExxonMobil's ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

        In the reserves tables on pages A57 to A59, consolidated reserves and equity reserves are reported separately. However, the Corporation does not view equity reserves any differently than those from consolidated companies.

        Reserves reported under production sharing and other nonconcessionary agreements are based on the economic interest as defined by the specific fiscal terms in the agreement. The percentage of conventional liquids and natural gas proved reserves (consolidated subsidiaries plus equity companies) at year-end 2005 that were associated with production sharing contract arrangements was 17 percent of liquids, 10 percent of natural gas and 13 percent on an oil-equivalent basis (gas converted to oil-equivalent at 6 billion cubic feet = 1 million barrels).

        Net proved developed reserves are those volumes that are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes that are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells and/or to install facilities to collect and deliver the production from existing and future wells.

        Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil's oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported on page A62 due to volumes consumed or flared and inventory changes.

A56

Crude Oil and Natural Gas Liquids	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of barrels)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2003	2,909	1,285	1,333	2,626	592	353	527	9,625
Revisions	31	14	50	176	68	—	2	341
Purchases	1	—	—	—	—	—	—	1
Sales	(14)	—	(2)	—	—	—	—	(16)
Improved recovery	16	3	1	66	—	—	—	86
Extensions and discoveries	27	6	10	36	49	503	—	631
Production	(178)	(114)	(208)	(162)	(94)	(6)	(17)	(779)

December 31, 2003	2,792	1,194	1,184	2,742	615	850	512	9,889
Revisions	(46)	4	35	(39)	7	97	(14)	44
Purchases	—	—	—	10	—	—	—	10
Sales	(113)	(3)	—	—	(16)	—	—	(132)
Improved recovery	5	—	—	—	—	—	—	5
Extensions and discoveries	15	4	3	150	2	—	—	174
Production	(161)	(108)	(210)	(209)	(81)	(6)	(20)	(795)

Total before 2004 year-end price/cost revisions	2,492	1,091	1,012	2,654	527	941	478	9,195
Year-end price/cost revisions	101	(464)	2	(210)	(12)	(217)	—	(800)

December 31, 2004	2,593	627	1,014	2,444	515	724	478	8,395
Remove 2004 year-end price/cost revisions	(101)	464	(2)	210	12	217	—	800

Total before 2004 year-end price/cost revisions	2,492	1,091	1,012	2,654	527	941	478	9,195
Revisions	(235)	2	11	(53)	106	(96)	(2)	(267)
Purchases	—	—	—	—	—	113	—	113
Sales	(96)	(42)	(1)	—	(11)	(70)	(7)	(227)
Improved recovery	2	—	3	—	—	—	—	5
Extensions and discoveries	6	19	47	170	—	—	—	242
Production	(136)	(107)	(197)	(244)	(67)	(13)	(18)	(782)

Total before 2005 year-end price/cost revisions	2,033	963	875	2,527	555	875	451	8,279
Year-end price/cost revisions	80	(131)	8	(215)	(40)	(168)	—	(466)

December 31, 2005	2,113	832	883	2,312	515	707	451	7,813

Proportional interest in proved reserves of equity companies
End of year 2003	426	—	20	—	767	973	—	2,186
End of year 2004 (2)	402	—	17	—	1,169	911	—	2,499
End of year 2005 (2)	413	—	11	—	1,381	873	—	2,678

Proved developed reserves, included above, as of December 31, 2003
Consolidated subsidiaries	2,348	750	805	1,107	489	33	132	5,664
Equity companies	363	—	16	—	616	513	—	1,508
Proved developed reserves, included above, as of December 31, 2004
Consolidated subsidiaries	2,204	561	763	1,117	403	34	129	5,211
Equity companies	347	—	15	—	642	600	—	1,604
Proved developed reserves, included above, as of December 31, 2005
Consolidated subsidiaries	1,680	607	656	1,218	464	55	227	4,907
Equity companies	326	—	9	—	725	574	—	1,634

(1)
Includes total proved reserves attributable to Imperial Oil Limited of 889 million barrels in 2003, 347 million barrels in 2004 and 634 million barrels in 2005, as well as proved developed reserves of 519 million barrels in 2003, 343 million barrels in 2004 and 449 million barrels in 2005, in which there is a 30.4 percent minority interest.

(2)
Year-end equity company total reserves of 2,499 million barrels in 2004 and 2,678 million barrels in 2005 included a negative revision of 62 million barrels in 2004 and no revisions in 2005 due to the use of year-end prices and costs.

A57

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Oil and Gas Reserves (continued)

Natural Gas	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(billions of cubic feet)
Net proved developed and undeveloped reserves of consolidated subsidiaries
January 1, 2003	12,062	2,882	10,508	436	7,775	231	687	34,581
Revisions	124	(199)	411	157	19	—	(2)	510
Purchases	10	—	—	—	—	—	—	10
Sales	(90)	—	(3)	—	—	—	—	(93)
Improved recovery	9	1	—	—	—	—	—	10
Extensions and discoveries	156	45	333	1	872	238	—	1,645
Production	(999)	(388)	(1,103)	(11)	(727)	—	(40)	(3,268)

December 31, 2003	11,272	2,341	10,146	583	7,939	469	645	33,395
Revisions	31	19	(65)	165	(450)	47	164	(89)
Purchases	—	—	—	9	—	—	—	9
Sales	(142)	(18)	(16)	—	(301)	—	—	(477)
Improved recovery	2	—	31	—	—	—	—	33
Extensions and discoveries	121	36	39	39	44	—	—	279
Production	(846)	(399)	(1,092)	(25)	(633)	—	(40)	(3,035)

Total before 2004 year-end price/cost revisions	10,438	1,979	9,043	771	6,599	516	769	30,115
Year-end price/cost revisions	1,891	(96)	142	—	(208)	(1)	—	1,728

December 31, 2004	12,329	1,883	9,185	771	6,391	515	769	31,843
Remove 2004 year-end price/cost revisions	(1,891)	96	(142)	—	208	1	—	(1,728)

Total before 2004 year-end price/cost revisions	10,438	1,979	9,043	771	6,599	516	769	30,115
Revisions	1,369	128	221	35	1,879	(8)	(112)	3,512
Purchases	—	—	—	—	—	53	—	53
Sales	(105)	(23)	(73)	—	—	(26)	(2)	(229)
Improved recovery	—	—	—	—	—	—	—	—
Extensions and discoveries	288	27	116	57	33	315	—	836
Production	(764)	(376)	(1,072)	(22)	(546)	(3)	(36)	(2,819)

Total before 2005 year-end price/cost revisions	11,226	1,735	8,235	841	7,965	847	619	31,468
Year-end price/cost revisions	2,466	(30)	163	—	(686)	(26)	—	1,887

December 31, 2005	13,692	1,705	8,398	841	7,279	821	619	33,355

Proportional interest in proved reserves of equity companies
End of year 2003	152	—	13,703	—	6,055	1,464	—	21,374
End of year 2004 (2)	140	—	13,557	—	13,455	1,367	—	28,519
End of year 2005 (2)	136	—	13,024	—	19,119	1,273	—	33,552

(1)
Includes total proved reserves attributable to Imperial Oil Limited of 1,023 billion cubic feet in 2003, 791 billion cubic feet in 2004 and 747 billion cubic feet in 2005, in which there is a 30.4 percent minority interest.

(2)
Year-end equity company total reserves of 28,519 billion cubic feet in 2004 and 33,552 billion cubic feet in 2005 included a positive revision of 694 billion cubic feet in 2004 and a positive revision of 1,053 billion cubic feet in 2005 due to the use of year-end prices and costs.

A58

Natural Gas (continued)	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(billions of cubic feet)
Proved developed reserves, included above, as of December 31, 2003
Consolidated subsidiaries	9,513	1,962	7,196	155	5,785	3	328	24,942
Equity companies	124	—	7,770	—	2,689	709	—	11,292
Proved developed reserves, included above, as of December 31, 2004
Consolidated subsidiaries	9,134	1,647	7,076	279	4,440	4	279	22,859
Equity companies	120	—	9,805	—	4,578	837	—	15,340
Proved developed reserves, included above, as of December 31, 2005
Consolidated subsidiaries	10,386	1,527	6,332	376	6,067	227	313	25,228
Equity companies	113	—	10,226	—	7,276	835	—	18,450

(1)
Includes proved developed reserves attributable to Imperial Oil Limited of 859 billion cubic feet in 2003, 704 billion cubic feet in 2004 and 643 billion cubic feet in 2005, in which there is a 30.4 percent minority interest.

INFORMATION ON CANADIAN TAR SANDS PROVEN RESERVES NOT INCLUDED ABOVE
        In addition to conventional liquids and natural gas proved reserves, ExxonMobil has significant interests in proven tar sands reserves in Canada associated with the Syncrude project. For internal management purposes, ExxonMobil views these reserves and their development as an integral part of total upstream operations. However, for financial reporting purposes, these reserves are required to be reported separately from the oil and gas reserves.

        The tar sands reserves are not considered in the standardized measure of discounted future cash flows for conventional oil and gas reserves, which is found on page A60.

Tar Sands Reserves	Canada
(millions of barrels)
At December 31, 2003	781
At December 31, 2004	757
At December 31, 2005	738

A59

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (unaudited)

Standardized Measure of Discounted Future Cash Flows
        As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. The standardized measure includes costs for future dismantlement, abandonment and rehabilitation obligations. The Corporation believes the standardized measure does not provide a reliable estimate of the Corporation's expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including year-end prices, which represent a single point in time and therefore may cause significant variability in cash flows from year to year as prices change.

Standardized Measure of Discounted Future Cash Flows	United States	Canada (1)	Europe	Africa	Asia Pacific/ Middle East	Russia/ Caspian	Other	Total
	(millions of dollars)
Consolidated subsidiaries
As of December 31, 2003
Future cash inflows from sales of oil and gas	$127,459	$35,637	$71,937	$76,969	$34,597	$21,582	$10,346	$378,527
Future production costs	26,777	11,451	16,090	15,017	9,479	3,450	2,400	84,664
Future development costs	4,537	3,659	6,966	7,576	2,812	4,161	630	30,341
Future income tax expenses	38,690	7,835	25,080	29,808	9,241	3,428	2,282	116,364

Future net cash flows	$57,455	$12,692	$23,801	$24,568	$13,065	$10,543	$5,034	$147,158
Effect of discounting net cash flows at 10%	31,107	4,688	7,970	10,868	4,927	7,446	3,215	70,221

Discounted future net cash flows	$26,348	$8,004	$15,831	$13,700	$8,138	$3,097	$1,819	$76,937

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$4,007	$—	$9,826	$—	$4,627	$3,849	$—	$22,309

Consolidated subsidiaries
As of December 31, 2004
Future cash inflows from sales of oil and gas	$141,261	$25,008	$79,698	$87,687	$31,795	$25,203	$11,708	$402,360
Future production costs	30,096	5,686	17,847	17,929	9,499	3,465	2,035	86,557
Future development costs	6,181	2,743	7,670	7,822	2,798	4,273	593	32,080
Future income tax expenses	42,928	5,662	28,883	33,945	7,466	4,203	2,944	126,031

Future net cash flows	$62,056	$10,917	$25,298	$27,991	$12,032	$13,262	$6,136	$157,692
Effect of discounting net cash flows at 10%	36,078	3,598	8,485	11,287	4,459	8,797	3,904	76,608

Discounted future net cash flows	$25,978	$7,319	$16,813	$16,704	$7,573	$4,465	$2,232	$81,084

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$4,079	$—	$9,612	$—	$11,137	$4,784	$—	$29,612

Consolidated subsidiaries
As of December 31, 2005
Future cash inflows from sales of oil and gas	$200,119	$37,309	$107,127	$127,584	$44,411	$35,757	$17,644	$569,951
Future production costs	34,100	12,343	19,958	21,856	12,515	5,324	2,117	108,213
Future development costs	8,935	2,782	8,552	12,464	2,651	4,000	780	40,164
Future income tax expenses	67,581	7,606	47,999	51,610	13,151	6,608	4,737	199,292

Future net cash flows	$89,503	$14,578	$30,618	$41,654	$16,094	$19,825	$10,010	$222,282
Effect of discounting net cash flows at 10%	53,919	4,136	9,988	15,337	6,800	12,379	6,505	109,064

Discounted future net cash flows	$35,584	$10,442	$20,630	$26,317	$9,294	$7,446	$3,505	$113,218

Proportional interest in standardized measure of discounted future net cash flows related to proved reserves of equity companies	$7,000	$—	$11,043	$—	$25,311	$7,735	$—	$51,089

(1)
Includes discounted future net cash flows attributable to Imperial Oil Limited of $3,667 million in 2003, $2,773 million in 2004 and $3,723 million in 2005, in which there is a 30.4 percent minority interest.

A60

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated Subsidiaries	2005	2004	2003
	(millions of dollars)
Value of reserves added during the year due to extensions, discoveries, improved recovery and net purchases less related costs	$4,619	$588	$4,431
Changes in value of previous-year reserves due to:
Sales and transfers of oil and gas produced during the year, net of production (lifting) costs	(42,606)	(31,726)	(25,012)
Development costs incurred during the year	8,617	7,660	8,350
Net change in prices, lifting and development costs	85,049	21,267	4,014
Revisions of previous reserves estimates	9,050	(766)	2,234
Accretion of discount	9,021	10,645	10,513
Net change in income taxes	(41,616)	(3,521)	(2,975)

Total change in the standardized measure during the year	$32,134	$4,147	$1,555

A61

OPERATING SUMMARY (unaudited)

	2005	2004	2003	2002	2001
	(thousands of barrels daily)
Production of crude oil and natural gas liquids
Net production
United States	477	557	610	681	712
Canada	346	355	363	349	331
Europe	546	583	579	592	653
Africa	666	572	442	349	342
Asia Pacific/Middle East	332	360	386	387	382
Russia/Caspian	107	91	88	91	86
Other Non-U.S.	49	53	48	47	36

Worldwide	2,523	2,571	2,516	2,496	2,542

	(millions of cubic feet daily)
Natural gas production available for sale
Net production
United States	1,739	1,947	2,246	2,375	2,598
Canada	918	972	943	1,024	1,006
Europe	4,315	4,614	4,498	4,463	4,595
Asia Pacific/Middle East	2,114	2,161	2,258	2,427	1,901
Russia/Caspian	77	73	73	77	65
Other Non-U.S.	88	97	101	86	114

Worldwide	9,251	9,864	10,119	10,452	10,279

	(thousands of oil-equivalent barrels daily)
Oil-equivalent production (1)	4,065	4,215	4,203	4,238	4,255

	(thousands of barrels daily)
Refinery throughput
United States	1,794	1,850	1,806	1,834	1,811
Canada	466	468	450	447	449
Europe	1,672	1,663	1,566	1,539	1,563
Asia Pacific	1,490	1,423	1,390	1,379	1,436
Other Non-U.S.	301	309	298	244	283

Worldwide	5,723	5,713	5,510	5,443	5,542

Petroleum product sales
United States	2,915	2,872	2,729	2,731	2,751
Canada	620	615	602	593	585
Europe	2,115	2,139	2,061	2,042	2,079
Asia Pacific and other Eastern Hemisphere	2,128	2,080	2,075	1,889	2,024
Latin America	479	504	490	502	532

Worldwide	8,257	8,210	7,957	7,757	7,971

Gasoline, naphthas	3,274	3,301	3,238	3,176	3,165
Heating oils, kerosene, diesel oils	2,560	2,517	2,432	2,292	2,389
Aviation fuels	700	698	662	691	721
Heavy fuels	711	659	638	604	668
Specialty petroleum products	1,012	1,035	987	994	1,028

Worldwide	8,257	8,210	7,957	7,757	7,971

	(thousands of metric tons)
Chemical prime product sales
United States	10,369	11,521	10,740	11,386	11,078
Non-U.S.	16,408	16,267	15,827	15,220	14,702

Worldwide	26,777	27,788	26,567	26,606	25,780

Operating statistics include 100 percent of operations of majority-owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil's ownership percentage, and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.

(1)
Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

A62

APPENDIX B
AUDIT COMMITTEE CHARTER

I.     Purposes of the Committee

The primary purpose of the Audit Committee (the "Committee") is oversight. The Committee shall assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee:

•
Management's conduct of the Corporation's financial reporting process;

•
The integrity of the financial statements and other financial information provided by the Corporation to the Securities and Exchange Commission (the "SEC") and the public;

•
The Corporation's system of internal accounting and financial controls;

•
The Corporation's compliance with legal and regulatory requirements;

•
The performance of the Corporation's internal audit function;

•
The independent auditors' qualifications, performance, and independence; and,

•
The annual independent audit of the Corporation's financial statements.

The Committee shall have direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee shall also prepare the report that the SEC rules require be included in the Corporation's annual proxy statement.

The Corporation's management is responsible for preparing the Corporation's financial statements. The independent auditors are responsible for auditing those financial statements. Management, including the internal audit function, and the independent auditors, have more time, knowledge, and detailed information about the Corporation than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements, or any professional certification as to the independent auditors' work, including with respect to auditor independence. Each member of the Committee shall be entitled to rely on the integrity of people and organizations from whom the Committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding non-audit services provided by the independent auditors.

II.    Committee Membership

The Committee shall have at least three members. Committee members shall be appointed by the Board from among its members and may be removed by the Board at any time. Each member of the Committee must satisfy such criteria of independence as the Board may establish, and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.

Accordingly, each member of the Committee shall be financially literate within a reasonable period of time after appointment to the Committee; must be "independent" within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934; and, may not serve on more than two other public company audit committees unless the Board determines that such simultaneous service would not impair the ability of the member to serve effectively on the Committee. In addition, at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

B1

III.  Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Secretary of the Corporation shall be the Secretary of the Audit Committee, unless the Committee designates otherwise.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish subcommittees to carry out such duties as the Committee may assign.

IV.   Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

1.
Appoint the independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the coming year; approve the engagement fees and terms; and recommend ratification of that appointment by the shareholders.

2.
Pre-approve all audit and non-audit services to be provided by the independent auditors to the Corporation in accordance with the Committee's policies and procedures, and regularly review: (a) the adequacy of the Committee's policies and procedures for pre-approving the use of the independent auditors for audit and non-audit services with a view to auditor independence; (b) the audit and non-audit services pre-approved in accordance with the Committee's policies and procedures; and, (c) fees paid to the independent auditors for pre-approved audit and non-audit services.

3.
Regularly review with the independent auditors: (a) the arrangements for and the scope of the independent auditors' audit of the Corporation's consolidated financial statements; (b) the results of the audit by the Corporation's independent auditors of the Corporation's consolidated financial statements; (c) any audit problems or difficulties encountered by the independent auditors and management's response; (d) any significant deficiency in the design or the operation of the Corporation's internal accounting controls identified by the independent auditors and any resulting recommendations; (e) all critical accounting policies and practices used by the Corporation; (f) all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditors; and, (g) other material written communications between the independent auditors and management. The Committee shall have ultimate authority to resolve any disagreement between management and the independent auditors regarding financial reporting.

4.
Review major changes to the Corporation's auditing and accounting principles and practices based on advice of the independent auditors, the Controller, the General Auditor, or management.

5.
At least annually, obtain and review a report by the independent auditors describing: (a) the firm's internal quality-control procedures; (b) any material issues raised by the most recent internal

B2

  quality-control review, or peer review, of the firm; or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and, (c) all relationships between the independent auditors and the Corporation consistent with Independence Standards Board Standard Number 1. The Committee shall discuss such report with the independent auditors, which may include issues that impact the independent auditors' qualifications, performance, or independence.

6.
Evaluate, along with the other members of the Board, management, the Controller, and the General Auditor, the qualifications, performance, and independence of the independent auditors, including the performance of the lead audit partner.

7.
Monitor regular rotation of audit partners by the independent auditors as required by law.

8.
The Committee, along with the other members of the Board, shall discuss with management and the independent auditors, the audited financial statements to be included in the Corporation's Annual Report on Form 10-K, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Committee shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors' judgments about the quality of the Corporation's accounting practices.

9.
Discuss with the independent auditors and management the Corporation's interim financial results to be included in each quarterly report on Form 10-Q, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Each such review shall include any matters required to be discussed by SAS No. 61, and shall occur prior to the Corporation's filing of the related Form 10-Q with the SEC.

10.
Maintain and periodically review the Corporation's procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of the Corporation, of concerns regarding questionable accounting or auditing matters.

11.
Confer with the Controller, the General Auditor, the General Counsel, management, and the independent auditors as requested by any of them or by the Committee, at least annually, and review their reports with respect to the functioning, quality, and adequacy of programs for compliance with the Corporation's policies and procedures regarding business ethics, financial controls, internal auditing, and compliance with legal and regulatory requirements, including information regarding violations or probable violations of such policies.

12.
Discuss from time to time the Corporation's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

13.
Discuss from time to time the Corporation's policies with respect to risk assessment and risk management.

14.
Maintain hiring policies for employees and former employees of the independent auditors.

15.
Review the expenses of officers of the Corporation who are also members of the Board and such other officers as it may deem appropriate.

16.
Review with the Controller and the General Auditor, at least annually, the activities, budget, staffing, and structure of the internal auditing function of the Corporation and its subsidiaries, including their evaluations of the performance of that function and any recommendations with

B3

  respect to improving the performance of, or strengthening of, that function. As appropriate, the Committee shall review the reports of any internal auditor on a financial safeguard problem that has not resulted in corrective action or has not otherwise been resolved to the auditors' satisfaction at any intermediate level of audit management.

17.
From time to time, meet separately with management, the internal auditors, and the independent auditors to discuss issues warranting attention by the Committee.

18.
Prepare any report or other disclosure by the Committee required to be included in any proxy statement for the election of the Corporation's directors under the rules of the SEC.

19.
Take other such actions and do other such things as may be referred to it from time to time by the Board.

V.     Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee's own performance and effectiveness, and will consider whether any changes to the Committee's charter are appropriate.

VI.  Committee Reports

The Chair of the Committee will report regularly to the full Board on the Committee's activities, findings, and recommendations, including the results of the Committee's self-evaluation and any recommended changes to the Committee's charter.

VII. Resources and Authority of the Committee

The Committee has exclusive authority with respect to the retention of the independent auditors described in Section IV of this charter. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Corporation. The Committee also has the authority to retain outside advisors, including legal counsel, auditors, or other experts, as it deems appropriate; to approve the fees and expenses of such advisors; and to incur such other ordinary administrative expenses as are necessary or appropriate in carrying out its duties.

B4

Directions
ExxonMobil 2006 Annual Meeting
Morton H. Meyerson Symphony Center
2301 Flora Street
Dallas, Texas

•
Free parking is available at the Arts District Garage. Traffic in the area may cause a delay; please allow extra time for parking.

•
From I-45/Hwy. 75 – Take I-35E exit (Woodall Rodgers Frwy.) to Pearl Street exit or St. Paul exit (follow frontage road east to Pearl Street), turn south and continue to Ross Avenue, turn left to Arts District Garage.

•
From I-35E – Take I-45/Hwy. 75 exit (Woodall Rodgers Frwy.) to Pearl Street exit, continue to
Ross Avenue, turn left to Arts District Garage.

•
From DFW Airport – Take South exit to Hwy. 183 East (merges with I-35E), follow directions from I-35E (above).

•
From Love Field – Exit airport on Mockingbird Lane west to I-35E South, follow directions from I-35E (above).

Printed on recycled paper	002CS-10278

2006 ANNUAL MEETING
ADMISSION TICKET
ANNUAL MEETING OF SHAREHOLDERS
TIME:	Wednesday, May 31, 2006 9:00 a.m., Central Time
PLACE:	Morton H. Meyerson Symphony Center Dallas, Texas (map on back)
AUDIOCAST:	Live on the Internet at exxonmobil.com. Instructions appear on the Internet site one week prior to the event.
ADMISSION:	Valid admission ticket and government-issued picture identification required.

Please refer to the reverse side for telephone and Internet voting instructions.

Annual Meeting Proxy Card

A    Proposals

The Directors recommend a vote FOR items 1 and 2.								The Directors recommend a vote AGAINST shareholder proposal items 3 through 15.
1. Election of directors (page 6)
										For	Against	Abstain			For	Against	Abstain
☐	Vote FOR All Nominees			☐	WITHHOLD Vote From All Nominees			3.	Cumulative voting (page 34)	☐	☐	☐	10.	Executive compensation criteria (page 45)	☐	☐	☐
☐	Vote For All Except To withhold a vote from a specific nominee, mark this box with an X and mark the appropriately numbered box(es) from the nominee list below.							4.	Majority vote (page 35)	☐	☐	☐	11.	Political contributions report (page 47)	☐	☐	☐
								5.	Industry experience (page 37)	☐	☐	☐	12.	Corporate sponsorships report (page 49)	☐	☐	☐
01-	☐	02-	☐	03-	☐	04-	☐	6.	Director qualifications (page 38)	☐	☐	☐	13.	Amendment of EEO policy (page 50)	☐	☐	☐
05-	☐	06-	☐	07-	☐	08-	☐	7.	Director compensation (page 40)	☐	☐	☐	14.	Biodiversity impact report (page 52)	☐	☐	☐
09-	☐	10-	☐	11-	☐	12-	☐	8.	Board Chairman and CEO (page 41)	☐	☐	☐	15.	Community environmental impact (page 53)	☐	☐	☐
01-M.J. Boskin 04-W.R. Howell 07-H.A. McKinnell, Jr. 10-W.V. Shipley		02-W.W. George 05-R.C. King 08-M.C. Nelson 11-J.S. Simon			03-J.R. Houghton 06-P.E. Lippincott 09-S.J. Palmisano 12-R.W. Tillerson			9.	Executive compensation report (page 43)	☐	☐	☐
													Mark box with an X to discontinue annual report mailing for this account.				☐
						For	Against	Abstain
2. Ratification of independent auditors (page 32)						☐	☐	☐
													Mark box if comments are provided on the reverse side or on an attachment.				☐

B    Authorized Signatures-This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. If stock is held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Vote by Internet or Telephone • Available 24 hours a day 7 days a week

Vote by Internet		Vote by Telephone
•	Go to the following Internet site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE	•	Call toll free 1-800-652-VOTE (8683) within the U.S. and Canada, or 1-781-575-2300
•	Follow the instructions outlined on the secure		outside the U.S. and Canada.
	Internet site.	•	Follow the simple instructions provided by the recorded message.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Please vote immediately. Your vote is important.

c/o Computershare Investor Services P.O. Box 43105 Providence, RI 02940-3105

PROXY/VOTING INSTRUCTIONS
Solicited by the Board of Directors

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, J.R. Houghton, W.R. Howell, P.E. Lippincott, M.C. Nelson, and R.W. Tillerson, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2006 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

This proxy covers shares of ExxonMobil common stock registered in the name of the undersigned (whether certificated or book-entry) and shares held in the name of the undersigned in the Computershare Investment Plan. This card also provides voting instructions to the applicable trustees for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or a Computershare Investment Plan IRA.

If no other indication is made on the reverse side of this form, the proxies/trustees shall vote: (a) for the election of the director nominees; and, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.